Exhibit 10.4

Execution Version

BEACH ACQUISITION BIDCO, LLC, as the Issuer,

the GUARANTORS party hereto from time to time

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

10.000% / 10.750% Senior PIK Toggle Notes due 2033

INDENTURE

Dated as of July 14, 2025

EXHIBIT A	Form of Global Restricted Note
EXHIBIT B	Form of Supplemental Indenture to be Delivered by Certain Guarantors on the Completion Date
EXHIBIT C	Form of Supplemental Indenture to Add Guarantors
EXHIBIT D	Form of Special Mandatory Redemption Notice

INDENTURE dated as of July 14, 2025, between Beach Acquisition Bidco, LLC. (the “Issuer” or the “Company”) and U.S. Bank Trust Company, National Association, a national banking association, as trustee (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) its 10.000% / 10.750% Senior PIK Toggle Notes due 2033 issued on the date hereof (the “Initial Notes”) and (ii) any additional PIK Notes (as defined below) and any additional Notes (“Additional Notes” and, together with the Initial Notes and any PIK Notes that may be issued pursuant to this Indenture, the “Notes”) that may be issued after the Issue Date;

WHEREAS, upon consummation of the Acquisition on the Completion Date, Beach Acquisition Merger Sub, Inc., a wholly owned subsidiary of the Issuer, will be merged with and into and survived by Skechers U.S.A., Inc., a Delaware corporation (“Skechers”);

WHEREAS, on the Completion Date, each of the Company’s Subsidiaries that guarantees the Credit Facilities under the Credit Agreement as of such date will execute a supplemental indenture substantially in the form attached as Exhibit B hereto and the obligations of the Company with respect to the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observation of each covenant and agreement under this Indenture on the part of the Company to be performed or observed will be unconditionally and irrevocably guaranteed by such Guarantors;

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture;

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer, and (ii) to make this Indenture a valid agreement of the Issuer have been done; and

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Definitions.

“Acquired Indebtedness” means with respect to any Person (x) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary or merges or amalgamates with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary and (y) Indebtedness secured by a Lien encumbering any asset acquired by such Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (x) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or on the date of the relevant merger, amalgamation, consolidation, acquisition or other combination.

“Acquisition” means the transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of May 4, 2025, by and among Skechers, Beach Acquisition Co Parent, LLC, a Delaware limited liability company, and Beach Acquisition Merger Sub, Inc., a Delaware corporation.

“Additional Assets” means:

(1) any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliated Holder” means, at any time, any Holder that is a direct or indirect holding company of the Company or an Investor (including portfolio companies of the Investors notwithstanding the exclusion in the definition of “Investors”) (other than the Company or any of its Subsidiaries and other than any Debt Fund Affiliate) or a Non-Debt Fund Affiliate of an Investor at such time.

“Agent” means any Paying Agent, registrar, common depositary or transfer agent.

“AHYDO Catch-Up Payment” shall mean for any Indebtedness, any mandatory prepayment or redemption pursuant to the terms of such Indebtedness in the minimum amount necessary to avoid the application of Code Section 163(e)(5).

“Applicable Interest Rate” means, for each Interest Period, (i) a rate equal to 10.000% per annum (the “Cash Interest Rate”), payable in cash (“Cash Interest”), or (ii) a rate equal to 10.750% per annum (the “PIK Interest Rate”), payable in the form of PIK Interest.

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any Redemption Date, the excess (to the extent positive) of:

(a) the present value at such Redemption Date of (i) the redemption price of such Note at July 15, 2028 (such redemption price (expressed in percentage of principal amount) being set forth in the table under Section 5.6(d) hereof (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) assuming, for purposes of calculating the foregoing, that such interest is paid in cash on the relevant Interest Payment Date (excluding accrued but unpaid interest, if any), computed upon the Redemption Date using a discount rate equal to the Applicable Treasury Rate at such Redemption Date plus 50 basis points; over

(b) the outstanding principal amount of such Note;

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Applicable Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the redemption date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available or the relevant information is not available therefrom, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to July 15, 2028; provided, however, that if the period from the redemption date to July 15, 2028 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(a) the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Company) (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 3.2 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1) a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary (upon voluntary liquidation or otherwise), including pursuant to any Intercompany License Agreement;

(2) a disposition of cash, Cash Equivalents or Investment Grade Securities, including any marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date or Completion Date, as applicable, and/or other assets that were Cash Equivalents or Investment Grade Securities when the relevant original Investment was made;

(3) a disposition of inventory, goods or other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(4) a disposition of obsolete, worn-out, uneconomic, damaged or surplus property, equipment or other assets, property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and its Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and its Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Company or any Restricted Subsidiary determines in its reasonable judgment that such action or inaction is desirable);

(5) any transaction in connection with any Qualified IPO or transactions permitted under Section 4.1 hereof or a transaction that constitutes a Change of Control;

(6) issuances or dispositions of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, by any Parent Entity that is a Guarantor to Employees or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Company;

(7) issuances or dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than the greater of $185 million and 12.5% of LTM EBITDA;

(8) any Restricted Payment that is permitted to be made, and is made, under Section 3.3 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of clause (3) of Section 3.5(a), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9) issuances or dispositions in connection with Permitted Liens and Permitted Intercompany Activities;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past or industry practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) conveyances, sales, transfers, licenses, sub-licenses, cross-licenses, abandonment, cancellation or lapse of intellectual property rights, or any issuances or registrations, or applications for issuances or registrations, or other dispositions of intellectual property, software or other general intangibles and licenses, sub-licenses, cross-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past or industry practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;

(12) (i) the termination of a lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of any real or personal property, (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business and (iv) the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with past or industry practice;

(13) foreclosure, casualty, eminent domain, condemnation, expropriation, forced disposition or any similar action (including in lieu thereof or any similar action or proceeding) with respect to any property or other assets or the granting of Liens permitted or otherwise not prohibited by this Indenture;

(14) the sale, discount or other disposition (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of inventory, accounts receivable or notes receivable arising in the ordinary course of business or consistent with past or industry practice, or the conversion or exchange of accounts receivable for notes receivable;

(15) any issuance or disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary;

(16) any issuance or disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17) (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair market value for like assets;

(18) any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past or industry practice;

(19) any financing transaction with respect to property constructed, acquired, leased, renewed, relocated, expanded, replaced, repaired, maintained, upgraded or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Completion Date, including Sale and Leaseback Transactions and asset securitizations, permitted or otherwise not prohibited by this Indenture;

(20) sales, transfers or other dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to buy/sell arrangements between joint ventures or similar parties set forth in the joint venture arrangements and/or similar binding arrangements;

(21) any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(22) the termination or unwinding of any Banking Services or Hedging Obligations;

(23) transfers of property or assets subject to Casualty Events upon receipt of the net cash proceeds of such Casualty Event; provided that any Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Available Cash of an Asset Disposition, and such Net Available Cash shall be applied in accordance with Section 3.5 hereof;

(24) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to clause (12) of Section 3.3(b) hereof;

(25) the disposition of any assets (including Capital Stock) (i) acquired in a transaction after the Issue Date, which assets are not useful in the core or principal business of the Company and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Company to consummate any acquisition;

(26) any sale, transfer or other disposition to affect the formation of any Subsidiary that is a Delaware Divided LLC; provided that upon formation of such Delaware Divided LLC, such Delaware Divided LLC shall be a Restricted Subsidiary;

(27) any disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person;

(28) any swap of assets in exchange for services or other assets in the ordinary course of business or consistent with past or industry practice of comparable or greater value of usefulness to the business in the reasonably determination of the Company;

(29) dispositions of assets or property to comply with any order of any governmental authority or to the extent required by any governmental authority or otherwise pursuant to any requirements of law (including as a condition to, or in connection with, the consummation of the Transactions and the issuance of qualifying shares and shares of Capital Stock of Foreign Subsidiaries to foreign nationals);

(30) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Restricted Subsidiary;

(31) forgiveness of indebtedness resulting from equitization of outstanding intercompany Indebtedness;

(32) consummation of the Transactions;

(33) dispositions so long as the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 3.75 to 1.00; provided that the Net Available Cash of such dispositions shall be applied and/or reinvested as (and to the extent) required under Section 3.5(a)(3);

(34) dispositions of assets having an aggregate fair market value of not more than the greater of $735 million and 50.0% of LTM EBITDA in any fiscal year ending after the Completion Date, which amount, if not fully used in such fiscal year, shall be carried forward to succeeding fiscal years;

(35) dispositions, discounting or forgiveness of notes receivable or accounts receivable in the ordinary course of business (including to insurers which have provided insurance as to the collection thereof) or in connection with the collection or compromise thereof (including sales to factors);

(36) dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Asset Disposition or termination of which will not materially interfere with the business of the Company and its Restricted Subsidiaries (taken as a whole) or (ii) which relate to closed facilities or the discontinuation of any product line;

(37) dispositions of assets that do not constitute collateral for fair market value;

(38) dispositions of real estate assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Entity, the Company and/or any Restricted Subsidiary;

(39) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(40) dispositions in connection with reorganizations and/or restructurings and/or activities related to bona fide Tax planning; provided that, after giving effect to any such reorganization, restructuring or activity, in the good faith determination of the Company, no Guarantee, taken as a whole, is materially impaired;

(41) dispositions of assets in connection with the closing or sale of an office in the ordinary course of business of the Company and the Restricted Subsidiaries, which consist of leasehold interests in the premises of such office, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such office; provided, that any such sale shall be at a commercially reasonable price and on commercially reasonable terms in a bona fide arm’s-length transaction;

(42) any disposition of assets of the Company or any Restricted Subsidiary that was (i) acquired with the proceeds of Qualified Capital Stock of the Company or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of the Company or any Restricted Subsidiary and/or (ii) contributed to the Company and/or any Restricted Subsidiary in respect of Qualified Capital Stock of the Company or any Restricted Subsidiary, in each case, to the extent such proceeds or contributions are Not Otherwise Applied (as defined in and applied under the Credit Agreement as in effect on the Completion Date);

(43) Sale and Leaseback Transactions;

(44) dispositions consummated in connection with any Permitted Acquisition; and

(45) samples provided to customers or prospective customers or de minimis amounts of equipment provided to employees.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 3.3 hereof, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 3.3 hereof.

“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20.0% and 50.0% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary.

“Available Amount” has the meaning set forth in Section 3.3(a)(ii).

“Available RDP Capacity Amount” means at any time of determination, the amount of Restricted Debt Payments that may be made at such time pursuant to clause (26) of the definition of “Permitted Payments.”

“Available RP Capacity Amount” means the amount of Restricted Payments that may be made at the time of determination pursuant to any ratio-based basket or fixed dollar-based baskets under Section 3.3 hereof (which, for the avoidance of doubt, does not include the Available Amount); provided that the capacity available to make Restricted Payments pursuant to the provisions of Section 3.3 hereof described in the clauses above shall be reduced (with such reduction to be classified and/or reclassified among such clauses by the Company as described in Section 3.3(c) hereof) by an amount equal to (i) 50.0% of the aggregate principal amount of Indebtedness that has been incurred pursuant to and to the extent outstanding under clause (20) of Section 3.2(b) hereof and, (ii) to the extent additional Indebtedness is secured by a Lien pursuant to clause (44) of the definition of “Permitted Liens,” 50.0% of the aggregate outstanding principal amount Incurred of such Indebtedness and, (iii) to the extent an Investment is made pursuant to clause (35) of the definition of “Permitted Investments,” the aggregate amount invested pursuant to such clause at such time outstanding.

“Banking Services” means each and any of the following services: (1) commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, settlement arrangements, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities, employee credit card programs, cash pooling services, supply chain and/or supplier financing services cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services and other deposit accounts and (2) any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Bankruptcy Law” means Title 11 of the United States Code or similar federal or state law for the relief of debtors.

“Board of Directors” means (a) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (b) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (c) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (d) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be.

“Business Successor” means (a) any former Subsidiary of the Company and (b) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.

“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Software Expenditures” means, with respect to any Person for any period, the aggregate amount of all software development costs and expenditures (to the extent paid in cash) incurred by such Person during such period in respect of purchased software or internally developed software and software enhancements that have been capitalized in accordance with GAAP and recorded as such on the consolidated balance sheet of such Person.

“Captive Insurance Subsidiary” means a Subsidiary of the Company established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by the Company or any of its Subsidiaries or joint ventures or to insure related businesses and conducting any activities or business incidental thereto (it being understood and agreed that, without limitation, activities which are relevant or appropriate to qualify as an insurance or risk-bearing entity for tax or regulatory purposes shall be considered “activities or business incidental thereto”).

“Cash Equivalents” means, as at any date of determination, (a)(I) Dollars, Canadian Dollars, Sterling, Euros, Australian Dollars, Swiss Francs, any other alternate currency and the national currency of any participating member state of the European Union and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business, or (II) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the government of the United States of America, (ii) issued by any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto or (iii) securities issued or directly and fully guaranteed or insured by the United States, Canadian, United Kingdom or Japanese governments, a member state of the European Union or, in each case, any agency or instrumentality thereof, with maturities of 36 months or less from the date of acquisition, (b) readily marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least “A” from Fitch (or, if at any time neither S&P, Moody’s nor Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least “F2” from Fitch (or, if at any time neither S&P, Moody’s nor Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency), (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any lender or by any bank organized under, or authorized to operate as a bank under, the laws of the United States of America, any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies in each case organized under, or authorized to operate as bank under, the laws of any jurisdiction in which any subsidiary is organized or has operations and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000, (f) shares of any investment fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least “A” from Fitch (or, if at any time either S&P, Moody’s or Fitch are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency) and (g) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable Requirements of Law. “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (g) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, assets or real property (including any improvements thereon) to replace or repair such equipment, assets or real property.

“Change of Control” means:

(1) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders or a Parent Entity, that is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Issue Date) of more than 50.0% of the total voting power of the Voting Stock of the Company, unless the Permitted Holders have, at such time, the right or the ability by proxy, voting power, contract or otherwise to directly or indirectly elect, designate, nominate or appoint a majority of the board of directors of the Company; provided that (x) so long as the Company is a Subsidiary of any Parent Entity, no person shall be deemed to be or become a beneficial owner of more than 50.0% of the total voting power of the Voting Stock of the Company unless such person shall be or become a beneficial owner of more than 50.0% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such person is the beneficial owner; or

(2) the sale or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person (other than the Company or any of its Restricted Subsidiaries or one or more Permitted Holders) and any “person” (as defined in clause (1) above), other than one or more Permitted Holders or any Parent Entity, is or becomes the “beneficial owner” (as so defined) of more than 50.0% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be, unless the Permitted Holders have, at such time, the right or the ability by proxy, voting power, contract or otherwise to directly or indirectly elect, designate, nominate or appoint a majority of the board of directors of the Company; provided that (x) so long as the Company is a Subsidiary of any Parent Entity, no person shall be deemed to be or become a beneficial owner of more than 50.0% of the total voting power of the Voting Stock of the Company unless such person shall be or become a beneficial owner of more than 50.0% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50.0% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Charge” means any charge, expense, cost, accrual, reserve or loss of any kind.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to it in the recitals of this Indenture.

“Completion Date” has the meaning assigned to it in Section 12.2(a) hereof.

“Consolidated Adjusted EBITDAR” means (without duplication), with respect to any Person on a consolidated basis for any period the sum of: (a) the Consolidated EBITDA of such Person for such measurement period plus (b) the Consolidated Rent Expense of such Person for such measurement period.

“Consolidated EBITDA” means, with respect to any Person on a consolidated basis for any period, the sum of:

(1) Consolidated Net Income for such period; plus

(2) to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy (whether or not then received so long as such Person in good faith expects to receive such proceeds); plus

(3) without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:

(a) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period (including (1) net payments and losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities), together with items excluded from the definition of “Consolidated Interest Expense” (other than pursuant to clause (o) thereof) and any non-cash interest expense, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(b) losses or discounts on sales of receivables and related assets in connection with any Receivables Facility or Qualified Securitization Financing; plus

(c) Taxes paid and any provision or distribution for Taxes, including income, capital, federal, provincial, state, franchise, excise, sales, value added and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or as a result of any intercompany distribution or any payments pursuant to clause (9)(i) of Section 3.3(b) of such Person paid or accrued during such period); plus

(d) (A) all depreciation and amortization (including, without limitation, amortization of goodwill, software and other intangible assets), (B) all impairment Charges, including any bad debt expense, and (C) all asset write-offs and/or write-downs, including any amortization or write-off of (1) intangible assets and non-cash organization costs, (2) deferred financing and debt issuance fees, costs and expenses, (3) capitalized expenditures (including Capitalized Software Expenditure), customer acquisition costs and incentive payments and all internal software development costs that are expensed during such period but could have been capitalized in accordance with GAAP, (4) media development costs, conversion costs and contract acquisition costs, (5) the amortization of original issue discount resulting from the issuance or incurrence of Indebtedness at less than par, (6) the amortization of favorable or unfavorable lease assets or liabilities and/or (7) capitalized fees relating to any Receivables Facility; plus

(e) any earn-out and/or other contingent consideration obligation (including those accounted for as bonuses, compensation or otherwise) and any adjustment thereof incurred in connection with the Transactions and/or any acquisition and/or other Investment (whether or not consummated) which is paid or accrued during such period and, in each case, adjustments thereof; plus

(f) any non-cash Charge, including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes (provided that to the extent that any such non-cash Charge represents an accrual or reserve for any potential cash item in any future period, (A) such Person may elect not to add back such non-cash Charge in the current period and (B) to the extent such Person elects to add back such non-cash Charge in the current period, the cash payment in respect thereof in such future period shall not be added back to Consolidated EBITDA to such extent); plus

(g) any non-cash compensation Charge and/or any other non-cash Charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement); plus

(h) (A) Transaction Expenses, (B) any Charge incurred in connection with any transaction (in each case, whether or not consummated and whether or not permitted under this Indenture), including (1) any issuance and/or incurrence of Indebtedness (including any Charge that would constitute a Public Company Cost), Charges in connection with obtaining and maintaining credit ratings, any Receivables Facility (including commissions, discounts, yield, interest expense and similar fees and charges relating thereto) and/or any issuance and/or offering of Capital Stock (including, in each case, by any Parent Entity), any acquisition or other Investment, any Asset Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction, (2) in connection with any IPO (whether or not consummated), including any Charge that would constitute a Public Company Cost and/or (3) equipment leases and/or equipment financings, (C) the amount of any Charge that is actually reimbursed or reimbursable by any third party pursuant to any indemnification or reimbursement provision or similar agreement (including any purchase price adjustment) or insurance; provided that in respect of any Charge that is added back in reliance on this clause (C), the relevant Person in good faith expects to receive reimbursement for such Charge and/or (D) Public Company Costs; plus

(i) without duplication of any amount referred to in clause (b) above, the amount of (A) any Charge to the extent that a corresponding amount is received in cash by such Person from a Person other than such Person or any Restricted Subsidiary of such Person under any agreement providing for reimbursement of such Charge or (B) any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy or (ii) without duplication of any amount included in a prior period under clause (B)(i) above, to the extent such Charge is covered by insurance proceeds received in cash during such period (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of any Charge paid during such period such excess amounts received may be carried forward and applied against any Charge in any future period); plus

(j) (A) the amount of management, monitoring, consulting, transaction and advisory fees and related indemnities and/or expenses (including reimbursements) pursuant to any sponsor management agreement (including prior to the Issue Date) and any payment made to any Investor (and/or its Affiliates or management companies) for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and/or payments to outside directors of Holdings, any Parent Entity, the Company or any of its Restricted Subsidiaries actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided, that such payment is permitted under this Indenture and (B) to the extent the relevant payment is permitted hereunder, the amount of any payment to any holder of any option in respect of the Capital Stock of the Company, Holdings and/or any Parent Entity in lieu of a Restricted Payment, which payment is made to compensate such optionholder as if it was an equity holder at the time of the relevant Restricted Payment; plus

(k) any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating improvements and/or expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any integration, operational improvement, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility opening and/or pre-opening), any inventory optimization program and/or any curtailment, any business optimization Charge, any Charge relating to the destruction of equipment, any restructuring and/or integration Charge (including any Charge relating to any Tax restructuring), any Charge relating to the closure or consolidation of any facility (including but not limited to rent termination costs, moving costs and entry into a new market, any Charge legal costs), any systems implementation Charge, any severance Charge, any Charge relating to any strategic initiative, any signing Charge, any Charge relating to any retention or completion bonus, any expansion and/or relocation Charge, any Charge associated with any modification to any pension or post-retirement employee benefit plan, any software or intellectual property development Charge, any Charge associated with system design, update and/or establishment, any upgrade Charge, any platform optimization Charge, any new system implementation Charge, any startup and/or expansion Charge (including administrative, overhead, staffing and related costs and expenses), any Charge in connection with new and/or expanded operations, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge, or any corporate development Charge, any Charge incurred in connection with software, product and/or intellectual property development, any Charge relating to any distribution network and/or sales channel, any Charge in connection with any exit from, wind down or termination of any line of business, any Charge related to any customer dispute and/or any Charge in connection with the implementation, replacement, development or upgrade of any operational, reporting and/or information technology system and/or technology initiative; plus

(l) any Charge incurred or accrued in connection with any single or one-time event, including in connection with (A) the Transactions, any acquisition or other Investment consummated after the Issue Date, (B) the closing, consolidation, opening or reconfiguration of any facility during such period and/or (C) any restructuring Charge, (D) one-time consulting costs or expenses; plus

(m) any Charge relating to entry into a new market or the sale of products in new locations (including, without limitation, start-up costs, slotting fees (including in connection with the buyout of existing merchandise), new fixture freight costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any and all of the foregoing); plus

(4) to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period in respect of any non-cash income or gain that was deducted in the calculation of Consolidated EBITDA (including any component definition) for any previous period and not added back; plus

(5) the full pro forma “run rate” expected cost savings, operating expense reductions, operating changes, operating improvements and synergies (including revenue and product synergies (net of the amount of actual amounts realized)) that are reasonably identifiable (in the good faith determination of such Person) related to (A) the Transactions, (B) any asset sale, merger or other business combination, Investment, Asset Disposition, operating improvement, expense reduction, other Specified Transactions, restructuring, cost savings initiative and/or any other initiative similar to any of the foregoing (including the entry into or renegotiation of any contract and/or other arrangement (including any such contract and/or other arrangement in respect of which binding commitments have been provided)) and other revenue enhancements (each, a “Business Optimization Initiative”), in each case, consummated or implemented prior to or on the Issue Date or Completion Date, as applicable, and (C) any Business Optimization Initiative consummated or implemented after the Issue Date; provided that, with respect to clauses (B) and (C), determined in good faith by the Company to result from actions (or substantial steps towards the relevant action) that have been taken or expected to be taken within 36 months following the applicable test period; plus

(6) any other add-back, positive adjustment and/or exclusion of the type reflected in (i) the Financial Model, (ii) the quality of earnings report with respect to Skechers U.S.A., Inc., a Delaware corporation (the “Target”), dated as of April 30, 2025 (the “Issue Date QofE”) (provided that for purposes of this sub-clause (ii) the reference to the Issue Date QofE shall not be deemed to include items reflected as “NQ” in the Issue Date QofE), and/or (iii) any other quality of earnings report prepared accounting or other advisory firm of recognized national standing or any other accounting firm or advisor (including, for the avoidance of doubt, in connection with any acquisition or similar investment after the Issue Date); plus

(7) to the extent not otherwise included in calculating Consolidated Net Income, the amount of any distribution received by such Person from any Unrestricted Subsidiary; plus

(8) the full “run rate” increase to Consolidated EBITDA (relative to the most recently ended test period) estimated in good faith by the Company to result from (I) (1) executed binding and effective new customer or third party contracts or otherwise valid purchase order or projects or initiatives effected, entered into, booked or committed to on or prior to the last day of the applicable test period, amendments to existing contracts effected, entered into or committed during the applicable test period calculated on a Pro Forma Basis as though such adjustment had been realized on the first day of the applicable test period less any actual benefits realized therefrom during such test period or (2) the run-rate increase to pricing on existing valid purchase orders within such test period that reflects any increase in pricing estimated by the Company in good faith based on then current pricing and then current costs, calculated as if such pricing increase and associated costs had occurred as of the first day of the applicable test period and (II) any store or location opened or re-opened on or prior to the date that is 24 months prior to the end of the applicable test period (it being understood, without limitation, that this clause (II) may be determined on the basis of the average pro forma run-rate Consolidated EBITDA contribution for the applicable test period of stores that have been opened for at least 24 months); provided that any estimate of the “run rate” increase by the Company shall be based on its good faith estimate of the “run rate” based on similarly situated stores;

(9) any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments; plus

(10) the amount of loss or discount on sale of (x) Receivables Assets and related assets in connection with a Receivables Facility and (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing; plus

(11) payments by the Company and the Restricted Subsidiaries paid or accrued during such period in respect of purchase price holdbacks, earn-outs and other contingent obligations and long term liabilities of the Company and the Restricted Subsidiaries (other than Indebtedness); plus

(12) to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, charges, losses or expenses to the extent paid for, reimbursed, indemnified or reimbursed through insurance or a third party, in each case, by a Person other than the Company and the Restricted Subsidiaries (or reasonably expected to be so paid, reimbursed, indemnified or reimbursed through insurance or a third party), but with respect to charges, losses or expenses reimbursable through insurance or a third party or indemnified charges, losses or expenses, only to the extent that such amount is in fact reimbursed within one (1) year after the end of such period (with a deduction for any amount so added back to the extent not so paid or reimbursed within one (1) year); plus

(13) any fees, costs and expenses incurred in connection with the implementation of ASC 606 (or any similar revenue recognition rules) or ASC 842 and any non-cash losses or charges resulting from the application of ASC 606 (or any similar revenue recognition rules) or ASC 842; plus

(14) any Charge or deduction associated with any Restricted Subsidiary and attributable to any non-controlling or minority interest expense consisting of income attributable to third parties in non-wholly owned subsidiaries deducted or excluded in determining Consolidated Net Income; minus

(15) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; provided that, to the extent non-cash gains are deducted pursuant to this clause (15) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein; minus

(16) the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash Charge that (A) is accounted for in a prior period, (B) was added to Consolidated Net Income to determine Consolidated EBITDA for such prior period and (C) does not otherwise reduce Consolidated Net Income for the current period.

For the avoidance of doubt: (i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretation, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP, (ii) to the extent any add-backs or deductions are reflected in the calculation of Consolidated Net Income, such add-backs and deductions shall not be duplicated in determining Consolidated EBITDA and (iii) Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with the terms of this Indenture.

Unless otherwise stated or context clearly dictates otherwise, references to Consolidated EBITDA and Consolidated Net Income shall refer to the Consolidated EBITDA or Consolidated Net Income, as applicable, of the Company and the Restricted Subsidiaries.

“Consolidated Interest Expense” means, with respect to any Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1) consolidated cash interest expense (including attributable to Finance Lease Obligations) of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (x) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances, (y) capitalized interest to the extent paid in cash, and (z) net payments (over payments received), if any, made pursuant to interest rate Hedging Obligations with respect to Indebtedness); plus

(2) any cash payments made during such period in respect of the accretion or accrual of discounted liabilities referred to in clause (i) of the proviso below relating to Funded Debt (as defined in the Credit Agreement as in effect on the Completion Date) that were amortized or accrued in a previous period; less

(3) cash interest income for such period (other than interest income on customer deposits and other restricted cash);

provided that the following shall in all cases, without duplication, be excluded from Consolidated Interest Expense:

(a) any one-time cash costs associated with breakage in respect of Hedge Agreements to the extent such costs would be otherwise included in Consolidated Interest Expense;

(b) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP;

(c) any “additional interest” owing pursuant to a registration rights agreement;

(d) non-cash interest expense attributable to a parent entity resulting from push-down accounting, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(e) any non-cash expensing of bridge, commitment, and other financing fees that have been previously paid in cash, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(f) deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization and write-off thereof, and any amounts of non-cash interest;

(g) agency or trustee fees paid to any administrative agent, collateral agent, trustee or Person acting in any similar capacity under any credit facilities or other debt instruments or documents;

(h) costs associated with obtaining Hedge Agreements;

(i) the accretion or accrual of discounted liabilities;

(j) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification 815;

(k) any non-cash expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition;

(l) commissions, discounts, yield, and other fees and charges (including any interest expense) related to any Receivables Facility or any Qualified Securitization Financing;

(m) any prepayment premium or penalty;

(n) any interest expense or other fees or charges incurred with respect to any escrowed obligations (for the avoidance of doubt, so long as such escrowed obligations are held in escrow); and

(o) any lease, rental or other expense in connection with a Non-Finance Lease Obligation.

For purposes of this definition, interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest deemed applicable to such Finance Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, in respect of any period and as determined for any Person on a consolidated basis, an amount equal to the sum of net income, determined in accordance with GAAP, but excluding the effects of:

(1) solely for the purpose of determining Excess Cash Flow (as defined in the Credit Agreement as in effect on the Completion Date), the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary, or its equityholders, unless such restriction with respect to the payment of dividends or similar distributions (i) has been legally waived or otherwise released or (ii) is imposed pursuant to this Indenture, the Note Documents or any other permitted Indebtedness secured by a Lien on the collateral that ranks on a pari passu or senior basis to the Lien on the collateral securing the First Lien Indebtedness (without regard to control of remedies); provided that Consolidated Net Income of the referent Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to such Person or a Restricted Subsidiary in respect of such period, to the extent not already included therein;

(2) any gain or Charge attributable to any asset dispositions (including asset retirement costs and including any abandonment of assets) or of returned surplus assets outside the ordinary course of business;

(3) (i) any Charge from any extraordinary, exceptional, one-time, infrequent, non-operating, unusual or nonrecurring gains, losses or expenses (including all fees and expenses relating thereto) or special items and/or (ii) any Charge attributable to and/or payment of any legal settlement, fine, judgment or order (and customary related and similar items);

(4) any net gain or Charge with respect to, or in connection with, (i) any disposed, abandoned, divested and/or discontinued asset, property or operation and/or discontinued operation (other than, at the option of such Person, any gain or Charge relating to any asset, property or operation held for sale or pending the divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation outside the ordinary course of business (including any asset retirement cost) (other than, at the option of such Person, any gain or Charge relating to assets or properties held for sale or pending the divestiture or termination thereof in accordance with Section 1.6 hereof) and/or (iii) any facility that has been closed during such period;

(5) (i) any write-off or amortization made of any deferred financing cost and/or premium paid and (ii) any Charge attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreement);

(6) (i) any Charge incurred as a result of, pursuant to or in connection with any management equity plan, bonus or other incentive plan, profits interest plan or stock option plan or any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment plan (including any post-employment benefit scheme which has been agreed to with the relevant pension trustee), any stock subscription or shareholder agreement, any employee benefit trust, any employment benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), (ii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management; provided, that, in the case of clause (ii), to the extent that any such Charge is a cash charge, such Charge shall only be excluded to the extent the same is funded with net cash proceeds contributed to relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock and (iii) any non-cash Charge incurred as a result of or in connection with any Post-Closing Equity Compensation;

(7) any Charge that is established, adjusted and/or incurred, as applicable, (i) that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP, (ii) within 12 months after the closing of any other acquisition or other Investment that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition or other Investment in accordance with GAAP and/or (iii) as a result of any change in, or the adoption or modification of, accounting principles and/or policies in accordance with GAAP;

(8) (i) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of purchase accounting, recapitalization accounting and/or acquisition method accounting, as applicable, in relation to the Transactions or any consummated acquisition or other Investment or the amortization or write-off of any amount thereof, and (ii) the cumulative effect of changes (effected through cumulative effect adjustment or retroactive application) in, and/or any change resulting from the adoption or modification of, accounting principles or policies made in such period in accordance with GAAP which affect Consolidated Net Income (except that, if such Person determines in good faith that the cumulative effects thereof are not material to the interests of the Holders, the effects of any change, adoption or modification of any such principles or policies may be included in any subsequent period after the fiscal quarter in which such change, adoption or modification was made);

(9) solely for the purpose of calculating Excess Cash Flow (as defined in the Credit Agreement as in effect on the Completion Date), the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person;

(10) (i) any realized or unrealized net gain and/or loss in the fair market value of (A) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (B) any other derivative instrument pursuant to, in the case of this clause (B), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging or similar accounting standard, and/or (ii) any realized or unrealized foreign currency translation or transaction gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk); provided, that notwithstanding anything to the contrary herein, any realized gain or loss in respect of any Designated Operational FX Hedge shall be included in the calculation of Consolidated Net Income;

(11) any deferred Tax expense associated with any Tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item;

(12) any non-cash (and, with respect to clause (ii), cash) Charge (including any implementation Charge) (other than any write-down of current assets) (including non-cash compensation expense and any amount representing any non-cash adjustment) required by the application of (i) FASB Statement No. 144, (ii) FASB Statement No. 141R, (iii) FASB Statement No. 142; and (iv) Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers;

(13) any cash or non-cash Charge required by the application of FASB Statement No. 141R to be expensed by such Person and/or any Restricted Subsidiary during the applicable period;

(14) any internal software development costs that are expensed during the applicable period but could have been capitalized in accordance with GAAP;

(15) any after-tax effect of (a) extraordinary, one-time, exceptional, infrequently occurring, non-recurring or unusual gains or losses (less all fees and Charges relating thereto), losses not in the ordinary course of business, business improvement and restructuring Charges, any other Charges (including relating to the Transactions) or special items, (b) director fees and expenses, severance, recruiting, retention and relocation Charges, (c) signing, completion and stay bonuses (including management bonus pools) and related Charges, including payments made to employees or producers who are subject to non-compete agreements, stock options and other equity-based compensation Charges (including cash settled equitybased compensation), Charges incurred in connection with any strategic or cost savings initiatives, business initiatives, transition costs, contract termination Charges, Charges in connection with one-time rate changes, management transition costs and advertising costs, (d) Charges incurred in connection with curtailments or modifications to pension and post-employment employee benefits plans, (e) start-up, transition, strategic initiative (including any multi-year strategic initiative and one-time technology licensing and setup costs and overlapping replacement costs with respect to replacing or exiting transitional services), separation costs (including all costs associated with establishing standalone operations), consolidation and closing costs for facilities, integration costs (including any rebranding costs) and duplicative Charges (f) restructuring Charges or reserves, (g) Charges related to acquisitions and investments prior to, on or after the Issue Date and to the start-up, pre-opening, opening, closure, and/or consolidation of operations, offices and facilities and contract termination costs, facility or property disruptions or shutdowns (including due to work stoppages, natural disasters and epidemics), (h) business optimization costs and Charges (including relating to systems design, upgrade and implementation costs), (i) Charges incurred in connection with new product design, development and introductions, (j) costs and expenses incurred in connection with intellectual property development and new systems design, (k) costs and expenses incurred in connection with implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives, (l) any Charges relating to any governmental investigation or any litigation, arbitration or other dispute (including all judgments, settlements, liabilities, obligations, liquidated damages or other damages of any kind, settlement amounts, losses, fines, costs, fees, expenses, appraisals, penalties and interest and other Charges in connection with any actual or threatened investigation, lawsuit or other proceeding against such Person and its Restricted Subsidiaries (including legal fees and expenses)), including in connection with any Dissenting Company Share Liabilities, (m) any exit, separation, transition and stand-alone Charges or special items associated with the separation of facilities disposed of (or to be disposed of), directly or indirectly, by the Company or any Restricted Subsidiary in a transaction outside the ordinary course of business (as determined in good faith by the Company) from the consolidated business of the Company and its Restricted Subsidiaries, (n) Transaction Expenses, (o) write-downs of receivables initially recorded on the balance sheet prior to the applicable test period (and increases in allowances for doubtful accounts for such receivables) and (p) one-time compensation Charges, in each case, shall be excluded;

(16) accruals and reserves (including contingent liabilities) that are (x) established or adjusted within 24 months after the Completion Date that are so required to be established as a result of the Transactions or (y) established or adjusted within 24 months after the closing of any Permitted Acquisition or any other acquisition or Investment (other than any such other acquisition or Investment in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition or Investment, in each case, in accordance with GAAP, or (b) Charges, accruals and reserves as a result of adoption or modification of accounting policies, rules and standards, shall be excluded,

(17) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded;

(18) any non-cash expense, income, or loss attributable to the movement in mark to market valuation of non-U.S. currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be;

(19) the Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period and any out-of-period adjustments;

(20) any net after-tax gains or losses on disposal, abandonment or discontinuance of disposed, abandoned, transferred, closed, or discontinued operations or assets shall be excluded; and

(21) effects of adjustments (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements resulting from the application of purchase accounting, acquisition method accounting or recapitalization accounting (including adjustments required or permitted by Financial Accounting Standards Codification No. 805 – Business Combinations and No. 350 – Intangibles-Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) (and related pronouncements)), including in relation to the Transactions and any acquisition or investment that is consummated prior to or after the Issue Date or the amortization or write-off of any amounts thereof, in either case net of taxes, shall be excluded.

Unless the context otherwise requires, any reference to the Consolidated Net Income in the Note Documents shall mean the Consolidated Net Income of the Company and its Restricted Subsidiaries.

“Consolidated Operating Lease Liabilities” means the aggregate current and long-term operating lease liabilities of the Company and its Restricted Subsidiaries reflected on the consolidated balance sheet of the Company in accordance with GAAP as of any date of determination. For the avoidance of doubt, Consolidated Operating Lease Liabilities shall solely include lease obligations classified as “operating leases” and shall not include any finance or capital leases.

“Consolidated Rent Expense” shall mean the total rental and lease expense of the Company and its Restricted Subsidiaries for any measurement period, determined in accordance with GAAP.

“Consolidated Secured Indebtedness” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Indebtedness outstanding on such date that is secured by a Lien on the assets securing the First Lien Indebtedness.

“Consolidated Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) the sum of (i) Consolidated Secured Indebtedness as of such date and (ii) Consolidated Operating Lease Liabilities as of the last day of the applicable period referred in clause (b) to (b) Consolidated Adjusted EBITDAR measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements or financial information necessary to calculate the relevant ratio, metric or test internally available), in each case of the Company and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Total Indebtedness” means, as to any Person at any date of determination, the aggregate principal amount of all third party Indebtedness for borrowed money (including LC Disbursements (as defined in the Credit Agreement as in effect on the Completion Date) that have not been reimbursed within three Business Days), as such amount may be adjusted to reflect the effect (as determined by the Company in good faith) of any Debt FX Hedge or other Derivative Transactions, calculated on a mark-to-market basis; provided, that “Consolidated Total Indebtedness” shall be calculated (a) net of the Unrestricted Cash Amount and (b) excluding (i) any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount, (ii) any undrawn letters of credit and/or bank guarantees, (iii) obligations under any Qualified Securitization Financing or Receivables Facility, (iv) Finance Leases, any other leases and any other Indebtedness arising under any Sale and Leaseback Transaction, (v) purchase money Indebtedness, (vi) any Indebtedness the proceeds of which are held in Escrow but only until such proceeds are released from Escrow, (vii) the principal amount of any Indebtedness with respect to which an irrevocable deposit of necessary funds for the payment, redemption or satisfaction of such Indebtedness has been made,, (viii) any Dissenting Company Share Liabilities and (ix) obligations in respect of Banking Services.

“Consolidated Total Leverage Ratio” means the ratio, as of any date of determination, of (a) the sum of (i) Consolidated Total Indebtedness outstanding as of the last day of the applicable period referred in clause (b) and (ii) Consolidated Operating Lease Liabilities as of the last day of the applicable period referred in clause (b) to (b) Consolidated Adjusted EBITDAR measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements or financial information necessary to calculate the relevant ratio, metric or test internally available), in each case, of the Company and its Restricted Subsidiaries on a consolidated basis.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Finance Lease Obligation, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Credit Agreement” means the Credit Agreement, dated the Completion Date, by and among the Company, the other borrowers party thereto, the guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and each lender from time to time party thereto, together with the related documents thereto (including the revolving loans thereunder, any swingline loans, letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including, but not limited to, increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement or commercial paper facilities and overdraft facilities) providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks, institutions, investors or other similar entities and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Customary Bridge Loans” means (i) any bridge loans that are exchanged or converted into long-term Indebtedness upon its maturity, (ii) any interim facilities entered into concurrently with the receipt of committed financing for long-term Indebtedness or (iii) any long-term Indebtedness being held in escrow subject to customary escrow provisions, in each case, so long as: (A) the Weighted Average Life to Maturity of such long-term Indebtedness would satisfy the applicable Weighted Average Life to Maturity requirement and (B) the final maturity date of such long-term Indebtedness would satisfy the applicable maturity requirement, in each case above, as determined by the Company in good faith.

“Customary Term A Loans” means term loans that (a) have scheduled amortization of 2.50% or more per annum, (b) a final maturity date of five years or less and (c) are primarily syndicated to commercial and/or investment banks (as determined by the Company in good faith).

“Debt Fund Affiliate” means (i) any fund or client managed by, or under common management with the Investor, (ii) any fund or client managed by an adviser within the credit focused division of Investor, (iii) the Investor (including masters, feeders, on-shore, offshore and parallel funds), (iv) funds and accounts managed by the Investor or its Affiliates and (v) any other Affiliate of the Investors or the Company that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

“Debt FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency related risks in respect of any Indebtedness of the type described in the definition of “Consolidated Total Indebtedness.”

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated Note or PIK Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the legend set forth in clause (2) of Section 2.1(d) hereof.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-

linked contract, and any other instrument linked to equities that gives rise to similar credit risk, (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks and (e) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Company or its subsidiaries shall be a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or any of the Restricted Subsidiaries in connection with an Asset Disposition pursuant to Section 3.5(a)(2) that is so designated as Designated Non-Cash Consideration by the Company (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Designated Operational FX Hedge” means any Hedge Agreement (a) entered into for the purpose of hedging currency-related risks in respect of the revenues, cash flows or other balance sheet items of the Company and/or any of its subsidiaries and (b) designated at the time entered into (or on or prior to the Issue Date or Completion Date, as applicable, with respect to any Hedge Agreement entered into on or prior to the Issue Date or Completion Date, as applicable) as a Designated Operational FX Hedge by the Company.

“Designated Preferred Stock” means Preferred Stock of the Company or a Parent Entity (other than Disqualified Stock) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, an amount equal to the Net Cash Proceeds of which are excluded from the calculation set forth in clause (ii)(C) of Section 3.3(a) hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the stated final maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.3 hereof; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) (excluding the Permitted Holders (but not excluding any future, current or former employee, director, officer, manager, contractor, consultant or advisor)) or Immediate Family Members), of the Company, any of its Subsidiaries, any Parent Entity or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase Dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Employees” means, with respect to any person, any future, present or former employee, director, officer, manager, member, partner, contractor, consultant or advisor (including their respective Controlled Investment Affiliates or Immediate Family Members).

“Equity Offering” means a sale of Capital Stock (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Company or any Parent Entity and (b) issuances of Capital Stock to any Subsidiary of the Company.

“Escrow Account” means the account into which an amount equal to the gross proceeds of the offering of the Notes sold on the Issue Date will be deposited.

“Escrow Agent” means JPMorgan Chase Bank, N.A., as escrow agent under the Escrow Agreement, together with its successors and assigns in such capacity.

“Escrow Agreement” means the escrow agreement the Issuer will enter into with the Trustee and the Escrow Agent substantially concurrently with the closing of the offering of the Notes on the Issue Date.

“euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company or any Restricted Subsidiary as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company or such Restricted Subsidiary after the Issue Date or from the issuance or sale (other than to the Company or a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company or such Restricted Subsidiary.

“Excluded Subsidiary” means “Excluded Subsidiary” as defined in the Credit Agreement as in effect on the Completion Date.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Finance Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP (for the avoidance of doubt, subject to the terms of this Indenture), is, or is required to be, accounted for as a finance lease on the balance sheet of that Person.

“Finance Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Finance Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that Finance Lease Obligations shall, for the avoidance of doubt, exclude all Non-Finance Lease Obligations.

“Financial Model” means the model dated as of April 21, 2025.

“First Lien Indebtedness” means (a) the term loans and revolving credit loans commitment under the Credit Agreement as in effect on the Completion Date and (b) any other Indebtedness (and permitted refinancings thereof) that is secured by a Lien on the collateral that is pari passu with the Liens on the collateral securing Indebtedness under clause (a) (including the Secured Notes).

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charges” means, with respect to the Company and its Restricted Subsidiaries for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period; and

(2) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States of America or any state thereof, or the District of Columbia, and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America in effect and applicable to the accounting period in respect of which reference to GAAP is made.

If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in this Indenture (an “Accounting Change”), then the Company may elect that such standards, terms or measures shall be calculated as if such Accounting Change had or had not occurred.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, stock exchange or other entity or authority exercising executive, legislative, judicial, taxing, regulatory, self-regulatory or administrative powers or functions of or pertaining to government.

“Grantor” means the Company and any Guarantor.

“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past or industry practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business or consistent with past or industry practice, and provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Restricted Subsidiary of the Company that Guarantees the Notes, until such Note Guarantee is released in accordance with the terms of this Indenture.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction (or any master agreement which is intended to govern multiple Derivative Transactions) between the Company or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“Holding Company” means any Person so long as such Person directly or indirectly holds 100.0% of the total voting power of the Voting Stock of the Company, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of such Person.

“Holdings” means Beach Acquisition Midco, LLC, a Delaware limited liability company, or if not, the entity (or combination of entities) that directly or indirectly own 100.0% of the issued and outstanding equity interests in the Company.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“IFRS” means the international financial reporting standards, as issued by the International Accounting Standards Board as in effect from time to time.

“Immaterial Subsidiary” means, as of any date of determination, any combination of Restricted Subsidiaries of the Company whose contribution to LTM EBITDA, of which, when taken together with the contributions to LTM EBITDA of all other Restricted Subsidiaries that are Immaterial Subsidiaries, does not exceed 10.0% of LTM EBITDA, calculated on a Pro Forma Basis.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and/or daughter-in-law (including any adoptive relationship), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) all indebtedness for borrowed money;

(2) that portion of obligations with respect to Finance Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(3) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(4) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 60 days after becoming due and payable, (ii) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (iii) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of the incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(5) any Indebtedness of any other Person secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(6) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(7) the Guarantee by such Person of the Indebtedness of another;

(8) all obligations of such Person in respect of any Disqualified Stock; and

(9) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided that (i) the amount of Indebtedness of any Person for purposes of clause (5) shall be deemed to be equal to the lesser of (A) the aggregate unpaid principal amount of such Indebtedness and (B) the fair market value of the property encumbered thereby and (ii) the term “Indebtedness” notwithstanding the forgoing, shall exclude (A) intercompany loans and/or advances arising from cash management, Tax and accounting operations, (B) intercompany loans and/or advances made in the ordinary course of business that have a term that does not exceed 364 days (inclusive of any rollover or extension of maturity) (C) contingent obligations incurred in the ordinary course of business, (D) obligations under or with respect of Receivables Facilities and Qualified Securitization Financings, (E) prepaid or deferred revenue arising in the ordinary course of business, (F) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (G) trade accounts and accrued expenses payable in the ordinary course of business and accruals for payroll and other liabilities accrued in the ordinary course of business, (H) any earn-out obligation until 60 days after such obligation has become due and payable in cash and has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, (I) customary obligations under employment agreements and deferred compensation, (J) lease obligations that do not constitute Non-Finance Lease Obligations, (K) (x) any liabilities in respect of appraisal and dissenter rights of current or former equity holders at such time and (y) any liabilities or obligations in respect of Dissenting Company Shares (as defined in the Credit Agreement as in effect on the Completion Date) (including any Dissenting Company Share Resolution (as defined in the Credit Agreement as in effect on the Completion Date) or Dissenting Company Share Resolution Payment (as defined in the Credit Agreement as in effect on the Completion Date)) (any such liabilities under this clause (y), “Dissenting Company Share Liabilities”), and (L) obligations with respect to any company equity awards, or (M) to the extent fully and mandatorily convertible for Qualified Capital Stock of the Company.

For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, (A) except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Indebtedness; provided, that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (1) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (2) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Indenture) and (ii) exclude obligations incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of any transaction solely to the extent the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement

(collectively, an “Escrow”) and are not otherwise made available to such Person. The Indebtedness of any Parent Entity appearing on the balance sheet of the Company solely by reason of push-down accounting under GAAP shall not constitute Indebtedness of the Company so long as such Indebtedness is non-recourse to the Company or any of its Restricted Subsidiaries.

The amount of any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to any such discount.

Notwithstanding the foregoing, subject to Section 1.7 hereof, Indebtedness will be deemed not to include obligations (“Escrowed Obligations”) incurred or otherwise outstanding in advance of, and the proceeds of which are to be applied in connection with, a transaction (including any repayment, prepayment or redemption as to which a notice thereof has been delivered to the applicable holders thereof), solely to the extent that the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available for any other purpose (it being understood that in any event, any such proceeds held in such Escrow shall be not deemed to represent unrestricted cash for purposes of calculating the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio); provided that upon the release of the proceeds of Escrowed Obligations from such Escrow such obligations, to the extent outstanding after such release, shall constitute Indebtedness that is incurred on such date.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Initial Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Initial Purchaser” means J.P. Morgan Securities LLC.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sublicense agreement, distribution agreement, services agreement, intellectual property rights transfer agreement, any related agreements or similar agreements, in each case where all parties to such agreement are one or more of the Company or a Restricted Subsidiary.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDAR as of the most recently ended period referred in clause (b) to (b) Ratio Interest Expense measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements or financial information necessary to calculate the relevant ratio, metric or test internally available), in each case of the Company and its Restricted Subsidiaries on a consolidated basis; provided, that, for purposes of calculating the Interest Coverage Ratio for any period ending prior to the first anniversary of the Completion Date, Ratio Interest Expense shall be an amount equal to actual Ratio Interest Expense from the Issue Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Issue Date through the date of determination.

“Interest Period” shall mean the applicable period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date (or, with respect to the last Interest Period prior to the Stated Maturity of the Notes, the day immediately preceding the Stated Maturity of the Notes), with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include the day immediately preceding the first scheduled Interest Payment Date.

“Investment” means (a) any purchase or other acquisition for consideration by the Company or any of its Restricted Subsidiaries of any of the Capital Stock of any other Person (other than any Guarantor), (b) the acquisition for consideration by the Company or any of its Restricted Subsidiaries by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of Company, any Restricted Subsidiary, or any Parent Entity for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Company or any of its Restricted Subsidiaries to any other Person. Subject to Section 3.15, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for any increase or decrease in value, or any write-up, write-down or write-off with respect thereto, but giving effect to (i) any repayment of principal and/or interest in the case of any Investment in the form of a loan or other debt instrument, (ii) any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment). It is understood and agreed that the term “Investment” shall exclude (A) intercompany advances arising from cash management, Tax and accounting operations and (B) intercompany loans, advances or Indebtedness made in the ordinary course of business that have a term that does not exceed 364 days (inclusive of any rollover or extension of maturity).

For purposes of the definition of “Unrestricted Subsidiary” and Section 3.3, (i) Investments shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Company or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of cash or Cash Equivalents, such amount shall be equal to the fair market value of such consideration). An Investment will be deemed to have been made at the time of making any such loans, advance or capital contribution, purchase or other acquisition for consideration of Indebtedness, equity interests or other securities.

“Investment Grade Securities” means:

(1) securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities issued or directly and fully guaranteed or insured by the Canadian, Swiss, United Kingdom or Swiss governments, a member state of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3) debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(4) investments in any fund that invests all or substantially all of its assets in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1) a rating of “BBB-” or higher from S&P;

(2) a rating of “Baa3” or higher from Moody’s; or

(3) a rating of “BBB-” or higher from Fitch,

or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Investor” means (a) the Sponsor, (b) the Management Investors and (c) other investors that, directly or indirectly, beneficially own Capital Stock in Holdings on the Issue Date or Completion Date, as applicable, which may include one or more of any Sponsor’s limited partners.

“IPO” means (a) an underwritten public offering by Company (or its direct or indirect parent company) of equity interests in Company (or in its direct or indirect parent company, as the case may be) after the Completion Date (whether alone or in connection with a secondary public offering), (b) the purchase or other acquisition, directly or indirectly, by merger, consolidation or otherwise, of equity interests of Skechers, Holdings or any other equityholder of the Target by any publicly traded special purpose acquisition company, targeted acquisition company or other entity similar to the foregoing (or any subsidiary thereof) or (c) any other transaction or series of transactions that results in, or following which, any common equity interests of the Company or any direct or indirect equityholder of the Company (including any publicly traded special purpose acquisition company, targeted acquisition company or other entity similar to the foregoing (or any Subsidiary thereof) (or its successor by merger, amalgamation or other combination)) or any subsidiary of Holdings formed in contemplation of an IPO that Holdings will distribute to its direct or indirect equityholder in connection with such IPO being publicly listed or admitted to trading on any national or international securities exchange (or other securities exchange or regulated market); provided that, notwithstanding anything to the contrary herein, in each case of the foregoing, neither the Acquisition and the transactions contemplated in connection therewith nor the listing solely of Capital Stock that is SEC registered after completion of the Acquisition shall in any event qualify as an IPO; provided further the public listing of the equity interests of Skechers USA Inc. that remain outstanding after the Transaction without a contemporaneous transaction of the type described in clause (a) or (b) will not constitute an IPO.

“IPO Entity” means, following any IPO, the Person the Capital Stock of which is publicly traded as a result of such IPO (which may, for the avoidance of doubt, be a Person the Capital Stock of which was publicly traded prior to such IPO).

“IPO Listco” means a wholly owned Subsidiary of a Holding Company formed in contemplation of any Qualified IPO to become an IPO Entity.

“IPO Reorganization Transaction” means, collectively, the transactions taken in connection with and reasonably related to consummating an IPO, including:

(1) formation and ownership of any IPO Shell Company;

(2) entry into, and performance of, (i) a reorganization or similar agreement among any of the Company, one or more of its subsidiaries, any Parent Entity and/or any IPO Shell Company that implements a transaction described in this definition of “IPO Reorganization Transaction” and any other reorganization transaction in connection with any IPO, so long as after giving effect to such agreement and the transactions contemplated thereby, in the good faith determination of the Company, the security interests of the First Lien Secured Parties in the collateral and each Guarantee, taken as a whole, would not be materially impaired and (ii) any customary underwriting agreement in connection with an IPO and any future follow-on underwritten public offering of common Capital Stock in the IPO Entity, including the provision by any IPO Entity and Holdings or the Company of customary representations, warranties, covenants and indemnification to the underwriters thereunder;

(3) (i) the merger of any IPO Subsidiary with one or more direct or indirect holders of Capital Stock in the Company with such IPO Subsidiary as the survivor of such merger and holding Capital Stock in Holdings and/or (ii) the dividend or other distribution by Holdings or the Company of Capital Stock of any IPO Shell Company or other transfer of ownership to the holder of Capital Stock of Holdings;

(4) the issuance of the Capital Stock of any IPO Shell Company to holders of Capital Stock of Holdings in connection with any IPO Reorganization Transaction;

(5) the making of Restricted Payments to (or Investments in) any IPO Shell Company or Holdings or any subsidiary to permit Holdings or the Company to make distributions or other transfers, directly or indirectly, to IPO Listco, in each case solely for the purpose of paying, and solely in the amount necessary for IPO Listco to pay, IPO-related expenses and the making of any such distribution by Holdings;

(6) the repurchase by IPO Listco of its Capital Stock from Holdings, the Company or any subsidiary;

(7) the entry into any exchange agreement, pursuant to which holders of Capital Stock of Holdings and certain non-economic/voting Capital Stock in IPO Listco will be permitted to exchange such interests for certain economic/voting Capital Stock of IPO Listco;

(8) any issuance, dividend or distribution of the Capital Stock of any IPO Shell Company or other Asset Disposition of ownership thereof to any IPO Shell Company and/or the direct or indirect holders of Capital Stock of Holdings; and

(9) any other transaction reasonably incidental to, or necessary for the consummation of, an IPO so long as after giving effect to such transaction, in the good faith determination of the Company, the security interests of the First Lien Secured Parties in the collateral and each Guarantee, taken as a whole, would not be materially impaired.

“IPO Shell Company” means, collectively, IPO Listco and each IPO Subsidiary.

“IPO Subsidiary” means any Wholly-Owned Subsidiary of IPO Listco formed in contemplation of, and to facilitate, any IPO Reorganization Transaction and any IPO.

“Issue Date” means July 14, 2025.

“Issuer” has the meaning assigned to it in the recitals of this Indenture.

“Jersey Guarantors” means Skechers Holdings Jersey Limited and Skechers Holdings International Limited and other any Guarantor formed under the laws of Jersey.

“Lien” means with respect to any asset, any mortgage, pledge, hypothecation, assignment by way of security, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Finance Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security over any assets; provided, that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof; (4) any asset sale or a disposition excluded from the definition of “Asset Disposition” and (5) a “Change of Control.”

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements or financial information necessary to calculate the relevant ratio, metric or test internally available), in each case on a Pro Forma Basis giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such four quarter period.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, any Employee of the Company, any of its subsidiaries, any of its Parent Entities and/or any joint venture:

(1) (a) in respect of travel, entertainment, relocation or moving related expenses, drawing accounts and similar expenditures, payroll advances and other analogous or similar expenses or payroll expenses, in each case Incurred in the ordinary course of business, or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company or any Parent Entity so long as the proceeds of such loan or advance are substantially contemporaneously contributed (or deemed to have been contributed) to the Company for the purchase of such Capital Stock;

(2) in respect of relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case Incurred in connection with any closing or consolidation of any facility or office; or

(3) not exceeding the greater of $75 million and 5.0% of LTM EBITDA in the aggregate outstanding at the time of Incurrence.

“Management Investors” means the current and former officers, directors, managers, employees, consultants and members of management of Holdings, the Company, any Parent Entity and/or any subsidiary of the Company (including, on the Completion Date, those of Skechers and its subsidiaries).

“Management Stockholders” means the members of management of the Company (or any Parent Entity) or its Subsidiaries who are holders of Capital Stock of the Company or of any Parent Entity on the Issue Date or Completion Date, as applicable, or will become holders of such Capital Stock in connection with the Transactions.

“Market Capitalization” means an amount, determined by the Company in good faith, equal to (i) the total number of issued and outstanding shares of common Capital Stock of the Company or the applicable Parent Entity on the date of the declaration of a Restricted Payment permitted pursuant to clause (10) of Section 3.3(b) hereof multiplied by (ii) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Intellectual Property” means any intellectual property owned by the Company or its Restricted Subsidiaries as of the Completion Date and the loss of which would have (as determined by the Company) a material and adverse effect on the business of the Company and its Restricted Subsidiaries (taken as a whole).

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” with respect to any Asset Disposition means cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, consulting, investment banking, survey costs, title and recording expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions, relocation expenses, commissions, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such transaction;

(2) all Taxes paid, reasonably estimated to be payable, Tax reserves set aside or payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution or deemed distribution of such proceeds to the Company or any of its Subsidiaries, transfer taxes, deed or mortgage recording taxes and Taxes that would be payable in connection with any repatriation of such proceeds), as a consequence of such transaction, including distributions for Related Taxes;

(3) all payments made on any Indebtedness which is (x) secured by any assets subject to such transaction, in accordance with the terms of any Lien upon such assets, (y) is owed by a Non-Guarantor or (z) which by applicable law be repaid out of the proceeds from such transaction;

(4) all distributions and other payments required to be made to non-controlling interest or minority interest holders (other than any Parent Entity, the Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such transaction;

(5) all costs associated with unwinding any related Hedging Obligations in connection with such transaction;

(6) the deduction of appropriate amounts required to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such transaction and retained by the Company or any Restricted Subsidiary after such transaction, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; and

(7) any portion of the purchase price from such transaction placed in escrow, whether for the satisfaction of any indemnification obligations in respect of such transaction, as a reserve for adjustments to the purchase price associated with any such transaction or otherwise in connection with such transaction.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company or any of its Subsidiaries, transfer taxes, deed or mortgage recording Taxes and Taxes that would be payable in connection with any deemed or actual repatriation of such proceeds and any Tax sharing arrangements, and including distributions for Related Taxes).

“Net Short” means, with respect to a Holder or Notes Beneficial Owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.

“Net Short Holder” means any Holder (or, in the case such Holder is DTC or its nominee, any Notes Beneficial Owner) that is Net Short.

“Non-Debt Fund Affiliate” means any Affiliate of the Company other than (a) the Company or any Subsidiary of the Company, (b) any Debt Fund Affiliates and (c) any natural person.

“Non-Finance Lease Obligation” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (for the avoidance of doubt, subject to Section 1.3 hereof), is not and is not required to be accounted for as a finance lease on the balance sheet of that Person. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease Obligation.

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means the Notes (as increased by any PIK Interest (including in the form of PIK Notes)) (including Additional Notes), the Note Guarantees, the Escrow Agreement and this Indenture.

“Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Notes Beneficial Owner” means a Person who is a beneficial owner of interests in the Notes (as increased by any PIK Interest (including in the form of PIK Notes) (including Additional Notes, if any)).

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Obligations” means any principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated June 26, 2025, relating to, among other things, the offering by the Company of $2,200.0 million aggregate principal amount of 10.000% / 10.750% Senior PIK Toggle Notes due 2033 and any future offering memorandum relating to Additional Notes.

“Officer” means, with respect to any Person, (a) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary (1) of such Person or (2) if such Person is owned or managed by a single entity, of such entity, or (b) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Parent Entity” means any direct or indirect parent of the Company.

“Parent Entity Expenses” means:

(1) fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses (including Taxes)) incurred or paid by any Parent Entity in connection with reporting obligations under or otherwise incurred or paid in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to the Notes, the Guarantees or any other Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2) to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Entity (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses, severance and other benefits are attributable and reasonably allocated to the operations of the Company and/or its Restricted Subsidiaries, in each case, so long as such Parent Entity applies the amount of any such Restricted Payment for such purpose;

(3) (x) general administrative and operating costs and expenses, including corporate operating and overhead fees, costs and expenses, (including all legal, accounting and other professional fees, costs and expenses) and, following the first public offering of the Company’s Capital Stock or the Capital Stock of any Parent Entity, listing fees and other costs and expenses attributable to being a publicly traded company of any Parent Entity and (y) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Company or any of the Restricted Subsidiaries;

(4) expenses incurred by any Parent Entity in connection with (i) any offering, sale, conversion or exchange of Capital Stock or Indebtedness (whether or not successful) and/or any expense of, or indemnification obligation in favor of, any trustee, agent, arranger, underwriter or similar role, (ii) any related compensation paid to Employees of such Parent Entity and (iii) Public Company Costs;

(5) amounts payable pursuant to any management services or similar agreements or the management services provisions in an investor rights agreement or other equityholders’ agreement (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the reasonable determination of the Company to the Holders when taken as a whole, as compared to the management services or similar agreements as in effect immediately prior to such amendment or replacement), solely to the extent such amounts are not paid directly by the Company or its Subsidiaries;

(6) amounts to finance Investments that would otherwise be permitted to be made pursuant to Section 3.3 if made by the Company or a Restricted Subsidiary; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 4.1) in order to consummate such Investment, (C) such Parent Entity and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture and such consideration or other payment is included as a Restricted Payment under this Indenture, (D) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to clause (ii) of Section 3.3(a) and (E) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to a provision of the covenant described in Section 3.3 or pursuant to the definition of “Permitted Investment.”

(7) to pay audit and other accounting and reporting expenses of any Parent Entity to the extent such expenses are attributable to such Parent Entity, the Company and its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Entity other than the Company and/or its subsidiaries); and

(8) for the payment of any insurance premium that is payable by or attributable to any Parent Entity, the Company and its subsidiaries and/or its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such premium, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Entity other than the Company and/or its subsidiaries).

“Pari Passu Indebtedness” means Indebtedness of the Company which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Note Guarantees.

“Pari Passu Obligations” means all obligations in respect of any Pari Passu Indebtedness.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.5 hereof.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantially equivalent derivative transaction) on the Company’s or a Parent Entity’s common stock purchased by the Company or its Restricted Subsidiaries in connection with the issuance of any convertible indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company or its Restricted Subsidiaries from the sale of such convertible indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Earlier Maturity Indebtedness Exception” means with respect to any Indebtedness that would otherwise be required to have a later maturity than the maturity of any other Indebtedness and/or a Weighted Average Life to Maturity that is longer than the Weighted Average Life to Maturity of any other Indebtedness, Indebtedness satisfying any of the following shall nevertheless not be required to comply with such restrictions: (a) any Indebtedness constituting Customary Bridge Loans, (b) any Indebtedness constituting Customary Term A Loans, (c) any Indebtedness incurred to finance any Permitted Acquisition or other permitted Investment and (d)(i) Indebtedness in an aggregate outstanding principal amount not to exceed the greater of $1,468,000,000 and 100.0% of LTM EBITDA plus, (ii) an amount not to exceed unutilized amounts pursuant to the General Debt Basket (provided that any such usage under this clause (d)(ii) shall reduce the amount available under the General Debt Basket).

“Permitted Holders” means, collectively, (i) the Investor, (ii) the Management Stockholders (including any Management Stockholders holding Capital Stock through an equityholding vehicle), (iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Company, acting in such capacity, (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing, any Holding Company, Permitted Plan or any Person or group that becomes a Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (i) through (iii), collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Company or any Parent Entity held by such group, (v) any Holding Company and (vi) any Permitted Plan. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made or waived in accordance with the requirements of this Indenture, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Intercompany Activities” means any transactions (A) between or among the Company and its Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past or industry practice of the Company and its Restricted Subsidiaries and, in the reasonable determination of the Company are necessary or advisable in connection with the ownership or operation of the business of the Company and its Restricted Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs; (B) Permitted Tax Restructuring; (C) Intercompany License Agreements; and (D) in each case, any related transactions.

“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

(1) Investments in, between and/or among (a) a Restricted Subsidiary (including the Capital Stock of, or guarantees of obligations of, a Restricted Subsidiary) or the Company or (b) a Person (including, to the extent constituting an Investment, in the Capital Stock of any such Person or assets of a Person that represent all or substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product or other assets) that will, upon the making of such Investment, become a Restricted Subsidiary (including by means of a Division);

(2) including, to the extent constituting (i) any acquisition made by the Company or any of its Restricted Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division or product line (including research and development and related assets in respect of any product) of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (a) any Restricted Subsidiary the effect of which is to increase the Company’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (b) any joint venture for the purpose of increasing the Company’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture) if (i) such Person is engaged, directly or through entities that will be a Restricted Subsidiary or (ii) in any Similar Business and as a result of such Investment such other Person, in one transaction or a series of transactions, is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all of its assets (or such division, business unit, product line or business) to, or is liquidated into, the Company or a Restricted Subsidiary (the Investment in clause (i), “Permitted Acquisition”) and (ii) any Investment in any Restricted Subsidiary that is not the Company or a Subsidiary Guarantor in an amount required to permit such Restricted Subsidiary to directly, or indirectly through one or more other Restricted Subsidiaries, consummate a Permitted Acquisition or other permitted Investment, which amount is applied, by such Restricted Subsidiary, directly or indirectly, through one or more other Restricted Subsidiaries to consummate such Permitted Acquisition or other permitted Investment;

(3) (a) Investments in cash, Cash Equivalents or Investment Grade Securities and (b) Investments in connection with any Banking Services;

(4) Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past or industry practice;

(5) Investments in payroll, travel, entertainment, relocation, moving related and similar expenses or advances that are made in the ordinary course of business or consistent with past or industry practice;

(6) Management Advances;

(7) Investments (including debt obligations and Capital Stock) (a) received in connection with the settlement, compromise or resolution of delinquent obligations or other disputes arising in the ordinary course of business or consistent with past or industry practice, (b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit and trade arrangements, (c) in satisfaction of judgments, (d) as a result of foreclosure, perfection or enforcement with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, or (e) pursuant to any plan of reorganization, recapitalization or similar arrangement, including upon the bankruptcy, workout or insolvency of a debtor or litigation, arbitration or other disputes;

(8) Investments made as a result of the receipt of promissory notes or other non-cash consideration (including earn-outs) from a sale or other disposition of property or assets, including an Asset Disposition;

(9) Investments (a) existing or pursuant to binding commitments, agreements or arrangements in effect on the Issue Date or Completion Date, as applicable, and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date or Completion Date, as applicable, (including in respect of any unused commitment), plus any accrued but unpaid interest (including any accretion of interest, original issue discount or the issuance of pay-in-kind securities) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Issue Date or Completion Date, as applicable, or (ii) as permitted or otherwise not prohibited by this Indenture and (b) made after the Issue Date in joint ventures of the Company or any of its Restricted Subsidiaries existing on the Issue Date or Completion Date, as applicable;

(10) Hedging Obligations, which transactions or obligations are not prohibited by Section 3.2 hereof;

(11) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6 hereof;

(12) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent Entity or any Unrestricted Subsidiary as consideration;

(13) any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 3.8(b) hereof (except those described in clauses (1), (3), (6), (7), (8), (9), (12) and (14) of Section 3.8(b) hereof);

(14) Investments consisting of (i) purchases or other acquisitions of inventory, supplies, materials, equipment or similar assets, (ii) licenses, sublicenses, cross-licenses, leases, subleases, assignments, contributions or other Investments of assets (including real property, intellectual property, software and other rights or intangible assets) or services in the ordinary course of business or consistent with past or industry practice pursuant to any joint development, joint venture or marketing arrangements with other Persons or (iii) any Intercompany License Agreement and any other Investments made in connection therewith;

(15) Investments consisting of (or resulting from) (i) Indebtedness of the Company and its Restricted Subsidiaries not prohibited by Section 3.2 and (other than with respect to Indebtedness), guarantees, keepwells and similar arrangements in the ordinary course of business or consistent with past or industry practice, (ii) performance guarantees and Contingent Obligations with respect to obligations that are permitted or otherwise not prohibited by this Indenture, (iii) Liens described in the definition of “Permitted Liens” and the creation of Liens permitted under Section 3.6, (iv) Restricted Payments permitted under Section 3.3, (v) mergers, consolidations, amalgamations, liquidations, windings up and dissolutions permitted under Section 4.1 and (vi) dispositions permitted under Section 3.5;

(16) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into or consolidated with the Company or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18) any Investment in any Subsidiary or any joint venture in the ordinary course of business or consistent with past or industry practice (including any cash management arrangements, cash pooling arrangements, intercompany loans or activities related thereto);

(19) (a) any nonqualified deferred compensation plan or arrangement, any contributions to a “rabbi” trust or any other grantor trust for the benefit of any Employee of the Company, any of its subsidiaries, any of its Parent Entities and/or any joint venture or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company, (b) pension fund and other employee benefit plan obligations and liabilities and (c) Investments relating to any non-qualified deferred payment plan or similar employee compensation plan in the ordinary course of business or consistent with past or industry practice;

(20) Investments in joint ventures and similar entities having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $735.0 million and 50.0% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(21) (i) additional Investments, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed the greater of $1,468 million and 100.0% of LTM EBITDA plus (ii) in the event that (A) the Company or any of its Restricted Subsidiaries makes any Investment after the Issue Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100.0% of the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary; provided, however, that if any Investment in any Person that is not the Company or a who subsequently becomes the Company or a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause, plus (iii) (y) at the option of the Company, any amounts available for use under the General Restricted Debt Payments Basket that have been re-allocated by the Company to the General Investment Basket from time to time, minus (z) any amount available for use under this General Investments Basket that has been re-allocated by the Company to clause (26) of Section 3.3(b) (this clause (21), the “General Investment Basket”);

(22) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed the greater of $735 million and 50.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(23) Investments (i) arising in connection with Securitization Facilities or Receivables Facility (including the contribution or lending of cash and Cash Equivalents to Securitization Subsidiaries to finance the purchase of assets from the Company or any Restricted Subsidiary or to otherwise fund required reserves) and/or (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with Securitization Facilities or Receivables Facility;

(24) Investments made as part of, or in connection with the Transactions;

(25) repayments, redemptions or repurchases of Notes, the Secured Notes and loans or securities issued under the Credit Facilities or any other Indebtedness of the Company or its Restricted Subsidiaries; provided that such repurchase is not prohibited under Section 3.3;

(26) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described in Section 3.15;

(27) guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;

(28) Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past or industry practice, (b) constituting deposits, prepayments, trade credit and/or other credits to customers, franchisees, distributors, suppliers, lessors, licensors and licensees, (c) made in connection with obtaining, maintaining or renewing client, franchisee, distributor, supplier, lessor, licensor, licensee and customer contracts and loans, (d) accounts receivable, notes receivable, trade credit, advances, loans, extensions of credit (including the creation of receivables) or prepayments made to, and guarantees with respect to obligations of, customers, franchisees, distributors, suppliers, lessors, licensors and licensees in the ordinary course of business or to the extent necessary to maintain the ordinary course supplies or consistent with past or industry practice, or (e) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or consistent with past or industry practice;

(29) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(30) Investments (i) in the ordinary course of business consisting of endorsements for collection or deposit and trade arrangements with customers and/or (ii) in the ordinary course of business and/or consistent with past or industry practice consisting of loans or advances made to distributors;

(31) (a) non-cash Investments made in connection with tax planning and reorganization and/or restructuring activities, and (b) Investments made in connection with Permitted Intercompany Activities and related transactions;

(32) Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event;

(33) Loans or advances to Employees of the Company, any of its subsidiaries, its Parent Entities and/or any joint venture to finance the purchase or redemption of Capital Stock of the Company or any Parent Entity, to the extent the applicable Restricted Payment is not prohibited by Section 3.3;

(34) any other Investment so long as, immediately after giving pro forma effect to the Investment and the incurrence of any Indebtedness the net proceeds of which are used to make such Investment, (i) the Consolidated Total Leverage Ratio shall be no greater than 4.25 to 1.00 or (ii) the Consolidated Total Leverage Ratio would not be higher than it was immediately prior to such Investment;

(35) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding not to exceed the Available RP Capacity Amount (determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such investments and/or the Available RDP Capacity Amount; provided, however, that if any Investment pursuant to this clause is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause;

(36) acquisitions by the Company or any Restricted Subsidiary of obligations of one or more Employees of the Company, any of its Subsidiaries or any of its Parent Entities, in connection with such Person’s acquisition of Capital Stock of any Parent Entity, so long as no cash is actually advanced by the Company or any of its Subsidiaries to such Person in connection with the acquisition of any such obligations;

(37) Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this definition of “Permitted Investments”;

(38) Investments in Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $735 million and 50.0% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(39) Investments made in connection with any IPO Reorganization Transaction;

(40) any loan and/or advance to any Parent Entity not in excess of the amount (after giving effect to any other loan, advance or Restricted Payment in respect thereof) of Restricted Payments that are permitted to be made to such Parent Entity under Section 3.3, such Investment being treated for purposes of the applicable provision under Section 3.3, including any limitation, as a Restricted Payment made pursuant to such clause;

(41) Investments in Immaterial Subsidiaries, so long as, on a pro forma basis, the subsidiary in which the relevant Investment was made remains an Immaterial Subsidiary;

(42) (i) Guarantees of leases (other than Finance Lease Obligations) or of other obligations of the Company or its Restricted Subsidiaries not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Company and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(43) Investments in any Parent Entity in amounts and for purposes for which Restricted Payments to such Parent Entity are permitted under Section 3.3; provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 3.3;

(44) loans and advances of payroll payments or other compensation (including deferred compensation) to Employees of any Parent Entity (to the extent such payments or other compensation relate to services provided to such Parent Entity (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Entity other than the Company and/or its subsidiaries)), the Company and/or any subsidiary in the ordinary course of business; and

(45) any Investment in securities or other assets not constituting cash, Cash Equivalents, or Investment Grade Securities and received in connection with an Asset Disposition or any other disposition of assets not constituting an Asset Disposition for fair market value; and

(46) Investments consisting of (A) the conversion or replacement, in whole or in part, of any intercompany loan or advance between or among the Company and its Restricted Subsidiaries into, or with, equity interests issued by the payor under such intercompany loan or advance and (B) any additional Investment (including in the form of any loan or advance) made by the Company or any Restricted Subsidiary in connection with the receipt of payment in kind of accrued and unpaid interest or other obligations owed to the Company or any Restricted Subsidiary.

For purposes of determining compliance with this definition, in the event that a proposed Investment (or a portion thereof) meets the criteria of the clauses above, the Company will be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Investment (or a portion thereof) between such clauses in any manner that otherwise complies with this definition.

“Permitted Liens” means, with respect to any Person:

(1) Liens on assets, and/or Capital Stock, of a Restricted Subsidiary that is not a Guarantor (including Capital Stock owned by such Persons) securing Indebtedness and other Obligations of any Restricted Subsidiary that is not a Guarantor;

(2) pledges, deposits or Liens (a) in connection with workmen’s compensation laws, payroll taxes, unemployment insurance laws, employers’ health tax and other social security laws and regulations or similar legislation or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (c) pursuant to pledges and deposits of cash or Cash Equivalents in the ordinary course of business securing (i) liability, reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments) for the benefit of insurance carriers providing property, casualty, liability or other insurance to the Company and its subsidiaries, under insurance or self-insurance arrangements or otherwise supporting the payments of items set forth in the foregoing clause (a) or (ii) leases or licenses of property otherwise permitted by this Indenture, or (d) in connection with bids, tenders, completion guarantees, contracts, leases, utilities, licenses, public or statutory obligations, or to secure the performance of tenders, bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, warranty, release, judgment, surety, stay, customs, appeal, and performance bonds, government contracts, guarantees of government contracts, trade contracts, return of money bonds, bankers’ acceptance facilities and obligations of a similar nature (including those to secure health, safety and environmental obligations), and to secure obligations in respect of letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past or industry practice;

(3) Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens, in each case (i) for amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Liens, or (ii) that are bonded or being contested in good faith by appropriate proceedings;

(4) Liens for Taxes, assessments or other governmental charges that are (i) not overdue for a period of more than 30 days or not yet payable; (ii) subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings; provided that appropriate reserves to the extent required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof, or for property Taxes on property of the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax is to such property; and/or (iii) with respect to which the failure to make payment would not reasonably be expected to have a material adverse effect;

(5) encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, easements, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, gas, oil and other pipelines, gas and water mains, electric light and power and telecommunication, telegraph, telephone and cable television lines, conduits, poles, wires and cables, covenants, conditions, declarations, encroachments, zoning restrictions and other defects or irregularities in title or environmental deed restrictions and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties, exceptions on title policies insuring Liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and any exceptions on title policies insuring Liens granted in connection with any mortgaged properties;

(6) Liens (a) securing Hedging Obligations, Banking Services and the costs thereof; (b) that are rights of set-off, netting, rights of pledge or other bankers’ Liens (i) relating to treasury, the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past or industry practice, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with past or industry practice, (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or (iv) relating to commodity trading or other brokerage accounts incurred in the ordinary course of business; (c) on cash accounts securing Indebtedness and other Obligations permitted to be incurred under clause (8)(b) of Section 3.2(b) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past or industry practice and not for speculative purposes; (e) that are bankers Liens and rights and remedies as to deposit accounts, (f) of a collection bank arising under Section 4-208 of the UCC on items in the ordinary course of business, (g) (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection and (ii) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions arising in the ordinary course of business or consistent with past or industry practice in connection with the maintenance of such accounts and (iii) arising under customary general terms and conditions of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness, (h) on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction and (i) that are general banking Liens over any bank account arising in the ordinary course of business;

(7) (i) leases, franchises, grants, licenses, subleases, sublicenses, covenants not to use, releases, consents and other forms of license or rights entered into in the ordinary course of business which do not secure any Indebtedness and (ii) ground leases in respect of real property on which facilities owned or leased by the Company or any of its subsidiaries are located;

(8) Liens securing or otherwise arising out of judgments, decrees, notices of lis pendens, attachments, orders or awards and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 6.1(a)(5) hereof and any pledge and/or deposit securing any settlement of litigation;

(9) Liens (a) securing Finance Lease Obligations, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations incurred to finance or refinance the acquisition, improvement or construction of, assets acquired or constructed in the ordinary course of business or consistent with past or industry practice; provided that (i) the aggregate principal amount of Indebtedness secured by such Liens is permitted or otherwise not prohibited by this Indenture and (ii) any such Liens may not extend to any assets of the Company or any Restricted Subsidiary other than assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (A) affixed or incorporated into the property or assets covered by such Lien, (B) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (C) the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provide by one lender may be cross-collateralized to other financings of equipment provided by such lender, and (b) any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sublicensor’s interest under any Finance Lease Obligations or Non-Finance Lease Obligations;

(10) Liens arising from and/or evidenced by UCC or PPSA financing statement filings, including precautionary financing statements (or similar filings in other applicable jurisdictions) (including (i) UCC financing statements or similar financing statements under applicable Requirements of Law relating solely to operating leases or consignment or bailee arrangements not prohibited under this Indenture, (ii) Liens arising from precautionary UCC financing statements or similar filings and (iii) any Lien relating to the sale of accounts receivable for which a UCC financing statement or similar financing statement is requested by the purchaser thereof);

(11) Liens existing on the Issue Date or the Completion Date and any modification, replacement, refinancing, renewal or extension thereof, including any Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens;

(12) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time the Company or a Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in anticipation of such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the Obligations relating to any Indebtedness or other obligations to which such Liens relate;

(13) Liens securing Obligations relating to any Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company, any Restricted Subsidiary or the Trustee;

(14) Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Obligations relating to the Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder (it being understood that individual financings of the type permitted under Section 3.2(b)(7) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(15) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record in connection with any zoning, building, environmental or similar Requirements of Law or right reserved to or vested in any Governmental Authority to control or regulate the use or dimensions of any real property or the structures thereon that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation, eminent domain proceedings or compulsory purchase order affecting any real property;

(16) (i) any Lien (including put and call arrangements) with respect to Capital Stock of (A) any joint venture securing financing arrangement, capital contributions to, or obligations of, a joint venture or similar arrangement pursuant to any joint venture securing financing agreement, joint venture or similar agreement and/or (B) Unrestricted Subsidiaries and (ii) customary rights of first refusal and tag-along, drag-along, put rights, all rights and similar rights in joint venture or similar agreements and agreements with respect to non-wholly owned Subsidiaries;

(17) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18) Liens arising (i) out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods or any assets entered into in the ordinary course of business or consistent with past or industry practice and not otherwise prohibited by this Indenture (ii) by operation of law under Article 2 of the UCC (or similar Requirements of Law under any jurisdiction);

(19) Liens securing Indebtedness and other Obligations in respect of (a) Credit Facilities, including any letter of credit facility relating thereto, under clause (1) of Section 3.2(b) hereof and (b) obligations of the Company or any Subsidiary in respect of any Banking Services or Hedging Obligation provided by any lender party to any Credit Facility or Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements in respect of such Banking Services or Hedging Obligation were entered into);

(20) Liens securing Indebtedness and other Obligations under clause (5) of Section 3.2(b) hereof; provided that such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary, in any transaction to which such Indebtedness or other Obligation relates;

(21) Liens securing Indebtedness and other Obligations under clauses (4)(b), (4)(c), (4)(d), (7), (8), (10), (11), (13), (14), (17), (20), (21), (22), (23) of Section 3.2(b) hereof (provided that, in the case of clause (11), such Liens cover only the assets of such Subsidiary) and Ratio Debt Starter Amount;

(22) Liens securing Indebtedness and other Obligations of any Non-Guarantor covering only assets of such Subsidiary;

(23) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(24) Liens deemed to exist in connection with Investments permitted under the definition of “Cash Equivalents”;

(25) Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, (ii) receipt of progress payments and advances from to the extent the same creates a Lien on the related inventory and proceeds thereof and (iii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(26) Liens on vehicles or equipment of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past or industry practice;

(27) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is permitted or otherwise not prohibited by this Indenture;

(28) (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, and (b) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past or industry practice;

(29) Liens (i) solely on any cash earnest money deposits (including as part of any escrow arrangement) made in connection with any letter of intent or purchase agreement permitted or otherwise not prohibited by this Indenture and (ii) consisting of (A) an agreement to dispose of any property in an Asset Disposition permitted under this Indenture and/or (B) the pledge of cash as part of an escrow arrangement required in any Asset Disposition permitted under this Indenture;

(30) Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted or otherwise not prohibited by this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment), and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in an asset sale, in each case, solely to the extent such Investment or sale, transfer, lease or other disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(31) Liens securing Indebtedness and other Obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $1,105.0 million and (b) 75.0% of LTM EBITDA at the time incurred;

(32) Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.15 hereof; provided that such Liens do not extend to any assets other than those of such Unrestricted Subsidiary;

(33) Liens securing Indebtedness and other Obligations permitted under Section 3.2(a) hereof;

(34) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 3.2 hereof; provided that such Liens arise out of such repurchase transaction;

(35) Liens granted to or arising (or deemed to have been granted or arise) in connection with a Qualified Securitization Financing or a Receivables Facility;

(36) Settlement Liens;

(37) rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(38) the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(39) restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(40) Liens on property, assets or Permitted Investments used to defease, to satisfy, to redeem or discharge Indebtedness; provided that such defeasance, satisfaction, redemption or discharge is permitted or otherwise not prohibited by this Indenture;

(41) Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds for the benefit of the related holders of Escrowed Obligations (or the underwriters, arrangers, trustee or collateral agent thereof) or on cash set aside at the time of the incurrence of any Indebtedness to be used to pay accrued interest thereon and any redemption premiums and (ii) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(42) Liens (including prior to the Escrow Release, Liens on escrow property) securing the Notes (as increased by any PIK Interest (including in the form of PIK Notes)) (other than any Additional Notes that are not PIK Interest) and the related Note Guarantees;

(43) Liens arising in connection with any Permitted Intercompany Activities;

(44) Liens securing Indebtedness in an amount at the time of such incurrence not to exceed the then-available Available RP Capacity Amount;

(46) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(48) with respect to any Foreign Subsidiary, Liens and privileges arising mandatorily by any Requirements of Law;

(50) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 60 days, (ii) for amounts that are overdue by more than 60 days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) for amounts with respect to which the failure to make payment would not reasonably be expected to have a material adverse effect;

(51) (i) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(52) Liens arising out of Sale and Leaseback Transactions permitted as Asset Dispositions;

(53) Liens (i) in favor of any Guarantor and/or (ii) granted by any non-Guarantor in favor of any Restricted Subsidiary that is not a Guarantor, in the case of clauses (i) and (ii), securing intercompany Indebtedness permitted (or not restricted) under Section 3.2 or Section 3.8;

(54) Liens securing (i) Indebtedness described under Section 3.2(b)(6), (8) and (9);

(55) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(56) Liens that do not secure Indebtedness for borrowed money and are customary in the operation of the business of the Company and its Restricted Subsidiaries; and

(58) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and/or its Restricted Subsidiaries.

“Permitted Plan” means any employee benefits plan of the Company or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Tax Amount” means (a) with respect to any taxable period for which the Company and/or its Subsidiaries is a partnership or disregarded entity of a partnership for U.S. federal (or applicable state and local) tax purposes, payments may be made to permit each direct or indirect equity holder of the Company or such applicable Subsidiary to pay (or to make a distribution to its owners such that each such direct or indirect equity holder receives an amount from such distribution to enable such equity holder to pay) all U.S. federal, state and local income taxes attributable to its direct or indirect ownership of the Company in an amount not to exceed the product of (x) the amount of the Company’s (or such applicable Subsidiary’s) taxable income for such taxable period calculated taking into account (if applicable) positive basis adjustments under Section 743(b) and 734(b) of the Code (and any equivalent provisions of applicable law) and (y) the highest combined effective U.S. federal, state, and local marginal rate of tax applicable to any corporate resident in the United States; provided that in the event the amount of taxable income of the Company (or of such applicable Subsidiary) is negative, no Restricted Payments shall be made pursuant to this clause, and (b) for any taxable period in which the Company and/or its Subsidiaries are members of any consolidated, combined, unitary or other similar group for U.S. federal and applicable state or local income tax purposes (or are entities treated as disregarded from such members for such tax purposes) the common parent of which is a direct or indirect equity holder of the Company, tax distributions to such equity holder to pay any such consolidated, combined, unitary or other similar income Taxes of such group that are due and payable by such common parent but only to the extent attributable to the Company and/or such Subsidiaries, which shall be determined as if the Company and/or such Subsidiaries were a standalone taxpayer or group, reduced by any such Taxes paid or to be paid directly to the relevant governmental authority by the entity that would otherwise be making a tax distribution in respect of the same; provided that, in each case, the amount of such tax distributions attributable to taxable income or taxes of any Unrestricted Subsidiaries shall be limited to the amount of such tax distributions funded by such Unrestricted Subsidiaries.

“Permitted Tax Restructuring” means any reorganizations, transactions and other activities related to Tax planning and Tax reorganization entered into prior to, on or after the Issue Date so long as such Permitted Tax Restructuring, taken as a whole, is not otherwise materially adverse to the Holders; it being understood that Malta, where a pledge of shares of such entity as collateral and Guarantee by such entity is permitted or otherwise not prohibited, shall not be deemed to be adverse to the holders of the Notes.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantially equivalent derivative transaction) on the Company’s or a Parent Entity’s common stock sold by the Company or a Parent Entity substantially concurrently with a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” means interest payable on the Notes by either (i) increasing the outstanding principal amount of the Notes or (ii) issuing PIK Notes under this Indenture having the same terms as the Initial Notes, subject to the terms of this Indenture and the Notes.

“PIK Payment” means any payment of PIK Interest on any Interest Payment Date for the Interest Period ended on such Interest Payment Date.

“Post-Closing Equity Compensation” means any payment made after the Issue Date of consideration for restricted stock units and other stock compensation of the Company and its Restricted Subsidiaries (including Skechers) in existence on the Issue Date or the Completion Date, as applicable, pursuant to the terms of the Acquisition Agreement.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.10 hereof in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Pro Forma Basis” or “pro forma effect” means “Pro Forma Basis” or “pro forma effect” as defined in the Credit Agreement as in effect on the Completion Date.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 (and, in each case, similar Requirements of Law under other jurisdictions) and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar Requirements of Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees (including auditors’ and accountants’ fees), listing fees, filing fees and other costs and/or expenses associated with being a public company.

“Purchase Agreement” means that certain Purchase Agreement, dated June 26, 2025, by and among the Company and J.P. Morgan Securities LLC.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Stock.

“Qualified IPO” means (a) an underwritten public offering by Company (or its direct or indirect Parent Entity) of equity interests in Company (or in its direct or indirect Parent Entity, as the case may be) after the Completion Date (whether alone or in connection with a secondary public offering), (b) SPAC IPO or (c) any other transaction or series of transactions that results in, or following which, any common equity interests of Skechers or any direct or indirect equityholder of Skechers (including any publicly traded special purpose acquisition company, targeted acquisition company or other entity similar to the foregoing (or any Subsidiary thereof) (or its successor by merger, amalgamation or other combination)) or any subsidiary of Holdings formed in contemplation of a Qualified IPO that Holdings will distribute to its direct or indirect equityholder in connection with such Qualified IPO being publicly listed or admitted to trading on any national or international securities exchange (or other securities exchange or regulated market); provided that, notwithstanding anything to the contrary herein, neither the Acquisition and the transactions contemplated in connection therewith nor the listing solely of Capital Stock that is SEC registered after completion of the Acquisition shall in any event qualify as an Qualified IPO, provided further the public listing of the equity interests of Skechers that remain outstanding after the Transaction, but prior to the Completion Date, without a contemporaneous transaction of the type described in clause (a) or (b) will not constitute a Qualified IPO.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the Board of Directors of the Company shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Ratio Debt Starter Amount” means an amount equal to the greater of (x) $735,000,000 and (y) 50.0% of LTM EBITDA.

“Ratio Interest Expense” means, with respect to any Person for any period, (a) the total interest expense of such Person and its Restricted Subsidiaries on a consolidated basis with respect to any Indebtedness included in the Consolidated Total Indebtedness and payable in cash for such period, whether paid or accrued and whether or not capitalized, giving effect to any payments made or received from interest rate Hedge Agreements, excluding for the avoidance of doubt, (A) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment and/or other financing fee (including fees and expenses associated with the Transactions and annual agency fees), (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (D) any fee or expense associated with any Asset Disposition, acquisition, Investment or issuance of Capital Stock or Indebtedness (in each case, whether or not consummated), (E) any cost associated with obtaining, or breakage costs in respect of, any Hedge Agreement or other derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (F) any penalty and/or interest relating to Taxes, (G) commissions, discounts, yield and other fees and charges (including any interest expense) relating to any Receivables Facility and (H) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument and/or any payment obligation arising under any Hedge Agreement or derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness minus (b) interest income payable in cash for such period.

“Receivables Assets” means (a) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” means any receivables, factoring and/or securitization facility or arrangement pursuant to which the Company and/or any of its Restricted Subsidiaries sells or grants a security interest in accounts receivable, payables or other customary securitization assets (including royalty and other revenue streams or other rights to payment and the proceeds thereof) and/or similar and/or related assets (“Receivables Facility Assets”) to either (a) a Person that is not a Restricted Subsidiary (including any subsidiary of the Company) or an Affiliate of the Company or such Restricted Subsidiaries or (b) a Receivables Subsidiary that, in turn, pledges, sells or otherwise transfers its Receivables Facility Assets to a Person that is not a Restricted Subsidiary (including any subsidiary of the Company) or an Affiliate of the Company or such Subsidiary.

“Receivables Facility Assets” has the meaning assigned to such term in the definition of “Receivables Facility”.

“Receivables Subsidiary” means any subsidiary of the Company formed for the purpose of implementing, or that solely engages in activities relating to, any permitted securitization, receivables facility, receivables financing, any Receivables Facility and/or any other permitted receivables arrangement.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Completion Date or incurred (or established) in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, however, that:

(1) subject to the Permitted Earlier Maturity Indebtedness Exception, such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced, exchanged, renewed, repaid or extended; and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, respectively;

(2) Refinancing Indebtedness shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not the Company or a Guarantor that refinances Indebtedness of the Company or a Guarantor; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(3) such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 3.2 immediately prior to such refinancing, plus (z) accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

provided, that clause (1) above will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities, Secured Indebtedness or the Notes. Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the restrictive legends described in Section 2.1(d)(1) and (2) and deposited with or on behalf of and registered in the name of the DTC or the nominee of DTC, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note exchanged therefor upon and after expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the legends described in Section 2.1(d)(1), (2) and (3) deposited with or on behalf of and registered in the name of the DTC or the nominee of DTC, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Taxes” means:

(1) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a) being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries) or otherwise maintaining its existence or good standing under applicable law;

(b) being a holding company parent, directly or indirectly, of the Company or any Subsidiaries of the Company;

(c) receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any Subsidiaries of the Company; or

(d) having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent Entity pursuant to Section 3.3 hereof; and

(2) any Permitted Tax Amount.

“Required Holders” means the Holders of a majority in principal amount of all the then outstanding Notes; provided that (i) to the same extent set forth under “Amendment and Waiver” with respect to the determination of Required Holders, the Notes held or beneficially owned by any Affiliated Holder shall in each case be excluded for purposes of making a determination of Required Holders and (ii) to the same extent set forth in Article IX with respect to the determination of Required Holders, the Notes held or beneficially owned by a disqualified Holder and/or Net Short Holder, as applicable, shall in each case be excluded for purposes of making a determination of Required Holders.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any governmental authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 2.1(d) hereof.

“Restricted Notes Legend” means the legend set forth in clause (1) of Section 2.1(d) hereof.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” means any Restricted Subsidiary of the Company.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Banking Services.

“Secured Indenture” means the Indenture, dated as of the Issue Date, by and among the Company, the guarantors from time to time party thereto, and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent, U.S. Bank Europe DAC, as registrar and transfer agent, and U.S. Bank Europe DAC, UK Branch, as paying agent, governing the Secured Notes, as amended, restated, supplemented, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time, pursuant to which the Secured Notes were issued.

“Secured Notes” means the Company’s €1,000,000,000 aggregate principal amount of 5.250% Senior Secured Notes due 2032 issued pursuant to the Secured Indenture on or about the Issue Date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable or related assets and the proceeds thereof, in each case, subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in clause (a) in a securitization financing and which in the case of clauses (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Qualified Securitization Financing.

“Securitization Facility” shall mean any transaction or series of securitization financings that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Company or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Company or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Company or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not the Company or a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller (or any guaranty of such obligation) of (i) Receivables Assets under a Receivables Facility to repurchase Receivables Assets or (ii) Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets, in either case, arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Company in each case formed for the purpose of, and that solely engages in, one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or such Restricted Subsidiary transfers Securitization Assets and related assets.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Short Derivative Instrument” means a Derivative Instrument (a) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (b) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1)(ii) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date or Completion Date, as applicable, (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof, and (c) a Person conducting a business, service or activity specified in clauses (a) and (b), and any Subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“Skechers” means Skechers U.S.A., Inc., a Delaware corporation, and any of its successors.

“SPAC IPO” means the acquisition, purchase, merger, amalgamation or other combination of the Company or any Parent Entity, by, or with, a publicly traded special purpose acquisition company or targeted acquisition company or any entity similar to the foregoing (a “SPAC IPO Entity”) that results in any common equity interests of the Company, any Parent Entity, or any direct or indirect parent entity of such SPAC IPO Entity (or its successor by merger, amalgamation or other combination) being publicly traded on any United States national securities exchange or over-the-counter market, or any analogous exchange or market in Canada, the United Kingdom or the European Union.

“Specified Transaction” means “Specified Transaction” as defined in the Credit Agreement as in effect on the Completion Date.

“Sponsor” means, collectively, 3G Capital Partners LP, together with its affiliates, limited partners and associated funds managed or advised by it and its controlled affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50.0% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case to the extent the relevant entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that is a Guarantor.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Guarantor” means Skechers S.à.r.l, Skechers International and Skechers International II, the latter two being partnerships governed by Swiss law, acting by and through their respective partners, and each other Guarantor formed under the applicable laws of Switzerland, which is organized under the laws of Switzerland or, if different, is considered to be a tax resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Withholding Tax” means the tax imposed based on the Swiss Withholding Tax Act as amended from time to time together with the related ordinances, regulations and guidelines.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date (and, in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Transaction Expenses” means any fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees and any pre-closing hedging costs) payable or otherwise borne by the Company, any Parent Entity and/or its Restricted Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means the Acquisition, any transactions directly or indirectly related to the consummation of the Acquisition pursuant to the Acquisition Agreement, the issuance of the Notes, the issuance of the Secured Notes, borrowings under the Credit Agreement, the payment of Transaction Expenses, other related transactions as described in the offering memorandum and the consummation of any other transaction in connection with the foregoing.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Trustee” means U.S. Bank Trust Company, National Association, as trustee under this Indenture, together with its successors and assigns in such capacity.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted cash and Cash Equivalents of such Person and its Restricted Subsidiaries and (b) cash and Cash Equivalents of such Person and its Restricted Subsidiaries that are restricted in favor of Credit Facilities and/or other permitted secured Indebtedness (which may also include cash and Cash Equivalents securing other First Lien Indebtedness or Junior Lien Debt or any letter of credit or similar instrument) to the extent such other secured Indebtedness is of equal or higher priority than the Indebtedness included in the applicable Consolidated Secured Leverage Ratio or Consolidated Total Leverage Ratio calculation, in each case whether or not held in a pledged account and, if such determination is made for any date other than a date with respect to which balance sheet statements required to be delivered pursuant to Section 3.10 are available, as determined by the Company in good faith based on bank account statements and other information available to the Company; provided that notwithstanding the foregoing, cash that is subject to an escrow arrangement, earn-out, purchase price holdback or similar restriction shall not count towards the Unrestricted Cash Amount.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company in the manner provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein), to be an Unrestricted Subsidiary only if:

(1) at the time of such designation, such Subsidiary or any of its Subsidiaries does not own any Capital Stock of the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2) such designation and the Investment, if any, of the Company in such Subsidiary complies with Section 3.3 hereof.

“Unsecured Capitalized Leases” means all leases underlying Unsecured Finance Lease Obligations.

“Unsecured Finance Lease Obligations” means Finance Lease Obligations not secured by a Lien and any other lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, an operating lease shall be considered an Unsecured Finance Lease Obligation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly Owned Domestic Subsidiary” means a Wholly Owned Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Foreign Subsidiary” means a Wholly Owned Subsidiary that is not a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any Person means a subsidiary of such Person, 100.0% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	3.5(a)(3)(ii)
“Accounting Change”	“GAAP”
“Additional Restricted Notes”	2.1(b)
“Advance Offer”	3.5(b)
“Advance Portion”	3.5(b)
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(e)(2)
“Applicable Premium Deficit”	8.4(1)
“Applicable Proceeds”	3.5(a)(3)
“Asset Disposition Offer”	3.5(b)
“Authenticating Agent”	2.2
“Automatic Exchange”	2.6(e)
“Automatic Exchange Date”	2.6(e)
“Automatic Exchange Notice”	2.6(e)
“Automatic Exchange Notice Date”	2.6(e)
“Change of Control Offer”	3.9(a)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(a)(2)
“Clearstream”	2.1(b)
“Company Order”	2.2
“Covenant Defeasance”	8.3
“CUSIP”	2.6(e)
“Declined Excess Proceeds”	3.5(b)
“Defaulted Interest”	2.14
“Directing Holder”	6.16(a)
“Election Date”	3.3(c)
“Escrow Outside Date”	12.3
“Escrow Release”	12.2(a)
“Escrow Release Officer’s Certificate”	12.2(b)
“Escrowed Property”	12.1(b)
“Euroclear”	2.1(b)
“Event of Default”	6.1(a)
“Excess Proceeds”	3.5(b)
“Foreign Disposition”	3.5(d)(i)
“Global Notes”	2.1(b)
“Guaranteed Obligations”	10.1
“Increased Amount”	3.6
“Initial Agreement”	3.4(b)(16)
“Initial Default”	6.1(e)
“Institutional Accredited Investor Global Note”	2.1(b)
“Institutional Accredited Investor Notes”	2.1(b)
“Legal Defeasance”	8.2
“Legal Holiday”	13.6
“Note Guarantees”	10.1
“Noteholder Direction”	6.1(a)

Term	Defined in Section
“Notes Register”	2.3
“Permitted Payments”	3.3(b)
“Position Representation”	6.1(a)
“primary obligations”	“Contingent Obligations”
“primary obligor”	“Contingent Obligations”
“Proceeds Application Period”	3.5(a)(3)
“protected purchaser”	2.10
“Redemption Date”	5.6(a)
“reference period”	“Fixed Charge Coverage Ratio”
“Refunding Capital Stock”	3.3(b)(2)
“Registrar”	2.3
“Resale Restriction Termination Date”	2.6(b)
“Reserved Indebtedness Amount”	3.2(c)(9)
“Restricted Global Note”	2.6(e)
“Restricted Payment”	3.3(a)
“Restricted Period”	2.1(b)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(b)
“Second Commitment”	3.5(a)(3)(ii)
“Special Interest Payment Date”	2.14(a)
“Special Mandatory Redemption”	5.8(a)
“Special Mandatory Redemption Date”	5.8(b)
“Special Mandatory Redemption Price”	5.8(a)
“Special Record Date”	2.14(a)
“Special Termination Date”	5.8(a)
“Subject Lien”	3.6
“Successor Company”	4.1(a)(1)
“Suspension Period”	3.16
“Total Leverage Excess Proceeds”	3.5(a)
“Treasury Capital Stock”	3.3(b)(2)
“Unrestricted Global Note”	2.6(e)
“Verification Covenant”	6.1(a)

SECTION 1.3. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(5) the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(6) all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(7) unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person; and

(8) the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “.pdf,” “.tif” or “.jpg”) and other electronic signatures (including, without limitation, DocuSign, AdobeSign or other electronic signature provider that the Company has specified in writing to the Trustee). The use of electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is under no obligation to agree to accept electronic signatures in any form or in any format except for facsimile and PDF unless expressly agreed to by the Trustee pursuant to reasonable procedures approved by the Trustee.

(9) The definitions of terms therein shall apply equally to the singular and plural forms of the terms defined.

(10) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(11) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(12) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(13) The words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Note Document, shall be construed to refer to such Note Document in its entirety and not to any particular provision hereof.

(14) Any definition of or reference to any agreement, instrument, report, notice, financial statements or other document herein or in any Note Document (including any reference to any Note Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth therein).

(15) Any reference to any Requirements of Law in any Note Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirements of Law.

(16) Any reference therein or in any Note Document to any Person shall be construed to include such Person’s successors and permitted assigns, including as debtor and debtor-in-possession and any receiver, receiver and manager, interim receiver, monitor, examinership or trustee, as the case may be, in any insolvency, examinership or liquidation proceeding.

(17) All references therein or in any Note Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Note Document.

(18) In the computation of periods of time in any Note Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”.

(19) The words “asset” and “property”, when used in any Note Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash and Cash Equivalents, securities, accounts and contract rights.

(20) The words “maturity” and “final maturity” (or similar terms) means the stated final maturity of any Indebtedness and the acceleration or mandatory repayment, prepayment, redemption or repurchase of such Indebtedness upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof.

(21) The word “knowledge” or “awareness” (or similar terms) means the actual knowledge of a natural Person and the “knowledge” of Holdings, the Company or any subsidiary thereof means the actual knowledge of the chief executive officer, chief financial officer, president, treasurer or any other officer supervising the financial or legal affairs of the applicable Person.

(22) All references to “Indebtedness” in any Note Document shall include, as the context may require, commitments to provide such Indebtedness (other than, for the avoidance of doubt, in calculating Consolidated Total Indebtedness); provided that, any commitment documented under any commitment letter or other agreement and obtained in connection with, and the funding or effectiveness of which is conditioned upon the consummation of, any acquisition, Asset Disposition, prepayment or repayment of any Indebtedness, any IPO or any other transaction shall not constitute an incurrence of Indebtedness for purposes of this Indenture and the other Note Documents unless and until such transaction is consummated and such commitment is established (and/or any loan under such commitment is funded) under any effective definitive documentation.

(23) For purposes of any amount therein expressed as a percentage of Consolidated EBITDA, Consolidated Adjusted EBITDAR, LTM EBITDA or Total Assets, “Consolidated EBITDA,” “LTM EBITDA,” “Consolidated Adjusted EBITDAR” or “Total Assets”, unless the context otherwise requires, shall be deemed to refer to Consolidated EBITDA, LTM EBITDA, Consolidated Adjusted EBITDAR or Total Assets of the Company and its Restricted Subsidiaries.

(24) Any Officer executing any Note Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as an Officer on behalf of the Company or the applicable Guarantor and not in any individual capacity.

(25) Any reference therein or in any other Note Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of, or by, a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person under this Indenture and the other Note Documents (and each division of any limited liability company, limited partnership or trust that is a Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(26) Any reference herein to the board of directors or similar governing body of the Company, or any Parent Entity thereof, that is formed as a limited partnership shall, to the extent applicable, be deemed to refer to the general partner thereof (or the governing body with respect to the general partner thereof in connection with acting as the general partner of such limited partnership).

(27) All references to “in the ordinary course of business” of the Company or any Restricted Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Company or such Restricted Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Company and its Restricted Subsidiaries in the United States or any other jurisdiction in which the Company or any Restricted Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Company or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Company or any Restricted Subsidiary does business, as applicable.

(28) With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured (if applicable) or waived. If any Default or Event of Default occurs due to (a) the failure by the Company, any Guarantor or other Restricted Subsidiary to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the Company, applicable Guarantor or other Restricted Subsidiary takes such action or receives a retroactive extension (subject to any applicable rescission procedures under this Indenture in the event the Notes were accelerated) or (b) the taking of any action by the Company, any Guarantor or other Restricted Subsidiary that is not then permitted by the terms of this Indenture or any other Note Document, such Default or Event of Default shall be deemed to be cured (subject to any applicable rescission procedures under this Indenture in the event the Notes were accelerated) on the earlier to occur of (i) the date on which such action would be permitted at such time to be taken under this Indenture and the other Note Documents and (ii) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Indenture and the other Note Documents. If any Default or Event of Default occurs that is subsequently cured (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by the Company, any Guarantor or the taking of any action by the Company, any Guarantor or any Subsidiary of any the Company, the Guarantor, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure of the Cured Default.

(29) Any reference in this Indenture or in any other Note Documents to the ranking of Liens shall be determined without regard to control of remedies.

(30) Any reference herein to the board of directors or similar governing body of the Company, or any Parent Entity thereof, that is formed as a limited partnership shall, to the extent applicable, be deemed to refer to the general partner thereof (or the governing body with respect to the general partner thereof in connection with acting as the general partner of such limited partnership).

(31) Any fiscal month, fiscal quarter or fiscal year identified or set forth in the Note Documents by reference to the last day thereof (including by reference to the last day of the corresponding calendar month, quarter or fiscal year) shall be deemed to refer to the applicable fiscal month, quarter or fiscal year ending on or about such date.

(32) Any reference in this Indenture, where it relates to a person (i) incorporated, (ii) established, (iii) constituted, (iv) formed, (v) which carries on, or has carried on, business, or (vi) that owns immovable property, in each case, in Jersey, a reference to:

(a) a “composition, compromise, assignment or arrangement with any creditor”, “winding-up”, “administration”, “insolvency”, “insolvent”, “bankruptcy”, “liquidation” or “dissolution” includes, without limitation, “bankruptcy” (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement of the type referred to in Article 125 of the Companies (Jersey) Law 1991, any procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991, and any other similar proceedings affecting the rights of creditors generally under Jersey law, and shall be construed so as to include any equivalent or analogous proceedings;

(b) a “liquidator”, “receiver”, “administrative receiver”, “administrator” or the like includes, without limitation, the Viscount of the Royal Court of Jersey, Autorisés, any provisional liquidator or liquidator appointed pursuant to Part 21 of the Companies (Jersey) Law 1991, or any other person performing the same function of each of the foregoing;

(c) a “security interest”, “security”, “encumbrance” or the like includes, without limitation, any hypothèque, whether conventional, judicial or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation; and

(d) any equivalent or analogous procedure or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or step being taken in connection with an application for a declaration of en désastre being made in respect of any such entity or any of its assets (or the making of such declaration) or the service of a statutory demand pursuant to Part 21 of the Companies (Jersey) Law 1991 in respect of such entity.

SECTION 1.4. Accounting Terms; GAAP.

(1) All financial statements to be delivered pursuant to this Indenture shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting nature that are used in calculating the Consolidated Secured Leverage Ratio, the Consolidated Total Leverage Ratio, the Interest Coverage Ratio, Consolidated EBITDA, LTM EBITDA, Consolidated Adjusted EBITDAR or Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided, that all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If the Company notifies the Trustee that the Company (or its applicable Parent Entity) is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” means international financial reporting standards pursuant to IFRS (provided that after such conversion, the Company cannot elect to report under GAAP).

(2) Notwithstanding anything in this Indenture to the contrary, unless the Company has elected otherwise, the determination of whether a lease is a Finance Lease or a Non-Finance Lease Obligation, shall, in each case, be determined with giving effect to ASC 842 (Leases), except that financial statements delivered pursuant to this Indenture may be prepared in accordance with GAAP (including giving effect to ASC 842 (Leases)) as in effect at the time of such delivery.

(3) Where any term of any Note Document refers to maintaining appropriate reserves in accordance with GAAP or any similar phrase, such requirement may, in respect of a Foreign Subsidiary, be satisfied by maintaining appropriate reserves in accordance with generally accepted accounting principles in its jurisdiction of organization (including without limitation IFRS) to the extent that such Foreign Subsidiary maintains individual books and records in accordance with such generally accepted accounting principles other than GAAP.

SECTION 1.5. Currency Equivalents Generally. For purposes of any determination under this Indenture with respect to any Affiliate Transaction, or any determination under Section 3.2, Section 3.3 and Section 3.5 and definitions of “Permitted Liens,” “Permitted Investments,” or other transaction, event or circumstance, or any determination under any other provision of this Indenture (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the Dollar Equivalent amount of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be determined by the Company in good faith) for such foreign currency, as in effect at 11:00 a.m. (Eastern time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitment unutilized thereunder and (z) any additional amount permitted to be incurred under Section 3.2 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i).

SECTION 1.6. Certain Basket Usages.

(1) For purposes of determining compliance with the covenants set forth in Section 3.2, Section 3.3, Section 3.5, Section 3.8, “Permitted Liens” and “Permitted Investments,” in the event that any Lien, Investment, Indebtedness, Disqualified Stock or preferred Capital Stock, Asset Disposition or other sale or transfer of assets, Restricted Payment, or prepayment or redemption of Indebtedness (or, in each case of any of the foregoing, any portion thereof) meets the criteria of one, or more than one, of the applicable baskets of the applicable covenants categories of transactions or items permitted pursuant to any clause of such Section 3.2, Section 3.3, Section 3.5, Section 3.8, “Permitted Liens” and “Permitted Investments” (including within any sub-clauses, sub-categories or sub-items under this Indenture) then permitted pursuant to Section 3.8 or Article III, as applicable, such transaction (or portion thereof) at any time shall be permitted under one or more of such baskets of such covenant (including within any subclauses, sub-categories or sub-items under this Indenture) at the time of such transaction or incurrence thereof or at any later time from time to time, in each case, as determined by the Company in its sole discretion at such time, and the Company may, in its sole discretion, classify and reclassify and, from time to time, later divide, sequence, classify or reclassify, such Lien, Investment, Indebtedness, Disqualified Stock or preferred Capital Stock, Asset Disposition or other sale or transfer of assets, Restricted Payment, Affiliate transaction, restrictions on distributions from Restricted Subsidiaries or prepayment or redemption of Indebtedness (or, in each case of any of the foregoing, any portion thereof) among such applicable Baskets of such covenant (including any sub-clauses, sub-categories or sub-items under this Indenture), as applicable, in any manner not expressly prohibited by this Indenture (and, for the avoidance of doubt, will only be required to include such transaction or incurrence in such of the applicable baskets of such covenant (including any sub-clauses, sub-categories or sub-items under this Indenture) as determined by Company at such time). For the avoidance of doubt, without limitation, any amount re-allocated by the Company among the General Investment Basket, the General Restricted Payments Basket, the General Restricted Debt Payments Basket and/or the General Debt Basket, in each case to the extent permitted, may be subsequently re-allocated by the Company among such applicable baskets in accordance therewith.

(2) Notwithstanding anything in this Indenture to the contrary, unless the Company elects otherwise in its sole discretion, (I) with respect to (x) any amounts incurred or transactions entered into (or consummated) in reliance on a basket (any such basket, a “Fixed Basket”) of this Indenture (any such amounts, including for the avoidance of doubt, any grower component based on LTM EBITDA or Consolidated Adjusted EBITDAR, the “Fixed Amounts”) or, without limiting any requirement set forth hereunder with respect to the netting of cash proceeds of any Indebtedness in determining compliance with the applicable financial ratio test, any transaction utilizing any Unrestricted Cash Amount and Cash Equivalents, in each case under this clause (x), substantially concurrently with (or as part of a single transaction or a series of related transactions with) (y) any amounts incurred or transactions entered into (or consummated) in reliance on a basket (any such basket, a “Non-Fixed Basket”) of this Indenture that requires compliance with a financial ratio or test (including the Interest Coverage Ratio, the Consolidated Secured Leverage Ratio and the Consolidated Total Leverage Ratio) (any such financial ratio or test, a “Financial Incurrence Test”), it is understood and agreed that (I) all Fixed Amounts (or any other amounts incurred under a Fixed Basket) or any utilization of any such Unrestricted Cash Amounts and Cash Equivalents shall be disregarded in the calculation of any Financial Incurrence Test applicable to any Non-Fixed Basket that is utilized substantially concurrent with or after the utilization of such Fixed Basket, (II) any Indebtedness incurred to fund original issue discount, upfront fees, accrued interest, premium and transaction expenses concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a Non-Fixed Basket shall be disregarded in the calculation of each Financial Incurrence Test applicable to any Non-Fixed Basket and (III) any revolving loans under the Credit Agreement (or any borrowings under any other revolving credit facility of the Company or its Restricted Subsidiaries) for working capital purposes, capital expenditures or investments shall be disregarded in the calculation of any Financial Incurrence Test; provided that notwithstanding anything else provided herein, any amounts incurred or transactions entered into (or consummated) in reliance on a basket of this Indenture that is expressly limited by a fixed-dollar limitation (including any grower component based on a percentage of LTM EBITDA or Consolidated Adjusted EBITDAR) and that includes, as a condition to incurring (or consummating) applicable amounts or transactions, in reliance on such basket limited by a fixed-dollar limitation, a requirement of compliance with a Financial Incurrence Test shall constitute a “Fixed Amount” hereunder.

(3) If any Lien, Investment, Indebtedness, Disqualified Stock or preferred Capital Stock, Asset Disposition or other sale or transfer of assets, Restricted Payment, Affiliate transaction, prepayment or redemption of Indebtedness or other transaction or action is incurred, issued or consummated in reliance on a basket measured by reference to a percentage of LTM EBITDA or Consolidated Adjusted EBITDAR, and any such Lien, Investment, Indebtedness, Disqualified Stock or preferred Capital Stock, Asset Disposition or other sale or transfer of assets, Restricted Payment, Affiliate transaction, prepayment or redemption of Indebtedness or other transaction or action would subsequently exceed the applicable percentage of LTM EBITDA or Consolidated Adjusted EBITDAR under such basket if calculated based on the LTM EBITDA or Consolidated Adjusted EBITDAR on a later date (including the date of any refinancing), such percentage of LTM EBITDA or Consolidated Adjusted EBITDAR will be deemed not to be exceeded; provided that, in the case of refinancing any Indebtedness, Disqualified Stock or preferred Capital Stock (and any related Lien) in reliance on this clause (c), the principal amount of such refinancing Indebtedness, Disqualified Stock or preferred Capital Stock does not exceed the aggregate outstanding principal amount, accreted value or liquidation preference of the refinanced Indebtedness, Disqualified Stock or preferred Capital Stock, plus the amount of any unused commitments thereunder, plus accrued interest, fees, expenses, defeasance costs and premium (including call and tender premiums), if any, under the refinanced Indebtedness, Disqualified Stock or preferred Capital Stock, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Indebtedness, Disqualified Stock or preferred Capital Stock and the incurrence or issuance of such refinancing Indebtedness, Disqualified Stock or preferred Capital Stock.

SECTION 1.7. Certain Calculations and Tests.

(1) Notwithstanding anything to the contrary herein, but subject to the provisions below, all financial ratios and tests (including the Consolidated Secured Leverage Ratio, the Consolidated Total Leverage Ratio, the Interest Coverage Ratio and the amount of Total Assets, Fixed Charges, Consolidated Adjusted EBITDAR and LTM EBITDA) contained in this Indenture that are calculated with respect to any measurement period during which any Specified Transaction occurs shall be calculated with respect to such measurement period and such Specified Transaction on a Pro Forma Basis. Further, if since the beginning of any such measurement period and on or prior to the date of any required calculation of any financial ratio or test (i) any Specified Transaction has occurred or (ii) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Restricted Subsidiaries or any joint venture since the beginning of such measurement period has consummated any Specified Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such measurement period as if such Specified Transaction had occurred at the beginning of the applicable measurement period (or, in the case of Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of cash and/or Cash Equivalents), as of the last day of such measurement period). In calculating such financial ratio or test, all Specified Transactions and the use of proceeds thereof consummated concurrently with the transaction giving rise to such calculation shall be given pro forma effect pursuant to the terms above.

(2) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies (including cost, revenue and product margin synergies) resulting from, or related to, any Specified Transaction (including the Transactions and, for the avoidance of doubt, any applicable actions or transactions occurring prior to the Issue Date) that are projected by the Company in good faith to result from actions either taken, or with respect to which substantial steps have been taken or are expected to be taken, in each case under this clause (2), calculated (1) net of the amount of actual benefits realized prior to, or during, such period from such actions and (2) on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and for the entirety of such period; provided, that (x) it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action or transaction either taken, or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests relating to such Specified Transaction (and in respect of any subsequent pro forma calculations in which such Specified Transaction is given pro forma effect) and during any applicable subsequent measurement period for any subsequent calculation of such financial ratios and tests and (y) no amounts shall be added pursuant to this clause (2) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period. With respect to any pro forma calculation that is required to be made in connection with any acquisition or other Investment in respect of which financial statements for the applicable target are not available for the same measurement period for which financial statements of the Company are available, the Company shall make the relevant calculation on the basis of the relevant available financial statements (even if for differing periods) or such other commercially reasonable basis as the Company may elect. Notwithstanding anything to the contrary in this Indenture, when calculating Consolidated EBITDA on a Pro Forma Basis solely for purposes of clause (B) of the Available Amount Growing Prong, at the election of the Company, Specified Transactions occurring after the Issue Date shall not be given pro forma effect.

(3) Notwithstanding anything to the contrary herein, to the extent that the terms of this Indenture require (i) compliance with any financial ratio or test (including, without limitation, the Consolidated Secured Leverage Ratio test, any Consolidated Total Leverage Ratio test or any Interest Coverage Ratio test) and/or any threshold or cap expressed as a percentage of Consolidated EBITDA, LTM EBITDA, Consolidated Adjusted EBITDAR or Total Assets, (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default), (iii) the making and/or accuracy of any representation and/or warranty or (iv) compliance with availability under any basket (including any basket expressed as a percentage of Consolidated EBITDA, LTM EBITDA, Consolidated Adjusted EBITDAR or Total Assets), in each case, a condition to (A) the consummation of any transaction in connection with any acquisition or other Investment (including the assumption or incurrence of Indebtedness), (B) the making of any Restricted Payment and/or (C) the making of any Restricted Debt Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Company, (1) in the case of any acquisition or other Investment (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended measurement period at the time of): (x) the execution of the definitive agreement with respect to such acquisition or Investment, (y) in connection with an acquisition to which the United Kingdom City Code or Takeover and Mergers (or any comparable Requirements of Law) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of the target of an acquisition (or equivalent notice under comparable Requirements of Law) or (z) the consummation of such acquisition or Investment, (2) in the case of any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended measurement period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended measurement period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case of the foregoing clauses (1) through (3), after giving effect, on a Pro Forma Basis, to (I) the relevant acquisition, Investment, Restricted Payment, Restricted Debt Payment and/or any related Indebtedness (including the intended use of proceeds thereof) and (II) to the extent definitive documents in respect thereof have been executed, the Restricted Payment has been declared or delivery of notice with respect to a Restricted Debt Payment has been given (which definitive documents, declaration or notice has not terminated or expired without the consummation thereof), any other Specified Transaction that the Company has elected to treat in accordance with this clause (3). If the Company has made the election above, then, in connection with any subsequent calculation of the ratios, baskets or financial metrics on or following such election and prior to the earlier of (i) the date on which such transaction is consummated or (ii) the date that such transaction is abandoned, terminated or expires without consummation thereof, any such ratio, basket or financial metric shall be calculated on a Pro Forma Basis assuming such transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated. If financial statements for one or more subsequent fiscal quarter of the Company shall have become available, the Company may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, the ratios, tests or baskets on the date of such redetermination shall thereafter govern. In calculating the Interest Coverage Ratio test for purpose of this calculation, the Company shall be entitled to use an assumed interest rate based on the then-available documentation as determined in good faith and without giving effect to any “pricing flex” term that may be included in any committed financing. The amount of Unrestricted Cash Amount shall be estimated by the Company in good faith based on the information then available to the Company.

(4) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any Consolidated Secured Leverage Ratio test, any Consolidated Total Leverage Ratio test, any Interest Coverage Ratio test and/or the amount of Consolidated EBITDA, LTM EBITDA, Consolidated Adjusted EBITDAR or Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after such calculation, or after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(5) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP.

(6) (A) The payment of any interest in the form of additional Indebtedness will be deemed to be permitted incurrence of Indebtedness for purposes of Section 3.2 and (B) the increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will be deemed to be a Permitted Lien.

(7) With respect to any pro forma calculation that is required to be made in connection with any acquisition or other Investment in respect of which financial statements for the applicable target are not available for the same measurement period for which financial statements of the Company are available, the Company shall make the relevant calculation on the basis of the relevant available financial statements (even if for differing periods) or such other commercially reasonable basis as the Company may elect. Any calculation by the Company may be based on the financial statements delivered pursuant to Section 3.10 whether or not such financial statements constitute the financial statements of the Company and its Restricted Subsidiaries so long as the differences are immaterial.

(8) Notwithstanding anything to the contrary in this Section 1.7 or under GAAP, with respect to any Restricted Subsidiary or assets or operations of the Company or any Restricted Subsidiary in respect of which an agreement for the disposition thereof has been entered into, at the election of the Company (in its sole discretion), no pro forma effect shall be given to any discontinued operations with respect thereto (and the Consolidated EBITDA, Consolidated Adjusted EBITDAR, Consolidated Net Income, Total Assets, Consolidated Interest Expense and Indebtedness attributable to any such Subsidiary or assets or operations shall not be excluded under this Indenture) until such Subsidiary or assets or operations are actually disposed of; provided that if the Consolidated Net Income, Consolidated EBITDA and/or Consolidated Adjusted EBITDAR attributable to any such discontinued operation is less than zero, the Company shall be entitled to exclude the Consolidated Net Income, Consolidated EBITDA and/or Consolidated Adjusted EBITDAR attributable thereto for any purpose under this Indenture when such discontinued operation constitutes a “discontinued operation” under GAAP.

SECTION 1.8. Certain Determinations.

(1) Any determination of whether an action is taken “in the ordinary course of business” or “in a manner consistent with past practice” (or any similar expression) shall be made by the Company in good faith.

(2) It is understood and agreed for the avoidance of doubt that the carve-outs from the provisions of “Certain Covenants” may include items or activities that are not restricted by the relevant provision.

ARTICLE II

THE NOTES

SECTION 2.1. Form, Dating and Terms.

(a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $2,200,000,000. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.10, 2.12, 5.5 or 9.5 hereof, in connection with an Asset Disposition Offer pursuant to Section 3.5 hereof or in connection with a Change of Control Offer pursuant to Section 3.9 hereof.

Notwithstanding anything to the contrary contained herein, the Company may not issue any Additional Notes, unless such issuance is in compliance with Section 3.2 hereof.

With respect to any Additional Notes, the Company shall set forth in (1) an Officer’s Certificate or (2) one or more indentures supplemental hereto, the following information:

(A)	the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B)	the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue and the first Interest Payment Date; and

(C)	whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 13.2 hereof, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture; provided that any Additional Notes will not be issued with the same Common Code, CUSIP, ISIN or other identifying number as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax purposes. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(b) The Initial Notes are being offered and sold by the Company pursuant to the Purchase Agreement. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) Persons reasonably believed to be QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, persons reasonably believed to be QIBs, IAIs and purchasers in reliance on Regulation S, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to persons reasonably believed to be QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) hereof (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold to non-U.S. Persons outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note. Beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in a corresponding Regulation S Permanent Global Note within a reasonable period after the expiration of the Restricted Period (as defined below) upon delivery of the certification contemplated by Section 2.7. Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II. Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Regulation S Temporary Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

Beneficial owners may hold their interests in the Regulation S Global Note through organizations other than Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by participants through Euroclear or Clearstream.

The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

PIK Notes received as PIK Interest in respect of Rule 144A Notes and Regulation S Notes shall constitute Rule 144A Notes and Regulation S Notes, respectively.

Initial Notes and Additional Restricted Notes transferred by beneficial owners to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) hereof (the “Institutional Accredited Investor Global Note”) deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided,

The Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and Cash Interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Company maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3 hereof; provided, however, that, at the option of the Paying Agent, each installment of Cash Interest may be paid by wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and Cash Interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and Cash Interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its sole discretion).

Notwithstanding anything to the contrary herein, PIK Interest shall be paid in accordance with Section 2.1(g), Section 2.14 and Section 3.1.

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d) hereof. The Company shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Notes shall be issuable only in fully registered form in minimum denominations of $200,000 and any integral multiple of $1,000 in excess thereof (or if any PIK Payment has been made, in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof). For the avoidance of doubt Euroclear and Clearstream are not required to monitor or enforce the authorized denominations.

(d) Restrictive Legends. Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) the Company and the Trustee receives an Opinion of Counsel satisfactory to the Company to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act:

(1) the Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note shall bear the following legend on the face thereof:

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)), OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION, (2) AGREES TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH NOTE PRIOR TO THE EXPIRATION OF THE HOLDING PERIOD THEN IMPOSED BY RULE 144 UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION) ONLY (A) TO AN ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S UNDER THE SECURITIES ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND REGISTRAR’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER.

(2) Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(3) Each Regulation S Temporary Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

(4) THIS SECURITY IS A TEMPORARY GLOBAL NOTE. PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT. BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

(5) The Notes will bear the following additional legend:

THE NOTES HAVE BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). NOTEHOLDERS SHOULD CONTACT BEACH ACQUISITION BIDCO, LLC AT C/O 3G CAPITAL INC., 600 THIRD AVENUE, 37TH FLOOR, NEW YORK, NEW YORK 10016 IN WRITING TO OBTAIN (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTES, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTES AND (3) THE YIELD TO MATURITY OF THE NOTES.

(e) Book-Entry Provisions. (i) This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC, and for which the applicable procedures of DTC shall govern.

(1) Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Section 2.1(d) hereof. Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in clauses (3) and (4) of this Section 2.1(e) and Section 2.1(f) hereof. If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) hereof to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f) hereof, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f) Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice, (B) the Company in its sole discretion executes and deliver to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a written request from DTC. In the event of the occurrence of any of the events specified in clause (A), (B) or (C) of the preceding sentence, the Company shall promptly make available to the Registrar a reasonable supply of Definitive Notes. In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Company or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which either the Company or any affiliate of the Company was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.1(d) hereof. If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(1) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e) hereof shall, except as otherwise provided by Section 2.6(d) hereof, bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d) hereof.

(2) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee shall (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(3) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee shall cancel the Definitive Note being transferred or exchanged, (y) the Company shall execute, and the Trustee shall authenticate, upon receipt of a Company Order, and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(4) Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Regulation S Temporary Global Note prior to the end of the Restricted Period and the receipt of any certificates required under the provisions of Regulation S.

(g) PIK Notes. In connection with a PIK Payment in respect of the Notes, the Company shall, without the consent of the Holders (and without regard to any restrictions or limitations set forth under Section 3.2, with such PIK Interest deemed permitted thereunder) either increase the aggregate principal amount of an outstanding Global Note in the applicable amount of PIK Interest or issue Global Notes or Definitive Notes under this Indenture having the same terms as the Initial Notes or the Additional Notes, as applicable, subject to Section 2.14, in the amount of the applicable PIK Interest (“PIK Notes”). PIK Notes, if any, shall be consolidated with and form a single class with the Initial Notes or the Additional Notes, as applicable and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the first date from which interest will accrue) as the Initial Notes or the Additional Notes, as applicable.

SECTION 2.2. Execution and Authentication. One Officer of the Company shall sign the Notes for the Company by manual, facsimile, PDF or other electronic signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall, upon receipt of a Company Order, authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $2,200,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount and (3) under the circumstances set forth in Section 2.6(e) hereof, Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of the Company signed by one Officer (the “Company Order”). Such Company Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall, upon receipt of a Company Order in connection with a PIK Payment, either, at the Company’s option, (1) authenticate and deliver any PIK Notes in aggregate principal amount specified in such Company Order, or (2) increase the aggregate principal amount of an outstanding Note in the amount set forth in such Company Order. Notwithstanding anything to the contrary herein, no Opinion of Counsel shall be required to be delivered in connection with any PIK Payment (whether by an issuance of PIK Notes or by an increase in the aggregate principal amount of an outstanding Note as a result of a PIK Payment).

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Company or any Guarantor, pursuant to Article IV or Section 10.2 hereof, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon receipt of a Company Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3. Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.6 hereof. The Company or any Guarantor may act as Paying Agent, Registrar or transfer agent.

The Company initially appoints the Trustee as Registrar and Paying Agent for the Notes. The Company may change any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar, transfer agent or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar, transfer agent or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar, transfer agent or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

SECTION 2.4. Paying Agent to Hold Money in Trust. By no later than 11:00 a.m. (Eastern time) on the date on which any principal of, premium, if any, or Cash Interest on any Note is due and payable, the Company shall deposit with the Trustee or the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or Cash Interest when due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or Cash Interest on the Notes (whether such assets have been distributed to it by the Company or other obligors on the Notes), shall notify the Trustee in writing of any default by the Company or any Guarantor in making any such payment and shall during the continuance of any default by the Company (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund for the benefit of the Trustee and the Holders. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.6. Transfer and Exchange.

(a) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and 2.1(f) hereof, as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Registrar shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b) Transfers of Rule 144A Notes and Institutional Accredited Investor Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date that is one year after the later of the date of its original issue and the last date on which the Company or any Affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC;

(2) a registration of transfer of an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Company and the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 hereof from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Company; and

(3) a registration of transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Company.

(c) Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(1) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser);

(2) a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 hereof from the proposed transferee and receipt by the Company and Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Company; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser); and

(3) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Company.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.9 hereof or any additional certification.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1) an Initial Note is being transferred pursuant to an effective registration statement, (2) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) hereof or (3) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e) Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend. Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note bearing the Restricted Notes Legend (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (1) with respect to the Notes issued on the Issue Date, the Issue Date or (2) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Company shall (i) provide written notice to DTC and the Trustee at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Company shall have previously otherwise made eligible for exchange with DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least fifteen (15) calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and (z) the “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Company and a Company Order requesting the Trustee to authenticate, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged into such Unrestricted Global Notes. At the Company’s written request on no less than 5 calendar days’ notice prior to the Automatic Exchange Notice Date, the Trustee shall deliver, in the Company’s name and at its expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the register of Holders; provided that the Company has delivered to the Trustee the information required to be included in such Automatic Exchange Notice.

Notwithstanding anything to the contrary in this Section 2.6(e), during the fifteen (15) calendar day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.6(e) shall be permitted without the prior written consent of the Company. As a condition to any Automatic Exchange, the Company shall provide, and the Trustee shall be entitled to conclusively rely upon, an Officer’s Certificate and Opinion of Counsel to the Company to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for the depositary to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.6(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be cancelled following the Automatic Exchange.

(f) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 hereof or this Section 2.6 hereof, in accordance with applicable law and the Registrar’s customary procedures. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications, at the Company’s expense, at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g) Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall, upon receipt of a Company Order, authenticate Definitive Notes and Global Notes.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.10, 2.12, 3.5, 5.5 or 9.5 hereof).

The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing (or electronic delivery) of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing (or electronic delivery) or (2) fifteen (15) calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the form of Note attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) hereof shall, except as otherwise provided by Section 2.6(d) hereof, bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d) hereof.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee. Neither the Trustee nor the Registrar shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

SECTION 2.7. Form of Certificate to be Delivered upon Termination of Restricted Period.

[Date]

Beach Acquisition Bidco, LLC

c/o 3G Capital Inc.

600 Third Avenue, 37th Floor

New York, NY 10016

Attention: Flavio Montini

Email: [***]

With a copy to:

Kirkland & Ellis LLP

601 Lexington Ave

New York,

New York 10022

Attention: Joshua Korff; Michael Kim

Email: [***]

Facsimile: [***]

With a copy to:

U.S. Bank Trust Company, National Association, as Trustee

West Side Flats

60 Livingston Avenue

Saint Paul, Minnesota 55107

Attention: Global Corporate Trust Administrator – Beach Acquisition Bidco, LLC

PIK Notes

Re:	Beach Acquisition Bidco, LLC (the “Company”)

10.000% / 10.750% Senior PIK Toggle Notes due 2033 (the “Notes”)

Ladies and Gentlemen:

This certificate relates to Notes represented by a Regulation S Temporary Global Note. Pursuant to SECTION 2.1 of the Indenture dated as of July 14, 2025 relating to the Notes (the “Indenture”), we hereby certify that the persons who are the beneficial owners of $    principal amount of Notes represented by the Regulation S Temporary Global Note are persons outside the

United States to whom beneficial interests in such Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended. Accordingly, you are hereby requested to issue a Regulation S Permanent Global Note representing the undersigned’s interest in the principal amount of Notes represented by the Regulation S Temporary Global Note, all in the manner provided by the Indenture. We certify that we [are] [are not] an Affiliate of the Company.

The Trustee and the Company are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

SECTION 2.8. Form of Certificate to be Delivered in Connection with Transfers to IAIs.

Beach Acquisition Bidco, LLC

c/o 3G Capital Inc.

600 Third Avenue, 37th Floor

New York, NY 10016

Attention: Flavio Montini

Email: [***]

With a copy to:

Kirkland & Ellis LLP

601 Lexington Ave

New York, New York 10022

Attention: Joshua Korff; Michael Kim

Email: [***]

With a copy to:

U.S. Bank Trust Company, National Association, as Trustee

West Side Flats

60 Livingston Avenue

Saint Paul, Minnesota 55107

Attention: Global Corporate Trust Administrator – Beach Acquisition Bidco LLC, PIK Notes

Re: Beach Acquisition Bidco, LLC (the “Company”)

10.000% / 10.750% Senior PIK Toggle Notes due 2033 (the “Notes”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[   ] principal amount of the 10.000% / 10.750% Senior PIK Toggle Notes due 2033 (the “Notes”) of the Company.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name: ______________________

Address: ______________________

Taxpayer ID Number: ______________________

The undersigned represents and warrants to you that:

1.

We are an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor,” and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2.

We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not a QIB and that is purchasing for its own account or for the account of another institutional “accredited investor,” to an affiliate of such institutional “accredited investor,” in each case for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company.

3.	We [are][are not] an Affiliate of the Company.

TRANSFEREE:

BY: ________________

SECTION 2.9. Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

Beach Acquisition Bidco, LLC

c/o 3G Capital Inc.

600 Third Avenue, 37th Floor

New York, NY 10016

Attention: Flavio Montini

Email: [***]

With a copy to:

Kirkland & Ellis LLP

601 Lexington Ave

New York, New York 10022

Attention: Joshua Korff; Michael Kim

Email: [***]

U.S. Bank Trust Company, National Association, as Trustee

60 Livingston Avenue

Saint Paul, Minnesota 55107

EP-MN-WS3C

Attention:	Beach Acquisition Bidco, LLC Notes Administrator – Beach Acquisition Bidco, LLC PIK Notes

Tel No.: [***]

Email Address: [***]

Re:	Beach Acquisition Bidco, LLC (the “Company”)

10.000% / 10.750% Senior PIK Toggle Notes due 2033 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[     ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Company and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Company.

The Trustee and the Company are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

SECTION 2.10. Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall, upon receipt of a Company Order, authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Company and the Trustee in writing prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”), (c) satisfies any other reasonable requirements of the Trustee and (d) provides an indemnity bond, as more fully described below; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Company shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Company, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute, and upon receipt of a Company Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.10, the Company may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.10, every new Note issued pursuant to this Section 2.10, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.10 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.11. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.10 hereof and those described in this Section 2.11 as not outstanding. A Note does not cease to be outstanding in the event the Company or an Affiliate of the Company holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.4 hereof shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer actually knows to be held by the Company or an Affiliate of the Company shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.10 hereof (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.10 hereof.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

For the avoidance of doubt, unless represented by PIK Notes, the aggregate principal amount outstanding under any Note (as reflected in the books and records of the Depositary and the Trustee) shall include any increase in the aggregate principal amount of the applicable Notes as a result of a PIK Payment.

SECTION 2.12. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and upon receipt of a Company Order the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and upon receipt of a Company Order the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.13. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Company or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.13. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.14. Applicable Interest Rate; Payment of Interest; Defaulted Interest.

(a) (1) Interest shall accrue on the Notes at the Applicable Interest Rate as determined in accordance with the provisions of this Indenture and the Notes.

(2) With respect to each Interest Period, interest will be paid semi-annually, in arrears in the form of cash at the Cash Interest Rate or, at the Company’s election in its sole discretion, in the form of PIK Interest at the PIK Interest Rate, on January 15 and July 15 of each year (each, an “Interest Payment Date”), beginning on January 15, 2026; provided that, (i) the Company will be entitled to pay interest on the Notes, at its election, as Cash Interest or to pay PIK Interest on all, 75%, 50%, 25% or 0% of the interest for any Interest Period (and the remaining portion as Cash Interest) and (ii) the interest for the Interest Period ending on the Stated Maturity of the Notes and upon redemption will be paid entirely as Cash Interest. The initial interest period on the Notes will accrue as PIK Interest.

(3) Unless the Company elects otherwise, interest on the Notes shall be payable entirely in the form of PIK Interest at the PIK Interest Rate. With respect to each Interest Period, the Company may elect to pay interest in a combination of Cash Interest and PIK Interest, as set forth in clause (2) above, by delivering an Officer’s Certificate to the Trustee and a notice to Holders at least five (5) Business Days prior to the applicable Interest Payment Date related to such Interest Period notifying the Trustee and Holders of such election. If interest on the Notes with respect to an Interest Period will not be paid entirely in the form of Cash Interest, the amount of PIK Interest shall be calculated by the Company and shall be set forth in an Officer’s Certificate and Company Order delivered to the Trustee no later than the day preceding the applicable Interest Payment Date, which Officer’s Certificate shall set forth in reasonable detail the Company’s determination of the portion of the applicable interest payable in the form of Cash Interest and/or the portion of the applicable interest payable in the form of PIK Interest.

(4) In connection with a PIK Payment in respect of the Notes, the Company shall, without the consent of Holders (and without regard to any restrictions or limitations set forth under Section 3.2, with such PIK Interest deemed permitted thereunder), either increase the aggregate principal amount of an outstanding Note in the applicable amount of PIK Interest or issue PIK Notes under this Indenture. Pursuant to Section 2.2, in order to make a PIK Payment, the Company shall deliver to the Trustee either, as applicable, (i) a Company Order to increase the aggregate principal amount of an outstanding Note in the amount of the PIK Interest due as set forth in such Company Order, or (ii) PIK Notes (in the form of either Global Notes or Definitive Notes) duly executed by the Company together with a Company Order requesting the authentication of such PIK Notes by the Trustee in the amount of the PIK Interest due as set forth in such Company Order.

(5) On any Interest Payment Date on which the Company makes a PIK Payment by increasing the aggregate principal amount of an outstanding Note, the Trustee, or the Depositary at the direction of the Trustee, shall increase the outstanding aggregate principal amount of such Note by an amount equal to the PIK Interest payable, rounded down to the nearest $1.00, for the relevant Interest Period on the principal amount of such Note, to the credit of the Holders on the relevant record date and an adjustment will be made on the register maintained with the Registrar with respect to such Note to reflect such increase and thereafter shall be part of the outstanding principal amount of the Notes for all purposes of this Indenture. Following an increase in the principal amount of the Notes as a result of PIK Interest, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment until the Stated Maturity of such Notes at the Applicable Interest Rate in the manner set forth in this Section 2.14.

(6) Any PIK Notes issued in the form of Definitive Notes will be issued in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded down to the nearest $1.00), shall be dated as of the applicable Interest Payment Date and will bear interest from and after such date at the Applicable Interest Rate in the manner set forth in this Section 2.14. The Trustee shall authenticate and deliver the PIK Notes issued in the form of Definitive Notes for original issuance to the Holders on the relevant record date as set forth in a Company Order. All PIK Notes issued pursuant to a PIK Payment will mature on the Stated Maturity of the Notes for which such PIK Notes were paid as PIK Interest and will be governed by, and subject to the terms, provisions and conditions of, this Indenture and shall have the same rights and benefits as the Notes. Any PIK Notes issued in the form of Definitive Notes shall be issued with the description “THIS IS A PIK NOTE” on the face of such PIK Note but shall be treated for all purposes under this Indenture with the same rights and obligations as the Notes.

(b) Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Company maintained for such purpose pursuant to Section 2.3 hereof.

(c) Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and, following the end of such 30-day period, such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election, as provided in clause (a) or (b) below:

(a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined herein) for the payment of such Defaulted Interest, which shall be fixed in the following manner (for the avoidance of doubt, interest on any Note may be paid by the Company at any time at its election during the 30-day period referred in the foregoing paragraph to the Holder on the regular record date). The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (the “Special Interest Payment Date”). Thereupon the Company shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not less than five (5) calendar days (or such other date as required by the applicable procedures of DTC) prior to the Special Interest Payment Date. The Company shall promptly notify the Trustee in writing of such

Special Record Date, and in the name and at the expense of the Company, upon receipt of an Officer’s Certificate delivered at least two Business Days before such notice is to be sent (or such shorter period as shall be acceptable to the Trustee), the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.1 hereof. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.14(b) hereof. The Trustee shall have no duty to determine if Defaulted Interest is due or to verify the Company’s calculations with respect to the amount of Defaulted Interest due.

(b) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this Section 2.14(c), such manner of payment shall be deemed practicable by the Trustee.

(d) The Company shall be responsible for making all calculations called for under the Notes, including but not limited to determination of redemption price, premium, if any, interest, determination of how much interest shall be payable as PIK Interest or Cash Interest and any additional amounts or other amounts payable on the Notes. The Company shall make the calculations in reasonable detail and in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Trustee shall have no duty to calculate or verify the Company’s calculations under the Notes and this Indenture.

Subject to the foregoing provisions of this Section 2.14, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.15. CUSIP and ISIN Numbers. The Company in issuing the Notes may use “CUSIP”, “ISIN” and “Common Code” numbers and, if so, the Company shall use “CUSIP”, “ISIN” and “Common Code” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, ISIN and Common Code numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP, ISIN and Common Code numbers.

ARTICLE III

COVENANTS

SECTION 3.1. Payment of Notes. The Company shall promptly pay the principal of, premium, if any, (including, notwithstanding anything to the contrary herein, the payment of the Maturity Premium set forth on Section 5.6(d) due on the maturity date of the Notes, as applicable), Cash Interest and PIK Interest, as applicable, on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and Cash Interest shall be considered paid on the date due if by 11:00 a.m. (Eastern time) on such date, the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture. PIK Interest shall be considered paid on the date due if, on such date the Trustee shall have received by electronic delivery or by first class mail postage prepaid, (i) a Company Order to increase the aggregate principal amount of an outstanding Note as a result of a PIK Payment in the amount set forth in such Company Order or (ii) PIK Notes duly executed by the Company together with a Company Order pursuant to Section 2.2 requesting the authentication of such PIK Notes by the Trustee in the amount of such PIK Interest due as set forth in such Company Order. Such Company Order, shall set forth the amount of interest payable as Cash Interest and the amount of interest payable as PIK Interest, as applicable, on the applicable Interest Payment Date.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2. Limitation on Indebtedness.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of the Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) of the Company and/or any Restricted Subsidiary (the “Ratio Debt”) so long as, after giving pro forma effect thereto, including the application of the proceeds thereof, the aggregate principal amount of Ratio Debt at each incurrence thereof does not exceed an amount equal to the sum of (i) the Ratio Debt Starter Amount minus the aggregate outstanding principal amount of Ratio Debt previously incurred in reliance of this clause (i) and then outstanding (which Indebtedness incurred in reliance on such Ratio Debt Starter Amount may be utilized to incur any Indebtedness (whether or not secured)) and (ii) an additional unlimited amount, so long as, on a Pro Forma Basis if such Ratio Debt is (a) unsecured or (b) constitutes Indebtedness (whether secured or not) of a Non-Guarantor, at the election of the Company, either (x) the Consolidated Total Leverage Ratio does not exceed the greater of (I) 5.75 to 1.00 and (II) the Consolidated Total Leverage Ratio immediately prior to the incurrence of such Indebtedness or (y) the Interest Coverage Ratio is not less than the lesser of (I) 1.75 to 1.00 and (II) the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness.

(b) Section 3.2(a) hereof shall not prohibit the Incurrence of the following Indebtedness

(1) Indebtedness incurred under any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and Guarantees in respect of such Indebtedness, up to an aggregate principal amount at the time of incurrence that does not exceed the sum of (a) (x) the greater of $3,140 million and the equivalent amount in Euros using the spot rate determined as of the Issue Date plus (y) the greater of €1,250 million and the equivalent amount in Dollars using the spot rate determined as of the Issue Date, plus (b) an amount equal to the greater of $1,468 million and 100.0% of LTM EBITDA, plus (c) an unlimited amount so long as, after giving pro forma effect to the Incurrence thereof (including pro forma application of the proceeds thereof), assuming all such additional Indebtedness incurred pursuant to this subclause (c) constitutes Consolidated Secured Indebtedness for purposes of this subclause (c) only, the Consolidated Secured Leverage Ratio would have been no greater than 3.50 to 1.00 at the time of incurrence thereof (or such ratio would not be greater than it was immediately prior to such Incurrence), and any Refinancing Indebtedness in respect thereof;

(2) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company, any Restricted Subsidiary and/or any joint venture so long as the incurrence of such Indebtedness or other obligations is permitted or otherwise not prohibited by the terms of this Indenture;

(3) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, that in the case of any Indebtedness of any Restricted Subsidiary that is not a Guarantor owing to any Guarantor, the related Investment is a Permitted Investment;

(4) Indebtedness represented by (a) the Notes (as increased by any PIK Interest (including in the form of PIK Notes) (other than any Additional Notes that are not PIK Interests), including any Guarantee thereof, (b) the Secured Notes (other than any additional Secured Notes following the Issue Date), (c) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1), (2), (3) and (4)(a) and (b) of this paragraph) outstanding on the Completion Date and any Guarantees thereof, (d) Refinancing Indebtedness (including, with respect to the Notes, the Secured Notes and any Guarantee thereof) incurred in respect of any Indebtedness described in this clause (4) or clauses (2), (5) or (10) of this paragraph or incurred pursuant to Section 3.2(a) and (e) Management Advances;

(5) Indebtedness of (x) the Company or any Restricted Subsidiary incurred or issued in connection with an acquisition or Investment or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided that after giving pro forma effect to the incurrence thereof and the application of the proceeds thereof, either

(i) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.2(a) hereof;

(ii) either the Interest Coverage Ratio of the Company and its Restricted Subsidiaries would not be lower or the Consolidated Total Leverage Ratio of the Company and its Restricted Subsidiaries would not be higher, in each case, than it was immediately prior to such acquisition, merger, amalgamation or consolidation; or

(iii) such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary); provided, that in the case of this clause (iii), the only obligors with respect to such Indebtedness shall be those Persons who were obligors (or who would become obligors pursuant to the definitive documentation in respect of such Indebtedness) of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation;

(6) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7) (a) Finance Lease Obligations or Purchase Money Obligations incurred or issued to finance the purchase, lease, expansion, construction, development, installation, replacement, relocation, renewal, maintenance, upgrade, repair or improvement of property (real or personal), equipment or any other asset, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, (x) in an aggregate outstanding principal amount not to exceed the sum of (i) the greater of $735 million and 50.0% of LTM EBITDA at the time of incurrence and (ii) the aggregate amount of such Indebtedness outstanding on the Completion Date or (y) in an unlimited amount, subject to pro forma compliance with a Consolidated Secured Leverage Ratio equal to 3.50 to 1.00 at the time of incurrence thereof (and, solely for purpose of calculating the Consolidated Secured Leverage Ratio for this clause (y), assuming such Indebtedness is included as Consolidated Secured Indebtedness); provided that, with respect to all or any portion of the Indebtedness incurred pursuant to clause (x) above, if at any time on a Pro Forma Basis the Consolidated Secured Leverage Ratio would not exceed 3.50 to 1.00 (and, solely for purpose of calculating the Consolidated Secured Leverage Ratio for this proviso, assuming such Indebtedness is included as Consolidated Secured Indebtedness), such Indebtedness shall be automatically deemed to have been incurred in reliance on this clause (y), and (b) arising out of Sale and Leaseback Transactions, and in each case any Refinancing Indebtedness in respect thereof;

(8) Indebtedness in respect of (including obligations in respect of letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or similar instruments) (a) workers’ compensation claims, health, disability or other employee benefits, unemployment, property, casualty or liability insurance (including premiums related thereto), self-insurance obligations, other reimbursement-type obligations regarding workers’ compensation claims, other types of social security, pension obligations, vacation pay or health, disability or other employee benefits, customer guarantees, performance, indemnity, surety, judgment, bid, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations, completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees incurred in the ordinary course of business or consistent with past or industry practice; (b) (i) Indebtedness of the Company and/or any Restricted Subsidiary in respect of Banking Services and/or otherwise in connection with cash management and deposit accounts and (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past or industry practice; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past or industry practice from customers for goods or services purchased in the ordinary course of business or consistent with past or industry practice; (d) (i) Guarantees by the Company and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Company and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties, discounted bills of exchange, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments liabilities or obligations supporting trade payables, warehouse receipts or similar facilities incurred in the ordinary course of business or consistent with past or industry practice; and (e) Settlement Indebtedness;

(9) Indebtedness arising from (a) Permitted Intercompany Activities, (b) agreements providing for indemnification, adjustment of purchase price, earn-outs (including contingent earn-out obligations) or similar obligations incurred in connection with the Transactions, any Asset Disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated prior to the Issue Date or any other purchase of assets or Capital Stock or any other Investment, payment obligations in respect of any non-compete, consulting or similar arrangement or progress payments for property or services or other similar adjustments, in each case, Incurred or assumed in connection with the acquisition or disposition of any business (including the Transactions), assets, a Person (including any Capital Stock of a Subsidiary) or Investment and (c) Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Company or any such Restricted Subsidiary pursuant to any such agreement;

(10) Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (10) and then outstanding, will not exceed 200.0% of an amount equal to the Net Cash Proceeds received by the Company or any Restricted Subsidiary after the Completion Date from the issuance or sale of its Capital Stock, any capital contribution to its common equity with the Net Cash Proceeds from the issuance and sale by any Parent Entity of its Qualified Capital Stock or a contribution to the Qualified Capital Stock of any Parent Entity or otherwise contributed to the equity of the Company and its Restricted Subsidiaries (in each case, other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution or from the Company or another Restricted Subsidiary), in each case, subsequent to the Issue Date and any Refinancing Indebtedness in respect thereof; provided, however, that (i) any such amount equal to the Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any amount equal to the Net Cash Proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this clause (10) to the extent an amount equal to such Net Cash Proceeds or cash have been applied to make Restricted Payments; provided that for the avoidance of doubt, Indebtedness incurred pursuant to this clause (10) may be First Lien Indebtedness, Pari Passu Indebtedness, Junior Lien Debt, unsecured or secured by assets that do not constitute collateral securing the First Lien Indebtedness;

(11) Indebtedness of Non-Guarantors in an aggregate outstanding principal amount that does not exceed the greater of (a) $735.0 million and (b) 50.0% of LTM EBITDA at the time of incurrence, and any Refinancing Indebtedness in respect thereof;

(12) (a) Indebtedness issued by the Company or any of its Subsidiaries to any Employees of the Company, any of its Subsidiaries or any of its Parent Entities (or their respective Immediate Family Members), in each case to finance the purchase or redemption of Capital Stock of the Company or any Parent Entity that is not prohibited by Section 3.3 hereof and (b) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in the ordinary course of business or consistent with past or industry practice or in connection with the Transactions, any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise);

(13) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business or consistent with past or industry practice, or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements, in each case incurred in the ordinary course of business or consistent with past or industry practice;

(14) Indebtedness in an aggregate outstanding principal amount which when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (14) and then outstanding will not exceed the greater of (x) $1,105 million and (y) 75.0% of LTM EBITDA plus, an amount not to exceed unutilized amounts under the General Restricted Debt Payments Basket that the Company elects to apply in this clause (14) (provided that any such usage under this clause shall reduce the amount available under the General Restricted Debt Payments Basket (after giving effect to any reallocation to or from such General Restricted Debt Payments Basket)) and any Refinancing Indebtedness in respect thereof (this clause (14), the “General Debt Basket”);

(15) Indebtedness in respect of any Qualified Securitization Financing or Receivables Facility;

(16) any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Company or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past or industry practice for all or any portion of the amounts payable by such customers to the Person extending such credit;

(17) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Completion Date, including, that (1) the repayment of such Indebtedness is conditional upon such customer ordering a specific amount of goods or services and (2) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(18) Indebtedness incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy or discharge the Notes or exercise the Company’s legal defeasance or covenant defeasance, in each case, in accordance with this Indenture;

(19) Unsecured Capitalized Leases;

(20) (i) Indebtedness in a principal amount not to exceed 200.0% of the portion, if any, of the then-available Available Amount on such date that the Company elects to apply to this clause (i) and (ii) Indebtedness in a principal amount not to exceed 200.0% of the portion, if any, of the then-available Available RP Capacity Amount (which, for the avoidance of doubt, does not include the Available Amount) on such date that the Company elects to apply to this clause (ii), in each case above, determined at the time of incurrence of such Indebtedness; provided that for the avoidance of doubt, Indebtedness incurred pursuant to this clause (20) may be First Lien Indebtedness, Junior Lien Debt, unsecured or secured by assets that do not constitute collateral securing the First Lien Indebtedness;

(21) Indebtedness of the Company and any Restricted Subsidiary incurred for the benefit of joint ventures in an aggregate principal amount, which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause, does not at the time of incurrence exceed the greater of (a) $370 million and (b) 25% of LTM EBITDA (in each case, determined on the date of such incurrence) and any Refinancing Indebtedness in respect thereof;

(22) Indebtedness of any Non-Guarantors incurred under working capital lines, lines of credit or overdraft facilities in an aggregate principal amount at any time outstanding not to exceed the (a) $735 million and (b) 50.0% of LTM EBITDA (in each case, determined on the date of such incurrence);

(23) obligations in respect of Disqualified Stock in an aggregate outstanding amount not to exceed the greater of (a) $150 million and (b) 10.0% of LTM EBITDA and any Refinancing Indebtedness in respect thereof;

(24) Indebtedness of domestic non-Guarantors and Foreign Subsidiaries pursuant to working capital lines and asset-based credit facilities;

(25) to the extent constituting Indebtedness, obligations arising under the Acquisition Agreement;

(26) Indebtedness representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Entity, the Company or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any acquisition or any other Investment permitted hereby;

(27) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses, charges and additional or contingent interest on obligations with respect to Indebtedness of the Company and/or any Restricted Subsidiary hereunder;

(28) Indebtedness of the Company and/or any Restricted Subsidiary (i) as a result of or pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(29) Indebtedness to the seller of any business or assets permitted to be acquired by the Company or any Restricted Subsidiary under this Indenture;

(30) Indebtedness of the Company and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business; and

(31) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Company and/or any Restricted Subsidiary in the ordinary course of business.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:

(1) subject to clause (3) below, in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.2(a) and Section 3.2(b) hereof, the Company, in its sole discretion, shall classify, and may from time to time reclassify, such item of Indebtedness (or any portion thereof) and only be required to include the amount and type of such Indebtedness in Section 3.2(a) hereof or one of the clauses of Section 3.2(b) hereof;

(2) additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in Section 3.2(a) or (b) hereof so long as such Indebtedness is permitted or otherwise not prohibited to be Incurred pursuant to such provision and any related Liens are permitted or otherwise not prohibited to be Incurred at the time of reclassification (it being understood that any Indebtedness incurred pursuant to one of the clauses of Section 3.2(b) hereof shall cease to be deemed incurred or outstanding for purposes of such clause but shall be deemed incurred for the purposes of Section 3.2(a) hereof from and after the first date on which the Company or its Restricted Subsidiaries could have incurred such Indebtedness under Section 3.2(a) hereof without reliance on such clause);

(3) all Indebtedness outstanding on the Completion Date under the Credit Agreement shall be deemed Incurred on the Completion Date under clause (1) of Section 3.2(b) hereof to the extent outstanding at the date of determination;

(4) in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

(5) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as incurred pursuant to Section 3.2(a) hereof or any clause of Section 3.2(b) hereof and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(7) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8) Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness;

(9) in the event that the Company or a Restricted Subsidiary enters into or increases commitments under a credit facility, the Interest Coverage Ratio, the Consolidated

Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at the Company’s option as elected on the date the Company or a Restricted Subsidiary, as the case may be either (a) be determined on the date of such credit facility or such increase in commitments (assuming that the full amount thereof has been borrowed as of such date), and, if such Interest Coverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this covenant irrespective of the Interest Coverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, at the time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount elected by the Company as permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this clause (a) shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Interest Coverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable) or (b) be determined on the date such amount is borrowed pursuant to any such facility or increased commitment; and

(10) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, shall in each case be deemed to be a permitted Incurrence of Indebtedness for purposes of this Section 3.2.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Company shall be in default of this Section 3.2).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable

U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing.

Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

For purposes of this Indenture, (1) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

SECTION 3.3. Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any of the Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any such payment in connection with any merger or consolidation involving the Company or any of the Restricted Subsidiaries) except:

(i) dividends, payments or distributions by the Company payable in Capital Stock of the Company (other than Disqualified Stock unless otherwise permitted hereby) or in options, warrants or other rights to purchase such Capital Stock of the Company; or

(ii) dividends, payments or distributions payable by any Restricted Subsidiary, so long as, any dividend or distribution payable on or in respect of any class or series of securities issued by a non-Wholly Owned Subsidiary, the Company or a Restricted Subsidiary, as applicable, receives at least its pro rata share of such dividend or distribution in accordance with its Capital Stock interests in such class or series of securities;

(2) purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Parent Entity held by Persons other than the Company or a Restricted Subsidiary (and, in the case of the Company or any such Restricted Subsidiary making such purchase, repurchase, redemption, retirement or other acquisition or retirement for value, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis);

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness with an individual outstanding principal amount in excess of the greater of $225 million and 15.0% of LTM EBITDA (other than (i) any such purchase, repurchase, exchange, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within 12 months of the date of purchase, repurchase, exchange, redemption, defeasance or other acquisition or retirement and (ii) any Indebtedness Incurred pursuant to clause (3) of Section 3.2(b) hereof) (“Restricted Debt Payments”); or

(4) make any Restricted Investment;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) above are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(i) in the case of a Restricted Payment under clauses (1), (2) and (3) above utilizing clause (b)(1) of the Available Amount below, any Events of Default described in clauses (1), (2), (7) or (8) thereof shall have occurred and be continuing (or would immediately thereafter result therefrom); or

(ii) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments made pursuant to clause (1) (without duplication) of the next succeeding paragraph, but excluding all other Restricted Payments made pursuant to the next succeeding paragraph) would exceed the sum of (without duplication) (clauses (i) through (viii) below, collectively, the “Available Amount”):

(A) the greater of (A) an amount equal to 50.0% of the cumulative Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter during which the Completion Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements or financial information necessary to calculate the relevant ratio, metric or test internally available) (which amount in this clause (A) shall not be less than zero for any component fiscal quarter), and (B) the sum of (x) 100.0% of LTM EBITDA for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Completion Date occurred to the end of the Company’s most recently ended fiscal quarter which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements or financial information necessary to calculate the relevant ratio, metric or test internally available) preceding such date of determination (which amount under this clause (C)(x) shall not be less than zero), minus (y) an amount equal to 140.0% of Fixed Charges for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Completion Date occurred to the end of the Company’s most recently ended fiscal quarter which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements or financial information necessary to calculate the relevant ratio, metric or test internally available) (in each case, which amount in this clause (i) shall not be less than zero for any component fiscal quarter (and, in any case if such amount is less than zero for any component fiscal quarter, such amount for the applicable fiscal quarter shall be deemed to be zero)) (this clause (i), the “Available Amount Growing Prong”);

(B) 100.0% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock or as the result of a merger or consolidation with another Person subsequent to the Completion Date or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company or a Restricted Subsidiary subsequent to the Completion Date (other than (x) an amount equal to the Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Restricted Subsidiary of the Company for the benefit of their Employees to the extent funded by the Company or any Restricted Subsidiary, (y) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on clause (6) of the next succeeding paragraph and (z) Excluded Contributions);

(C) 100.0% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their Employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Completion Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(D) 100.0% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or other returns on Investment from, Restricted Investments made by the Company or the Restricted Subsidiaries and repurchases and redemptions of, or cash distributions or cash interest received in respect of, such Restricted Investments from the Company or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or the Restricted Subsidiaries, in each case made after the Completion Date; or (ii) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a dividend, payment or distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under clause (17) of Section 3.3(b) hereof and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or clause (17) of Section 3.3(b) hereof, as the case may be) or a dividend from an Unrestricted Subsidiary after the Issue Date;

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Completion Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated, or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under clause (17) of Section 3.3(b) hereof and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or clause (17) of Section 3.3(b) hereof, as the case may be;

(F) the aggregate face amount of any Indebtedness of the Company and/or any Restricted Subsidiary incurred after the Completion Date that is cancelled, released or otherwise terminated by virtue of the incurrence or assumption by any Unrestricted Subsidiary of any such Indebtedness, including by way of an “exchange” or similar transaction during the period from and including the day immediately following the Completion Date through and including such time;

(G) an aggregate amount not to exceed an amount equal to the sum of, without duplication, Total Leverage Excess Proceeds and Declined Excess Proceed not otherwise used under clause (21) of “Permitted Payments”; and

(H) the greater of $735 million and 50.0% of LTM EBITDA.

(b) Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2) (a) any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or any Parent Entity to the extent contributed to the Company (in each case, other than Disqualified

Stock or Designated Preferred Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (13) of this Section 3.3(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness of the Company and its Restricted Subsidiaries not prohibited to be Incurred pursuant to Section 3.2 hereof;

(4) any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2 hereof;

(5) any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Subordinated Indebtedness of the Company or a Restricted Subsidiary:

(i) from an amount equal to the Net Available Cash to the extent permitted under Section 3.5 hereof, but only if the Company shall have first complied with the terms described under Section 3.5 hereof and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to prepaying, purchasing, repurchasing, redeeming, defeasing, discharging, retiring or otherwise acquiring such Subordinated Indebtedness;

(ii) to the extent required by the agreement governing such Subordinated Indebtedness following the occurrence of (i) a Change of Control (or other similar event described therein as a “change of control”) or (ii) an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”), but only if the Company shall have first complied with Section 3.5 hereof or Section 3.9 hereof, as applicable, and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness;

(iii) consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(iv) (A) in exchange for, or with proceeds of any issuance of, Capital Stock of any Parent Entity or Qualified Capital Stock of the Company and/or any capital contribution in respect of Qualified Capital Stock of the Company, (B) as a result of the conversion of all or any portion of any Restricted Debt (as defined in the Credit Agreement as in effect on the Completion Date) into Qualified Capital Stock of the Company or the Capital Stock of any Parent Entity and (C) payment-in-kind interest with respect to any Subordinated Indebtedness or any AHYDO Catch-Up Payments with respect to Indebtedness of the Company and its Restricted Subsidiaries that are not prohibited under Section 3.2;

(v) within 60 days after the date of the giving of the applicable repayment or redemption notice, so long as at the date of the delivery of such notice such payment would have complied with any provision herein; or

(vi) payments of regularly scheduled principal or regularly scheduled interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments that are prohibited by the subordination provisions thereof).

(6) a Restricted Payment to pay for the prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock of the Company or any Parent Entity held by any Employee of the Company, any of its Subsidiaries or any of its Parent Entities pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Company or any Parent Entity in connection with such prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition), including any Capital Stock rolled over, accelerated or paid out by or to any Employee of the Company, any of its Subsidiaries or any of its Parent Entities in connection with any transaction; provided, however, that the aggregate Restricted Payments made under this clause do not exceed (x) the greater of $295.0 million and 20.0% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years) or (y) subsequent to the consummation of an underwritten public Equity Offering of common stock of the Company or any Parent Entity, the greater of $515.0 million and 35.0% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company and, to the extent contributed to the capital of the Company (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), the cash proceeds from the sale of Capital Stock of any Parent Entity, in each case, to any Employee of the Company, any of its Subsidiaries or any of its Parent Entities that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (ii) of Section 3.3(a) hereof; plus

(ii) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries (or any Parent Entity to the extent contributed to the Company) after the Issue Date; less

(iii) the amount of any Restricted Payments made in previous calendar years pursuant to clauses (i) and (ii) of this clause (6); and

provided further that (i) cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any Employee of the Company, any of its Restricted Subsidiaries or any of its Parent Entities in connection with a repurchase of Capital Stock of the Company or any Parent Entity and (ii) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional shares of such Capital Stock or in respect of withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture;

(7) the declaration and payment of dividends on Disqualified Stock, or Preferred Stock of a Restricted Subsidiary, issued in accordance with Section 3.2 hereof;

(8) (i) payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar Taxes payable in connection with the exercise or vesting of Capital Stock or any other equity award by any Employee of the Company, any of its Restricted Subsidiaries or any of its Parent Entities and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, equity-based awards or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or payments in respect of withholding or similar Taxes payable upon exercise or vesting thereof, (ii) payments or other adjustments to outstanding Capital Stock in accordance with or any other similar employee benefit or incentive plan, agreement or arrangement in connection with any Restricted Payment and/or (iii) repurchases of Capital Stock in consideration of the payments described in clauses (i) and/or (ii) above, including demand repurchases, in connection with the exercise or vesting of stock options, restricted stock units or similar incentive interests;

(9) dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(i) the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes; and

(ii) amounts constituting or to be used for purposes of making payments to the extent permitted under Section 3.5, permitted under Section 4.1 or specified in Section 3.8(b) hereof (other than clauses (1) and (28));

(10) (a) the declaration and payment of dividends on the common stock or common equity interests of the Company or any Parent Entity (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock), following a public offering of such common stock or common equity interests (or such exchangeable securities, as applicable) or a SPAC IPO, in an amount in any fiscal year not to exceed the sum of (i) 7.0% of an amount equal to the Net Cash Proceeds received by or contributed to the Company or any of its Restricted Subsidiaries from any such public offering or, in the case of a SPAC IPO, 100.0% of the cash held by the Company or any of its Restricted Subsidiaries following the consummation of the SPAC IPO and (ii) 7.0% of Market Capitalization at the time of determination minus the Available RP Capacity Amount that has been allocated to this clause (a)(ii) for such calendar year (if any); or (b) in lieu of all or a portion of the dividends permitted by clause (a), any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of the Company’s Capital Stock (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock) for aggregate consideration that, when taken together with dividends permitted by clause (a), does not exceed the amount contemplated by clause (a);

(11) (a) payments by the Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, or (b) honoring any conversion request by a holder of convertible Indebtedness; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 3.3 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Company);

(12) Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions or (b) in an amount equal to the Net Cash Proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions;

(13) (i) the declaration and payment of dividends on Designated Preferred Stock of the Company or any of its Restricted Subsidiaries issued after the Issue Date; (ii) the declaration and payment of dividends to a Parent Entity in an amount sufficient to allow the Parent Entity to pay dividends to holders of its Designated Preferred Stock issued after the Issue Date; and (iii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clauses (i) and (ii), the amount of all dividends declared or paid to a Person pursuant to this clause shall not exceed the cash proceeds received by the Company or the aggregate amount contributed in cash to the equity of the Company (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Company), from the issuance or sale of such Designated Preferred Stock; provided further, that, in the case of clauses (i), (ii) and (iii), for the most recently ended four fiscal quarters for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements or financial information necessary to calculate the relevant ratio, metric or test internally available) immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a Pro Forma Basis, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 3.2(a) hereof;

(14) distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or equity interests in, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), or Indebtedness owed to the Company or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), in each case, other than Unrestricted Subsidiaries, substantially all of the assets of which are cash and Cash Equivalents or proceeds thereof;

(15) distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility;

(16) any Restricted Payment made (A) in connection with the Transactions, (B) to satisfy any payment obligation owing under the Acquisition Agreement (including payment of working capital and/or purchase price adjustments) and to pay any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related thereto, including Transaction Expenses and (C) to direct or indirect holders of Capital Stock of the Company (immediately prior to giving effect to the Transactions) in connection with, or as a result of any working capital and purchase price adjustment, in each case, with respect to the Transactions (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts);

(17) (i) Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed (i) the greater of $735 million and 50.0% of LTM EBITDA at such time, plus (ii) at the option of the Company (x) any amounts available for use under the General Restricted Debt Payments Basket that have been reallocated by the Company to the General Restricted Payments Basket from time to time minus (y) any amount available for use under this General Restricted Payments Basket that has been re-allocated by the Company to the General Debt Basket, General Restricted Debt Payment Basket and/or the General Investment Basket (this clause (17)(i) and (ii), the “General Restricted Payments Basket”), and (iii) any Restricted Payments, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the Incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Leverage Ratio shall be no greater than 3.75 to 1.00;

(18) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(19) payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets that complies with Section 4.1 hereof;

(20) Restricted Payments to a Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this Section 3.3 if made by the Company; provided that (a) such Restricted Payment shall be made substantially concurrently with the closing of such Investment (other than with respect to any deferred purchase prices or purchase prices due after the closing of such Investment), (b) such Parent Entity shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 4.1 hereof) to consummate such Investment, (c) such Parent Entity and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (d) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to Section 3.3(a)(ii), except to the extent the fair market value at the time of such receipt of such property exceeds the Restricted Payment made pursuant to this clause and (e) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this Section 3.3 (other than pursuant to clause (12) hereof) or pursuant to the definition of “Permitted Investment” (other than pursuant to clause (12) thereof);

(21) without duplication under clause (vii) of “Available Amount,” investments or other Restricted Payments in an aggregate amount not to exceed an amount equal to the sum of Total Leverage Excess Proceeds and Declined Excess Proceeds;

(22) any Restricted Payment made in connection with Permitted Intercompany Activities;

(23) solely after the consummation of a Qualified IPO, any payments in connection with (a) a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Company’s or a Parent Entity’s common equity upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common equity upon any early termination thereof;

(24) the Company may repurchase (or make Restricted Payments to any Parent Entity to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or Tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock;

(25) the Company may make Restricted Payments constituting Post-Closing Equity Compensation;

(26) prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Subordinated Indebtedness in an aggregate amount outstanding at the time made not to exceed (i) the greater of $735 million and 50.0% of LTM EBITDA at such time, minus (ii) any amount available for use under this General Restricted Debt Payments Basket that has been re-allocated by the Company to the General Investments Basket or General Restricted Payments Basket (this clause (26), the “General Restricted Debt Payments Basket”) and minus (iii) any amount of Available RDP Capacity Amount utilized that has been allocated to this clause (26);

(27) prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Subordinated Indebtedness, so long as, immediately after giving pro forma effect thereto, at the election of the Company, the Consolidated Total Leverage Ratio, shall be no greater than 3.75 to 1.00 (or such ratio would not be higher than it was immediately prior to such Incurrence);

(28) prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Subordinated Indebtedness in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Company elects to apply to this clause (28)(A) and/or (B) the General Investment Basket; and

(29) in the case of a Restricted Payment under clauses (1), (2) and (3) of the definition thereof, Restricted Payment in an amount not to exceed the portion, if any, of the Available RDP Capacity Amount on such date that the Company elects to apply to this clause (29).

(c) For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in clauses (1) through (29) of Section 3.3(b) hereof, or is permitted pursuant to Section 3.3(a) hereof and/or one or more of the clauses contained in the definition of “Permitted Investment,” the Company shall be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 3.3, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment”.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.

In connection with any commitment, definitive agreement or similar event relating to an Investment, the Company or applicable Restricted Subsidiary may designate such Investment as having occurred on the date of the commitment, definitive agreement or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment and all related transactions in connection therewith and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to make such Investment on the relevant Election Date in compliance with this Indenture, and any related subsequent actual making of such Investment will be deemed for all purposes under this Indenture to have been made on such Election Date, including for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and Consolidated EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after the Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event shall be made on a Pro Forma Basis giving effect thereto and all related transactions in connection therewith).

Unrestricted Subsidiaries may use value transferred from the Company and its Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Capital Stock of the Company, any Parent Entity or any of the Company’s Restricted Subsidiaries, and to transfer value to the holders of the Capital Stock of the Company or any Restricted Subsidiary or any Parent Entity and to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Company or its Restricted Subsidiaries.

If the Company or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted or otherwise not prohibited by this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Company for any period.

For the avoidance of doubt, this Section 3.3 shall not restrict the making of, or dividends or other distributions in amounts sufficient to make, any AHYDO Catch-Up Payments with respect to any Indebtedness of any Parent Entity, the Company or any of its Restricted Subsidiaries permitted or otherwise not prohibited to be incurred under this Indenture.

SECTION 3.4. Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(2) make any loans or advances to the Company or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of Section 3.4(a) hereof shall not prohibit:

(1) any encumbrance or restriction pursuant to any Credit Facility and the Secured Indenture or any other agreement or instrument, in each case, in effect at or entered into on the Completion Date;

(2) any encumbrance or restriction pursuant to the Note Documents and the note documents related to the Secured Notes;

(3) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (4), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(5) any encumbrance or restriction: (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement; (ii) contained in mortgages, pledges, charges or other security agreements permitted or otherwise not prohibited by this Indenture or securing Indebtedness of the Company or a Restricted Subsidiary permitted or otherwise not prohibited by this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; (iii) contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past or industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets of another Restricted Subsidiary; or (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6) any encumbrance or restriction pursuant to Purchase Money Obligations and Finance Lease Obligations permitted or otherwise not prohibited by this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(7) any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8) customary provisions in leases, licenses, equityholder agreements, joint venture agreements, organizational documents and other similar agreements and instruments;

(9) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past or industry practice;

(11) any encumbrance or restriction pursuant to Hedging Obligations;

(12) other Indebtedness of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Completion Date pursuant to Section 3.2 hereof that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(13) restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility or Receivables Facility;

(14) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to Section 3.2 hereof if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith, or this Indenture as in effect on the Issue Date or Completion Date or (ii) in comparable financings (as determined in good faith by the Company) and where, in the case of clause (ii), either (A) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (B) such encumbrance or restriction applies only during the continuance of a default in respect of a payment relating to such agreement or instrument;

(15) any encumbrance or restriction existing by reason of any lien permitted under Section 3.6 hereof; or

(16) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (15) of this Section 3.4(b) or this clause (16) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (15) of this Section 3.4(b) or this clause (16); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

SECTION 3.5. Limitation on Sales of Assets and Subsidiary Stock.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2) in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), for fair market value with a purchase price in excess of the greater of $295.0 million and 20.0% of LTM EBITDA (each a “Subject Disposition”), either at the election of the Company (A) at least 50.0% of the consideration for each such Subject Disposition consummated after the Issue Date shall consist of cash or Cash Equivalents or (B) at least 75.0% of the aggregate consideration from such

Subject Disposition, together with all other Asset Dispositions since the Issue Date (on a cumulative basis), (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise), received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) within 24 months from the later of (A) the date of such Asset Disposition and (B) the receipt of the Net Available Cash from such Asset Disposition (as may be extended by an Acceptable Commitment or a Second Commitment as set forth below or as otherwise set forth in clause (iii) below, the “Proceeds Application Period”), an amount equal to the Applicable Percentage of such Net Available Cash (the “Applicable Proceeds”) is applied, to the extent the Company or any Restricted Subsidiary, as the case may be, elects:

(i) (i) to reduce, prepay, repay or purchase any Secured Indebtedness, including Indebtedness under the Credit Agreement or the Secured Indenture (or any Refinancing Indebtedness in respect thereof), (ii) to reduce, prepay, repay or purchase Pari Passu Obligations (other than the Notes) and other than as set forth in clause (i) above or clause (iv) below, (iii) to make an offer (in accordance with the procedures set forth below for an Asset Disposition Offer), redeem Notes as described under Section 5.6, or purchase Notes by any means other than a redemption, including, without limitation, in negotiated transactions, open market purchases, by tender offer or any other transactions with one or more Holders and/or Notes Beneficial Owners, or (iv) to reduce, prepay, repay or purchase any Indebtedness of a Non-Guarantor (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary); provided, however, that, in connection with any reduction, prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so reduced, prepaid, repaid or purchased; provided, further, that, to the extent the Company reduces, prepays, redeems, repays or repurchases such Indebtedness pursuant to clause (ii) above, the Company shall (x) equally and ratably reduce Obligations under the Notes as provided under Section 5.6 hereof, (y) purchase Notes by any means other than a redemption, including, without limitation, in negotiated transactions, open market purchases, by tender offer or any other transactions with one or more Holders and/or Notes Beneficial Owners or (z) purchase Notes by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

(ii) (i) to invest (including capital expenditures) in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary); or (ii) to invest (including capital expenditures) in any one or more businesses, properties or assets that replace the businesses, properties and/or assets that are the subject of such Asset Disposition with any such investment made by way of a capital or other lease valued at the present value of the minimum amount of payments under such lease (as reasonably determined by the Company); provided, however, that a binding agreement shall be treated as a permitted application of Applicable Proceeds from the date of such commitment with the good faith expectation that an amount equal to Applicable Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event that any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Proceeds, as the case may be; or

(iii) any combination of the foregoing;

provided that (1) pending the final application of the amount of any such Applicable Proceeds pursuant to this Section 3.5, the Company or the applicable Restricted Subsidiaries may apply such Applicable Proceeds temporarily to reduce Indebtedness (including under the Credit Facilities) or otherwise apply such Applicable Proceeds in any manner permitted or otherwise not prohibited by this Indenture, and (2) the Company (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Applicable Proceeds attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (b) above with respect to such Asset Disposition.

“Applicable Percentage” means 100.0% if, on a Pro Forma Basis after giving effect to such Asset Disposition and the use of proceeds therefrom the Consolidated Total Leverage Ratio would be greater than 4.00 to 1.00, (2) 50.0% if, on a Pro Forma Basis after giving effect to such Asset Disposition and the use of proceeds therefrom the Consolidated Total Leverage Ratio would be less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00, or (3) 0.00% if, on a Pro Forma Basis after giving effect to such Asset Disposition and the use of proceeds therefrom, the Consolidated Total Leverage Ratio would be less than or equal to 3.50 to 1.00; provided that, in each case, such Consolidated Total Leverage Ratio calculation shall be determined, at the election of the Company, upon (x) the consummation of such Asset Disposition, (y) the execution of the definitive agreement with respect to such Asset Disposition or (z) any prepayment required in connection herewith. Any Net Available Cash in respect of an Asset Disposition that does not constitute Applicable Proceeds as a result of the application of this definition shall collectively constitute “Total Leverage Excess Proceeds.”

(b) If, with respect to any Asset Disposition, at the expiration of the Proceeds Application Period with respect to such Asset Disposition, there remains Applicable Proceeds in excess of the greater of $370.0 million and 25.0% of LTM EBITDA (such amount of Applicable Proceeds that are equal to the greater of $370.0 million and 25.0% of LTM EBITDA, “Declined Excess Proceeds,” and such amount of Applicable Proceeds that are in excess of the greater of $370.0 million and 25.0% of LTM EBITDA, “Excess Proceeds”), then subject to the limitations with respect to Foreign Dispositions set forth below, the Company shall make an offer (an “Asset Disposition Offer”) no later than ten business days after the expiration of the Proceeds Application Period to all Holders of Notes and, if required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of such Excess Proceeds, if any, at an offer price, in the case of the Notes, in cash in an amount equal to 100.0% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100.0% of the accreted value thereof), plus accrued and unpaid interest, if any (or such lesser price with respect to Pari Passu Indebtedness, if any, as may be provided by the terms of such other Indebtedness), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing the Pari Passu Indebtedness, as applicable, in minimum denominations of $200,000 and in integral multiples of $1,000 in excess thereof (or if any PIK Payment has been made, in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof). Notices of an Asset Disposition Offer shall be sent by first class mail or sent electronically, at least 10 days but not more than 60 days before the purchase date to each Holder of the Notes at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC, with a copy to the Trustee and the Paying Agent. The Company may satisfy the foregoing obligation with respect to the Applicable Proceeds by making an Asset Disposition Offer prior to the expiration of the Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the Applicable Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture.

(c) To the extent that the aggregate amount (or accreted value, as applicable) of Notes and, if applicable, any other Pari Passu Indebtedness validly tendered or otherwise surrendered in connection with an Asset Disposition Offer made with Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) is less than the amount offered in an Asset Disposition Offer, the Company may include any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) in Declined Excess Proceeds, and use such Declined Excess Proceeds for any purpose permitted or otherwise not prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of the Notes or, if applicable, Pari Passu Indebtedness validly tendered pursuant to any Asset Disposition Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company shall allocate the Excess Proceeds among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount (or accreted value, as applicable) of tendered Notes and Pari Passu Indebtedness; provided that no Notes or other Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Applicable Proceeds and Excess Proceeds shall be reset at zero.

(d) To the extent that any portion of Net Available Cash or Applicable Percentage payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Company upon converting such portion into Dollars.

(e) Notwithstanding any other provisions of this Section 3.5,

(1) to the extent that any of or all the Net Available Cash or Applicable Proceeds of any Asset Disposition is received or deemed to be received by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments, in each case, from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 3.5, and such amounts may be retained by the applicable Foreign Subsidiary so long, but, only so long, as the applicable local law, documents or agreements will not permit repatriation to the United States, and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, applicable organizational impediment or other impediment, such repatriation will be promptly effected and the amount of such repatriated Net Available Cash will be promptly (and in any event not later than five Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this Section 3.5;

(2) to the extent that the Company has determined in good faith that the distribution would be prohibited by a burdensome agreement to which any Foreign Subsidiary is bound governing any Indebtedness; and

(3) to the extent that the Company has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would reasonably have an adverse Tax consequence, which is not de minimis (which for the avoidance of doubt, includes, but is not limited to, any prepayment out of such Net Available Cash whereby doing so the Company, any of its Restricted Subsidiaries, any Parent Entity or any of their respective affiliates and/or equity owners would incur a Tax liability, including a Tax dividend, deemed dividend pursuant to Code Section 956 or a withholding Tax), the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary or the Company may use such amounts to prepay Indebtedness of its Foreign Subsidiaries or reinvest such amounts in the Foreign Subsidiaries. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(f) For the purposes of clause (2) of Section 3.5(a) hereof, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition (or that are otherwise terminated or cancelled in connection with the transaction with such transferee);

(2) securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash and Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Disposition;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4) consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary;

(5) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Asset Disposition; and

(6) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.5(h)(6) that is at that time outstanding, not to exceed the greater of $735.0 million and 50.0% of LTM EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(g) To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Company shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith.

(h) The provisions of this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Required Holders.

(i) The Credit Agreement may prohibit or limit, and future credit agreements or other agreements to which the Company becomes a party may prohibit or limit, the Company from purchasing any Notes pursuant to this Section 3.5. In the event the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under this Indenture.

SECTION 3.6. Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to create, Incur, assume or permit or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness for borrowed money on any asset or property of the Company or any Restricted Subsidiary, unless the Notes and the Note Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Subordinated Indebtedness) the Obligations secured by such Subject Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Notes and the Note Guarantees. In addition, in the event that a Subject Lien is or becomes a Permitted Lien, the Company may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to the preceding paragraph in respect of such Subject Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 3.7. Limitation on Guarantees.

(a) From and after the Completion Date, the Company shall not permit any of its Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries (and (a) non-Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries if such non-Wholly Owned Domestic Subsidiaries guarantee, other capital markets debt securities of the Company in a principal amount in excess of the greater of $735.0 million and 50.0% of LTM EBITDA and (b) Wholly Owned Foreign Subsidiaries

that are Restricted Subsidiaries if such Wholly Owned Foreign Subsidiaries guarantee the Credit Agreement), other than a Guarantor, an Immaterial Subsidiary, a Foreign Subsidiary, a Securitization Subsidiary or an Excluded Subsidiary, to Guarantee the payment of (i) any syndicated Credit Facility (including the Credit Agreement) permitted under clauses (1) and/or (4)(b) of Section 3.2(b) or (ii) capital markets debt securities of the Company or any other Guarantor (in each case, other than Indebtedness incurred pursuant to clause (11) of Section 3.2(b)), unless:

(1) such Restricted Subsidiary within 60 days executes and delivers a supplemental indenture to this Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under this Indenture.

provided that this Section 3.7 shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of the Company’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law.

(b) The Company may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary or any of its Parent Entities that is not otherwise required to be a Guarantor to become a Guarantor, by causing any such Person to execute a supplemental indenture, in which case, such Subsidiary or Parent Entity shall not be required to comply with the 60-day period described in Section 3.7(a) hereof and such Guarantee may be released at any time in the Company’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Guarantee), assuming such Subsidiary was not a Guarantor at such time.

(c) If any Guarantor becomes an Immaterial Subsidiary, the Company shall have the right, by delivery of a supplemental indenture executed by the Company to the Trustee, to cause such Immaterial Subsidiary to automatically and unconditionally cease to be a Guarantor, subject to the requirement described in the first paragraph above that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture); provided, that such Immaterial Subsidiary shall not be permitted to Guarantee the Credit Agreement or other Indebtedness of the Company or the other Guarantors, unless it again becomes a Guarantor.

SECTION 3.8. Limitation on Affiliate Transactions.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of the greater of $225.0 million and 15.0% of LTM EBITDA, unless:

(1) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate value in excess of the greater of $440.0 million and 30.0% of LTM EBITDA, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this Section 3.8(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Company, if any.

(b) The provisions of Section 3.8(a) hereof shall not apply to:

(1) any Restricted Payment or other transaction not prohibited to be made or undertaken pursuant to Section 3.3 hereof (including Permitted Payments), or any Permitted Investment;

(2) any issuance or sale of Capital Stock other than Disqualified Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business or consistent with past or industry practice;

(3) any Management Advances and any waiver or transaction with respect thereto;

(4) (a) any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries and (b) any merger, amalgamation or consolidation with any Parent Entity, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, amalgamation or consolidation is otherwise consummated in compliance with this Indenture;

(5) the payment of (i) any collective bargaining, compensation (including profit sharing, salary or guaranteed payment and bonuses), fees, costs and expenses to, and customary indemnities (including under customary insurance policies) and reimbursements, employment and severance arrangements, and employee benefit and pension expenses provided on behalf of, or for the benefit of, any Employee of the Company, any of its Restricted Subsidiaries or any of its Parent Entities, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with the current or former officers, directors, members of management, managers, employees, consultants or independent contractors of the Company, any of its Restricted Subsidiaries or any of its Parent Entities and (iii) any transaction pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement of the Company, any of its Restricted Subsidiaries or any of its Parent Entities;

(6) the entry into and performance of obligations of the Company or any of the Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date or the Completion Date, as applicable, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time, to the extent not (i) materially adverse to the Holders or (ii) more disadvantageous in any material respect in the reasonable determination of the Company to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date or Completion Date, as applicable;

(7) any transaction effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or acquisition of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility;

(8) transactions with customers, vendors, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services or providers of employees or other labor, in each case in the ordinary course of business, which are (i) fair to the Company or the its Restricted Subsidiaries, in the good faith determination of the Company (or its board of directors (or similar governing body) or senior management), or (ii) on terms, taken as a whole, that are not materially less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9) any transaction between or among the Company or any Restricted Subsidiary and any Person (including a joint venture or an Unrestricted Subsidiary) that is an Affiliate of the Company or an Associate or similar entity solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10) any issuance, sale or transfer of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, any Parent Entity or any of its Restricted Subsidiaries or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary and incurrences of Indebtedness not otherwise restricted by this Indenture;

(11) customary compensation to, and reimbursement of expenses of, Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Company;

(12) payment to any Permitted Holder of all out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries;

(13) the Transactions and the payment of all fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related to the Transactions, including Transaction Expenses and any payment required under the Acquisition Agreement;

(14) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of Section 3.8(a) hereof;

(15) any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;

(16) (i) investments by Affiliates in securities or loans of the Company or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or loans of the Company or any of the Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(17) payments by any Parent Entity, the Company and its Restricted Subsidiaries pursuant to any tax sharing or receivable agreements or other equity agreements in respect of Related Taxes among any such Parent Entity, the Company and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries;

(18) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership or incentive plans approved by a majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Company in good faith;

(19) payments made pursuant to any management deferred compensation plan;

(20) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 3.5 hereof or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(21) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.15 hereof and pledges of Capital Stock of Unrestricted Subsidiaries;

(22) (i) any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor and (ii) any operational services or other arrangement entered into between the Company or any Restricted Subsidiary and any Affiliate of the Company, in each case, which is approved as being on arms’ length terms by the reasonable determination of the Company;

(23) intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past or industry practice;

(24) payments to or from, and transactions with, any Subsidiary or any joint venture in the ordinary course of business or consistent with past or industry practice (including any cash management arrangements or activities related thereto);

(25) the payment of fees, costs and expenses related to registration rights and indemnities provided to equityholders pursuant to equityholders, investor rights, registration rights or similar agreements;

(26) transactions undertaken in the ordinary course of business or consistent with past or industry practice pursuant to membership in a purchasing consortium;

(27) Permitted Intercompany Activities;

(28) transactions that are otherwise permitted (or not restricted) under “Article III”;

(29) (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) the Company and (ii) any intercompany loans made by the Company to Holdings or any Restricted Subsidiary; and

(30) (i) so long as no Event of Default under clauses (1), (2), (5) or (6) under Section 6.1(a) then exists or would result therefrom, the payment of management and monitoring fees to any Investor in an amount not to exceed $10,000,000; provided, that such fees may continue to accrue during the pendency of any such Event of Default and shall become payable upon the waiver, termination or cure of the relevant Event of Default and (ii) the payment or reimbursement of all indemnification obligations and expenses owed to any Investor and any of their respective directors, officers, members of management, managers, employees and consultants, in each case of clauses (i) and (ii) whether currently due or paid in respect of accruals from prior periods.

In addition, if the Company or any of its Restricted Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the Company of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction) or (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the Company of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction).

SECTION 3.9. Change of Control.

(a) If a Change of Control occurs, unless a third party makes a Change of Control Offer in accordance with the requirements set forth below or the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all of the outstanding Notes as set forth under Section 5.6(a) or Section 5.6(d) hereof, the Company shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding Interest Payment Date, then Holders in whose names the Notes are registered at the close of business on such record date will receive interest on the repurchase date. Within 30 days following any Change of Control, the Company shall deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first-class mail, with a copy to the Trustee and the Paying Agent, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Change of Control, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2) the purchase price and the purchase date, which date will be no earlier than 15 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date, or otherwise comply with DTC procedures;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased, or otherwise comply with DTC procedures;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $200,000 or any integral multiple of $1,000 in excess of $200,000 (or if any PIK Payment has been made, at least $1.00 and in integral multiples of $1.00 in excess thereof);

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Company, consistent with this Section 3.9, that a Holder must follow.

The Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee shall, upon receipt of a Company Order, promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $200,000 and in integral multiples of $1,000 in excess thereof (or if any PIK Payment has been made, in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof).

If the Change of Control Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

(b) On the Change of Control Payment Date, the Company shall, to the extent permitted by law:

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Trustee or the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(c) The Company shall not be required to make a Change of Control Offer following a Change of Control if (x) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (y) a notice of redemption of all outstanding Notes has been given pursuant to Section 5.6 hereof unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.

(d) Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

(e) The provisions of this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may, to the extent permitted by Article IX hereof, be waived or modified with the written consent of the Required Holders.

(f) While the Notes are in global form and the Company makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

(g) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Company shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith. The Company may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

SECTION 3.10. Reports.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, from and after the Issue Date, the Company shall furnish to the Trustee, within fifteen (15) days after the time periods specified below:

(1) within 120 days (150 days in the case of the fiscal year ending after the Issue Date) after the end of each fiscal year ending after the Issue Date (or if such day is not a Business Day, on the next succeeding Business Day), all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (setting forth in comparative form the figures for and as of the end of the previous fiscal year, commencing with the financial statements for the fiscal year ending on or about December 31, 2026) and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(2) within 60 days (90 days in the case of the first three fiscal quarters ending after the Issue Date) after the end of each of the first three fiscal quarters of each fiscal year ending after the Issue Date (or if such day is not a Business Day, on the next succeeding Business Day), all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (setting forth in comparative form the figures for and as of the end of the previous fiscal year) and financial statements prepared in accordance with GAAP; and

(3) promptly (and not required to be sooner than the filing deadlines applied to current reports on Form 8-K) after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K or any successor or comparable forms (if the Company had been a reporting company under Section 15(d) of the Exchange Act); provided, that the foregoing shall not obligate the Company to make available (i) any information regarding the occurrence of any of the following events if the Company determines in its reasonable determination that such event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries taken as a whole, (ii) an exhibit or a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Company or any of its Subsidiaries and any director, officer or manager of the Company or any of its Subsidiaries, (iii) copies of any agreements, financial statements, reports, letters or other items that would be required to be filed as exhibits to a current report on Form 8-K or (iv) any trade secrets, privileged or confidential information obtained from another Person and competitively sensitive information:

(i) the entry into or termination of material agreements;

(ii) significant acquisitions or dispositions (which shall only be with respect to acquisitions or dispositions that are significant pursuant to the definition of “Significant Subsidiary”);

(iii) bankruptcy;

(iv) cross-default under direct material financial obligations;

(v) a change in the Company’s certifying independent auditor;

(vi) the appointment or departure of executive officers (with respect to the principal executive officer and principal financial officer only);

(vii) non-reliance on previously issued financial statements; and

(viii) change of control transactions,

in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described above or below and subject to exceptions consistent with the presentation of information in the Offering Memorandum; provided, however, that the Company shall not be required to provide (i) segment reporting and disclosure (including any required by FASB Accounting Standards Codification Topic 280), (ii) separate financial statements or other information contemplated by Rules 3-05, 3-09, 3-10, 3-16 or 4-08 of Regulation S-X (or any successor provisions) or any schedules required by Regulation S-X, (iii) information required by Regulation G under the Exchange Act or Item 10, Item 302, Item 402 or Item 601 of Regulation S-K (or any successor provision), (iv) XBRL exhibits, (v) earnings per share information, (vi) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (vii) climate-related disclosures related to SEC Release Nos. 33-11275 and 34-99678, including, without limitation,any information, reports or exhibits required by Article 14 of Regulation S-X or Item 1506 of Regulation S-K and (viii) other information customarily excluded from an offering memorandum, including any information that is not otherwise of the type and form currently included in the Offering Memorandum relating to the Notes. In addition, notwithstanding the foregoing, the Company will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K (or any successor provision). To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.1 hereof if Holders of at least 30.0% in principal amount of the outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. To the extent not otherwise satisfied by the Company pursuant to this Indenture, the Company agrees that, for so long as any Notes are outstanding, the Company shall use commercially reasonable efforts to furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b) Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to the immediately preceding paragraph, the Company shall also use its commercially reasonable efforts to post copies of such information required by the immediately preceding paragraph on a website (which may be nonpublic, require a confidentiality acknowledgement and may be maintained by the Company or a third party) to which access will be given to the Holders, bona fide prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), and securities analysts (to the extent providing analysis of an investment in the Notes) and market making financial institutions that are reasonably satisfactory to the Company who agree to treat such information and reports as confidential; provided that the Company may deny access to any competitively-sensitive information and reports otherwise to be provided pursuant to this paragraph to any Holder, bona fide prospective investors, security analyst or market maker that is a competitor of the Company and its Subsidiaries to the extent that the Company determines in good faith that the provision of such information and reports to such Person would be competitively harmful to the Company and its Subsidiaries. The Company may condition the delivery of any such reports to such Holders, prospective investors in the Notes, and securities analysts and market making financial institutions on the agreement of such Persons to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.

(c) The Company will also hold quarterly conference calls for the Holders of Notes, prospective investors in the Notes and securities analysts and market making financial institutions, to discuss financial information for the previous quarter (it being understood that such quarterly conference call may be the same conference call as with the Company’s (or as applicable, any of any Parent Entity’s) equity investors and analysts). The conference call will be following the last day of each fiscal quarter of the Company and not later than 10 Business Days from the time that the Company distributes the financial information as set forth in the third preceding paragraph. No fewer than two days prior to the conference call, the Company will issue a press release or otherwise announce the time and date of such conference call and providing instructions for Holders, securities analysts, prospective investors and market making financial institutions to obtain access to such call.

(d) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries hold in the aggregate more than 5.0% of the Total Assets of the Company, then the annual and quarterly financial information required by clauses (1) and (2) of Section 3.10(a) hereof will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(e) The Company may satisfy its obligations pursuant to this Section 3.10 with respect to financial information relating to the Company by furnishing financial information relating to Beach Acquisition Co Parent, LLC. The Company may satisfy its obligations pursuant to this Section 3.10 with respect to financial information relating to the Company by furnishing financial information relating to a Parent Entity; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity (and other Parent Entities included in such information, if any), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(f) Notwithstanding anything to the contrary set forth in this Section 3.10, if the Company or any Parent Entity (including Beach Acquisition Co Parent, LLC) has furnished to the Holders of Notes or filed with the SEC the reports described in the preceding paragraphs with respect to the Company or any Parent Entity (including Beach Acquisition Co Parent, LLC), the Company shall be deemed to be in compliance with the provisions of this Section 3.10.

(g) Delivery of reports, information and documents to the Trustee under this Indenture is for informational purposes only and the information and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall not have any responsibility to determine whether any filing or posting has occurred.

SECTION 3.11. Limitation on Material Intellectual Property Dispositions. . Notwithstanding anything contained in this Indenture to contrary, neither the Company nor any Subsidiary Guarantor shall transfer any Material Intellectual Property to any Unrestricted Subsidiary or make an investment constituting Material Intellectual Property in any Unrestricted Subsidiary, unless such Unrestricted Subsidiary has granted an irrevocable license to use such Material Intellectual Property to the Company or a Subsidiary Guarantor.

SECTION 3.12. Maintenance of Office or Agency.

The Company will maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange. The corporate trust office of the Trustee, which initially shall be located at U.S. Bank Trust Company, National Association, West Side Flats, 60 Livingston Avenue, Saint Paul, Minnesota 55107, Attention: Global Corporate Trust Administrator – Beach Acquisition Bidco, LLC PIK Notes, shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency. No office of the Trustee shall be an office or agency of the Company for the purposes of service of legal process on the Company or any Guarantor.

SECTION 3.13. Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officer’s Certificate, one of the signers of which shall be the principal executive officer, principal financial officer, principal accounting officer, principal legal officer, secretary or treasurer of the Company, stating that in the course of the performance by the signer of his or her duties as an Officer of the Company he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Company is taking or proposes to take with respect thereto.

SECTION 3.14. Statement by Officers as to Default. The Company shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Company becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Company is taking or proposes to take with respect thereto.

SECTION 3.15. Designation of Restricted and Unrestricted Subsidiaries. The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause an Event of Default described in clauses (1), (2), (7) or (8) of Section 6.1(a) hereof. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments as described in Section 3.3 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default. No Subsidiary that, at the time of designation, owns Material Intellectual Property or the Capital Stock of any Subsidiary that owns Material Intellectual Property may be designated as an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 3.3 hereof.

The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.2 hereof (including pursuant to clause (5) of Section 3.2(b) thereof treating such redesignation as an acquisition for the purpose of such clause), calculated on a Pro Forma Basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Event of Default would be in existence following such designation. Any such designation by the Company shall be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions.

SECTION 3.16. Suspension of Certain Covenants on Achievement of Investment Grade Status. Following the first day the Notes have achieved Investment Grade Status and no Event of Default has occurred and is continuing under this Indenture (the occurrence of each event being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”), then, beginning on that day and ending on a Reversion Date (such period a “Suspension Period”), the Company and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8, 3.11 and clause (3) of Section 4.1(a) hereof.

If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”’) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist or have occurred and be continuing under the Note Documents with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date that were permitted at such time, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.”

During the Suspension Period, the Company and its Restricted Subsidiaries will be entitled to incur Liens to the extent not prohibited by Section 3.6 (including, without limitation, Permitted Liens) and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 3.6 and for no other covenant).

No Default, Event of Default or breach of any kind under the Note Documents will be deemed to exist or have occurred as a result of any failure by the Company or any Restricted Subsidiary to comply with any of the Suspended Covenants during the Suspension Period; provided that:

(1) with respect to Restricted Payments made after the Reversion Date, the amount available to be made as Restricted Payments will be calculated as though Section 3.3 had been in effect since the Issue Date and prior to, but not during, the Suspension Period (including with respect to a Limited Condition Transaction entered into during the Suspension Period); provided that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period, unless such designation would have complied with Section 3.3 as if such section would have been in effect for the purposes of designating Unrestricted Subsidiaries from the Completion Date to the date of such designation. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 3.3(a);

(2) all Indebtedness Incurred, or Disqualified Stock issued, during the Suspension Period (or deemed Incurred or issued during the Suspension Period in connection with a Limited Condition Transaction entered into during the Suspension Period) will be deemed to have been outstanding on the Completion Date, so that it is classified as permitted under clause (4)(b) of Section 3.2(b);

(3) any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in clauses (1) through (3) of Section 3.4(a) that becomes effective during any Suspension Period will be deemed to have existed on the Completion Date, so that it is classified as permitted pursuant to clause (1) of Section 3.4(b);

(4) any Affiliate Transaction entered into on or after the Reversion Date pursuant to an agreement entered into during any Suspension Period will be deemed to have been outstanding on the Issue Date or Completion Date, as applicable, so that it is classified as permitted pursuant to clause (6) of Section 3.8(b); and

(5) the amount of Excess Proceeds shall be reset at zero.

On and after each Reversion Date, the Company and its Subsidiaries will be permitted, without causing a Default, Event of Default or breach of any kind under the Note Documents, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby (including any Limited Condition Transaction entered into during the Suspension Period).

The Trustee shall have no obligation to (i) independently determine or verify if such events have occurred or (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Company’s future compliance with its covenants. In addition, the Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or of the occurrence of a Reversion Date or to independently determine if such events have occurred.

SECTION 3.17. Corporate Existence. Except as otherwise provided in this Article III, Article IV and Section 10.2(b) hereof and subject to the ability of any Guarantor to convert (or similar action) to another form of legal entity under the laws of the jurisdiction under which such Guarantor then exists, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, corporate, partnership, limited liability company or other existence, and the corporate, partnership, limited liability company or other existence of each Guarantor and the rights (charter and statutory), licenses and franchises of the Company and each Guarantor; provided, however, that the Company shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Guarantor if the respective Board of Directors or, with respect to a Guarantor that is not a Significant Subsidiary (or group of Guarantors that taken together would not be a Significant Subsidiary), senior management of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Guarantors, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.

ARTICLE IV

SUCCESSOR COMPANY; SUCCESSOR PERSON

SECTION 4.1. Merger, Amalgamation and Consolidation.

(a) The Company will not consolidate with or merge or amalgamate with or into or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions to any Person, unless:

(1) the Company is the surviving Person or the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Company under the Notes, this Indenture and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default under clauses (1), (2), (7) or (8) of Section 6.1(a) hereof shall have occurred and be continuing;

(3) upon execution of an arrangement to enter into such transaction, no Event of Default shall have occurred and be continuing,

(4) immediately after giving pro forma effect to such transaction, either (a) the applicable Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a) hereof or (b) the Interest Coverage Ratio of the Company and its Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such transaction or (c) the Consolidated Total Leverage Ratio of the Company and its Restricted Subsidiaries would not be higher than it was immediately prior to giving effect to such transaction; and

(5) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the applicable Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.

(b) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Note Documents, and the Company will automatically and unconditionally be released and discharged from its obligations under the Note Documents.

(c) Notwithstanding any other provision of this Section 4.1,

(1) the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor;

(2) the Company may consolidate or otherwise combine with or merge into an Affiliate that is (i) organized or existing under the laws of the jurisdiction of the Company or the United States of America, any State of the United States or the District of Columbia or (ii) incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company;

(3) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company or a Subsidiary Guarantor;

(4) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary;

(5) the Company and its Restricted Subsidiaries may complete any Permitted Tax Restructuring;

(6) The Company or any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary or, if applicable, effect a Delaware LLC Division; provided that:

(i) in the case of any such merger, consolidation or amalgamation with or into the Company or any Delaware LLC Division relating to the Company, (A) the Company shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation, amalgamation or Delaware LLC Division is not the Company (any such Person, the “Successor Company”), (1) the Successor Company shall be an entity organized or existing under the laws of the US, any state thereof or the District of Columbia, (2) the Successor Company shall expressly assume the Obligations of the Company under this Indenture and the other Note Documents and (3) each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the applicable Note Guarantee and the other Note Documents; it being understood and agreed that if the foregoing conditions under clauses (1) through (3) are satisfied, the Successor Company will succeed to, and be substituted for, the Company under this Indenture and the other Note Documents; provided that, after giving effect to any such reorganization, restructuring or activity resulting in a Successor Company, in the good faith determination of the Company, no guarantee, taken as a whole, is materially impaired, and

(ii) in the case of any such merger, consolidation, amalgamation or Delaware LLC Division with or into any Restricted Subsidiary that is a Guarantor, either (A) the Company or a Restricted Subsidiary that is a Guarantor shall be the continuing or surviving Person or the continuing or surviving Person (or, in the case of an amalgamation, the Person formed as a result thereof) shall expressly assume the obligations of such Restricted Subsidiary that is a Guarantor or (B) the relevant transaction shall be treated as an Investment and shall comply with the terms of this Indenture; provided that, notwithstanding anything to the contrary herein, no Swiss Guarantor or Jersey Guarantor (or its successor) may directly or indirectly redomicile in any jurisdiction other than the United States, any State thereof or the District of Columbia, Switzerland or Jersey unless in connection with a Permitted Tax Restructuring and provided that the resulting Person is or becomes a Guarantor within 150 days after such redomicile.

(7) the liquidation, dissolution or Delaware LLC Division of any Restricted Subsidiary so long as the Company or any Restricted Subsidiary receives the assets (if any) of the relevant liquidated, dissolved or divided Restricted Subsidiary; provided that in the case of any liquidation, dissolution or Delaware LLC Division of any Grantor that results in a distribution of assets to any Restricted Subsidiary that is not a Grantor, such distribution shall be treated as an Investment and shall be a Permitted Investment; (ii) any merger, amalgamation, dissolution, liquidation, consolidation or Delaware LLC Division, the purpose of which is to effect (A) any disposition otherwise permitted under this section or (B) any

Permitted Investment; and (iii) the conversion of the Company or any Restricted Subsidiary into another form of entity, so long as such conversion does not, in the good faith determination of the Company, adversely affect the value of any Note Guarantee or the collateral, if any; and

(8) the Company may merge with or into any Person that is not a Restricted Subsidiary (other than Holdings) as long as (i) the Company is the continuing or surviving Person and (ii) the relevant transaction does not result in a Change of Control or otherwise violate the terms of this Indenture.

provided that, in each case, the resulting, surviving or transferee Person will be a Person organized or existing under the laws of the jurisdiction of the United States of America, any State of the United States or the District of Columbia.

(d) The foregoing provisions (other than the requirements of clause (a)(2) of this section) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Company.

(e) Subject to certain limitations described in this Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, no Subsidiary Guarantor may consolidate with or merge or amalgamate with or into, or convey, transfer, sell, dispose of or lease all or substantially all its assets, in one or a series of related transactions, to any Person, or permit any Person to merge or amalgamate with or into such Subsidiary Guarantor, unless:

(1) (a) the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or either (x) the Company or a Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all the obligations of the Subsidiary Guarantor under its Note Guarantee and this Indenture and (b) immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; or

(2) transaction constitutes a sale, disposition or transfer (including by way of consolidation, merger or amalgamation) of the Subsidiary Guarantor or the conveyance, transfer or lease of all or substantially all of the assets of the Subsidiary Guarantor (in each case other than to the Company or a Restricted Subsidiary) permitted or otherwise not prohibited by this Indenture.

Notwithstanding any other provision of this Section 4.1, any Subsidiary Guarantor may (a) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company, (b) consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Subsidiary Guarantor, reincorporating the Subsidiary Guarantor in another jurisdiction, or changing the legal form of the Subsidiary Guarantor, (c) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, (d) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and (e) complete any Permitted Tax Restructuring. Notwithstanding anything to the contrary in subsection (f), the Company may contribute Capital Stock of any or all of its Subsidiaries to any Subsidiary Guarantor; provided that, in each case, the resulting, surviving or transferee Person will be a Person organized or existing under the laws of the jurisdiction of the United States of America, any State of the United States or the District of Columbia.

Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Notwithstanding any other provision of this Section 4.1, this covenant will not apply to the Transactions.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1. Notices to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 5.6 hereof, it must furnish to the Trustee, at least 10 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:

(a)	the clause of this Indenture pursuant to which the redemption shall occur;

(b)	the Redemption Date;

(c)	the principal amount of Notes to be redeemed; and

(d)	the redemption price.

Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Company at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

SECTION 5.2. Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed pursuant to Section 5.6 hereof, the Trustee (or the applicable Agent) shall select Notes for redemption (a) if the Notes are in global form, on a pro rata basis or such other method in accordance with the applicable procedures of DTC and (b) if the Notes are in definitive form, by lot or on a pro rata basis (subject to adjustments to maintain the authorized Notes denomination requirements) except:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if otherwise required by law.

No Notes in an unauthorized denomination or of $200,000 (or if a PIK Payment has been made, no Notes of $1.00) in aggregate principal amount or less shall be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption; provided that the Company shall provide the Trustee with sufficient notice of such partial redemption to enable the Trustee to select the Notes for partial redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in minimum principal amounts of $200,000 or whole multiples of $1,000 in excess thereof (or if any PIK Payment has been made, in minimum principal amounts of $1.00 and in integral multiples of $1.00 in excess thereof); except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000 in excess thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 5.3. Notice of Redemption. At least 10 days but not more than 60 days before a Redemption Date, the Company will send or cause to be sent, by electronic delivery or by first class mail postage prepaid, a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, with a copy to the Trustee and the Paying Agent, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a legal or covenant defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereof.

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1) the Redemption Date;

(2) the redemption price;

(3) if any Note is being redeemed in part only, the portion of the principal amount of such Note to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least two (2) Business Days (or if any of the Notes to be redeemed are in definitive form, five (5) Business Days) prior to the date on which the Company instructs the Trustee to give the notice (or such shorter period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Notice of any redemption of the Notes may, at the Company’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction, and may include multiple amounts of Notes that may be redeemed and the conditions precedent applicable to such amounts. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

SECTION 5.4. Deposit of Redemption Price. Prior to 11:00 a.m. (Eastern Time) on the redemption date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on, all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest, on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest up to, but excluding, the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.

SECTION 5.5. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company will issue and, upon receipt of a Company Order, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided, that each such new Note will be in a minimum principal amount of $200,000 or integral multiple of $1,000 in excess thereof (or if any PIK Payment has been made, in minimum principal amounts of $1.00 and in integral multiples of $1.00 in excess thereof).

SECTION 5.6. Optional Redemption.

(a) At any time on or after the Completion Date and prior to July 15, 2028, the Company may redeem the Notes, in whole or in part, at its option, upon notice as described under Section 5.3, at a redemption price (expressed as percentages of principal amount of the Notes to be redeemed (including PIK Interest previously paid in the form of an increase in the aggregate principal amount of Notes)) equal to 100.000% of the principal amount of Notes redeemed plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

(b) At any time on or after the Completion Date and prior to July 15, 2028, the Company may, on one or more occasions, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, redeem up to 40.0% of the original aggregate principal amount of Notes issued under this Indenture at a redemption price (expressed as percentages of principal amount of the Notes to be redeemed (including PIK Interest previously paid in the form of an increase in the aggregate principal amount of Notes)) equal to 110.00% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds received by the Company of one or more Equity Offerings of the Company; provided that not less than 40.0% of the original aggregate principal amount of Notes initially issued under this Indenture (including any Additional Notes and PIK Notes) remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Company or any of its Restricted Subsidiaries) unless all such Notes are redeemed substantially concurrently; provided, further, that each such redemption occurs not later than 180 days after the date of closing of the related Equity Offering. The Trustee shall select the Notes to be redeemed in the manner described under Sections 5.1 through 5.5 hereof.

(c) Except pursuant to clauses (a) and (b) of this Section 5.6, the Notes will not be redeemable at the Company’s option prior to July 15, 2028.

(d) At any time and from time to time on or after July 15, 2028, the Company may redeem the Notes, in whole or in part, upon notice as described under Section 5.3 at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated in the table below:

Period	Percentage
2028	103.000%
2029	101.000%
2030 and thereafter.	100.000%

(e) Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption. In determining whether the Holders of at least 90.0% of the aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, including a Change of Control Offer or Asset Disposition Offer, Notes owned by the Company or its Affiliates or by funds controlled or managed by any Affiliate of the Company, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer.

(f) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(g) Any redemption pursuant to this Section 5.6 shall be made pursuant to the provisions of Sections 5.1 through 5.5 hereof.

(h) The Company, the Company’s equity holders, including the Investor, their respective Affiliates and members of management, among other parties, may at any time and from time to time purchase, repurchase, redeem, exchange, defease or otherwise acquire or retire the Company’s or any of its Subsidiaries’ outstanding debt securities or loans, including the Notes, by any means other than a redemption that is subject to the provisions under Section 5.6 (and, for the avoidance of doubt, without being subject to the pro rata requirement under Section 5.2), upon such terms, at such prices and with such considerations as the Company, the Company’s equity holders, including the Investor, their respective Affiliates and members of management, among other parties, may determine, including, without limitation, in negotiated transactions, open market purchases, by tender offer or any other transactions with one or more Holders and/or Notes Beneficial Owners.

SECTION 5.7. Mandatory Redemption. Other than as set forth in Section 5.8 hereof, the Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes; provided however, that under certain circumstances, the Company may be required to offer to purchase Notes under Section 3.5 and Section 3.9 hereof.

SECTION 5.8. Special Mandatory Redemption.

(a) In the event that (i) the Escrow Outside Date occurs and the Escrow Agent shall not have received an Escrow Release Officer’s Certificate on or prior to such date, (ii) the Company informs the Escrow Agent and the Trustee in writing that, in the reasonable judgment of the Company, the Acquisition will not be consummated on or prior to the Escrow Outside Date or (iii) the Company informs the Escrow Agent and the Trustee in writing that the Acquisition Agreement was terminated prior to the Escrow Outside Date (the date of any such event being the “Special Termination Date”), the Company shall redeem all of the Notes (the “Special Mandatory Redemption”) at a price (the “Special Mandatory Redemption Price”) equal to 100.0% of the initial issue price of the Notes, plus the amount of interest paid in kind as PIK Interest, if any, plus accrued and unpaid interest on the Notes, if any, from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date to, but excluding, the Special Mandatory Redemption Date (as defined herein).

(b) Notice of the Special Mandatory Redemption shall be delivered by the Company substantially in the form attached as Exhibit D hereto no later than one (1) Business Day following the Special Termination Date, to the Trustee, the Escrow Agent and the Holders, and shall provide that the Notes shall be redeemed on a date (the “Special Mandatory Redemption Date”) that is no later than the third (3rd) Business Day after such notice is given by the Company in accordance with the terms of the Escrow Agreement or otherwise in accordance with the applicable procedures of DTC following the Special Termination Date (or such date as may be required by the applicable procedures of DTC).

(c) On the Business Day prior to the Special Mandatory Redemption Date, pursuant to the Escrow Agreement, the Escrow Agent shall pay to the Paying Agent for payment to each Holder of Notes the applicable Special Mandatory Redemption Price for such Holder’s Notes and shall pay the fees and expenses of the Escrow Agent, the Trustee and the other Agents, and concurrently with such payments, deliver any excess Escrowed Property (if any) to the Company.

(d) Upon the deposit of funds sufficient to pay the Special Mandatory Redemption Price in respect of the Notes to be redeemed on the Special Mandatory Redemption Date with the Trustee on or before such date, the Notes to be redeemed shall cease to bear interest and all rights under the Notes to be redeemed shall terminate. The Trustee shall release to (or at the direction of) the Company any Escrowed Property remaining after the Special Mandatory Redemption of the Notes and payment of fees, costs and expenses.

(e) If at any time the Escrow Account contains funds having an aggregate value in excess of the Special Mandatory Redemption Price as determined by the Company, such excess cash may be released to or at the direction of the Company in accordance with the Escrow Agreement.

(f) If at any time prior to the Escrow Release, an outstanding interest payment obligation in respect of the Notes shall exist, the Escrow Agent may release a portion of the Escrowed Property in an amount equal to the amount of accrued and unpaid interest from the Issue Date or the most recent Interest Payment Date, as applicable, in order to satisfy the interest payment obligations in respect of the Notes.

(g) For the avoidance of doubt, the Company shall not be required to effect any Special Mandatory Redemption following the Escrow Release and shall not be required to effect any Special Mandatory Redemption following the Completion Date.

(h) Any Special Mandatory Redemption made pursuant to this Section 5.8 shall be made pursuant to the procedures set forth in Section 5.1 to 5.5 hereof and the Escrow Agreement, except to the extent inconsistent with this Section 5.8.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1. Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default in any payment of interest on any Note when due and payable, continued for 30 days;

(2) default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity or upon the Special Mandatory Redemption Date, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders (with a copy to the Trustee) of at least 30.0% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture; provided that in the case of a failure to comply with this Indenture provisions described under Section 3.10 hereof, such period of continuance of such default or breach shall be 180 days after written notice described in this clause (3) has been given;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) (or the payment of which is Guaranteed by the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary)) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods provided in such Indebtedness); or

(B) results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to the greater of $440.0 million and 30.0% of LTM EBITDA (measured at the date of such non-payment or acceleration) or more at any one time outstanding;

(5) failure by the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary), to pay final judgments aggregating in excess of the greater of $440.0 million and 30.0% of LTM EBITDA (measured at the date of such judgment) other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) any Note Guarantee by a Significant Subsidiary ceases to be in full force and effect, other than (x) in accordance with the terms of this Indenture, (y) a Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Guarantee of the Notes, other than in accordance with the terms of this Indenture or upon release of such Note Guarantee in accordance with this Indenture or (z) in connection with the bankruptcy of a Guarantor, so long as the aggregate assets of such Guarantor and any other Guarantor whose Note Guarantee ceased or ceases to be in full force as a result of a bankruptcy are less than the greater of $440.0 million and 30.0% of LTM EBITDA (measured at the date of such bankruptcy);

(7) the Company or a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case or proceeding;

(B) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C) consents to the appointment of a Custodian of it or for substantially all of its property;

(D) makes a general assignment for the benefit of its creditors;

(E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(F) takes any comparable action under any foreign laws relating to insolvency; or

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary, in an involuntary case;

(B) appoints a Custodian of the Company, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary, for substantially all of its property;

(C) orders the winding up or liquidation of the Company, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary; or

(D) or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

provided that a Default under clause (3), (4) or (5) above will not constitute an Event of Default until the Trustee or the Holders of at least 30.0% in principal amount of the outstanding Notes notify the Company of the Default (with a copy to the Trustee, if notice is given by the Holders) and, with respect to clauses (3) and (5), the Company does not cure such Default within the time specified in clauses (3) or (5) after receipt of such notice; provided, further, that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default. Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by Notes Beneficial Owners that are not a Net Short Holder (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the Notes Beneficial Owners in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

(b) If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity offered or provided to the Trustee), with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(c) Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

(d) For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture and shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall not have any liability to the Company, any Holder or any other Person in acting in good faith on a Noteholder Direction or Officer’s Certificate.

(e) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default shall also be cured without any further action.

(f) Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 3.10 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such provision or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Any time period specified in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged Default or Event of Default is the subject of litigation.

SECTION 6.2. Acceleration. If an Event of Default (other than an Event of Default described in clause (7) or (8) of Section 6.1(a)) occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 30.0% in principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) of Section 6.1(a) hereof has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled, waived and rescinded if, within 30 days after such Event of Default arose:

(1) (x) the Indebtedness that gave rise to such Event of Default shall have been discharged in full;

(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z) the default that is the basis for such Event of Default has been remedied or cured; and

(2) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

If an Event of Default described in clause (7) or (8) of Section 6.1(a) above with respect to the Company occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4. Waiver of Past Defaults. The Required Holders by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture and the Note Documents except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, or interest, if any, on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 hereof cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest, if any, that has become due solely because of the acceleration, (3) to the extent required under this Indenture the payment of such interest is lawful, interest on overdue installments of interest, premium, if any, and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Company has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1(a), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5. Control by Majority. The Required Holders may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2 hereof, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability (it being understood that the Trustee has no duty to determine if any directed action is prejudicial to any Holder); provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification satisfactory to it against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) that may be caused by taking or not taking such action.

SECTION 6.6. Limitation on Suits. Subject to Section 6.7 hereof, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30.0% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered in writing and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5) the Required Holders have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the contractual right of any Holder to receive payment of interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to institute suit for the enforcement of any such payment on or after such respective dates, with respect to such Holder’s Notes shall not be impaired or affected without the consent of such Holder (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Articles III and IV and clauses (3), (4), (5) and (6) of Section 6.1(a) hereof and the related definitions shall be deemed not to impair the contractual right of any Holder to receive payments of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note).

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1(a) hereof occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6 hereof.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation and properly incurred expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6 hereof.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities.

(a) If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due to it under Section 7.6 hereof;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD: to the Company, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Company shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.7 hereof or a suit by Holders of more than 10.0% in outstanding aggregate principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, and is actually known or notified in writing to a Trust Officer, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default actually known or notified in writing to a Trust Officer:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof; and

(4) no provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

SECTION 7.2. Rights of Trustee.

Subject to Section 7.1 hereof:

(a) The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment or other paper or document (whether in its original, electronic or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Company.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Note Documents shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Note Documents in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer has actual knowledge thereof or unless written notice of any such Default, Event of Default or Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 3.12 hereof and states that it is a “Notice of Default.”

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered, and, if requested, provided, to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

(i) The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Trust Officer.

(j) Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(k) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, judgment, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Company and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n) In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(o) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by one Officer of the Company.

(p) The permissive rights of the Trustee enumerated herein and in the other Note Documents shall not be construed as duties.

SECTION 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.9 hereof. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Company’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture and shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders. The Trustee shall not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an event, which is in fact a Default, has been delivered to the Trustee at its office specified in Section 12.1 hereof and such notice references the Notes and this Indenture and states that it is a “Notice of Default.”

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall not have any liability to the Company, any Holder or any other Person in acting in good faith on a Noteholder Direction or Officer’s Certificate.

SECTION 7.6. Compensation and Indemnity. The Company shall pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all properly-incurred out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and sending of notices to Holders. Such expenses shall include the reasonable compensation and properly-incurred expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Company and the Guarantors, jointly and severally, shall indemnify the Trustee, its directors, officers, employees and agents against any and all loss, liability, damages, claims or expense, including Taxes (other than taxes based upon the income of the Trustee) (including properly-incurred attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a final nonappealable order of a court of competent jurisdiction, on its part in connection with the acceptance and administration of this trust and the performance of its duties hereunder and under the other Note Documents, including the costs and expenses of enforcing this Indenture (including this Section 7.6), the Notes the other Note Documents and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall provide reasonable cooperation at the Company’s expense in the defense. The Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel; provided that the Company shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Company and the Trustee in connection with such defense; provided, further, that the Company shall be required to pay the properly incurred fees and expenses of such counsel in evaluating such conflict.

To secure the Company’s payment obligations in this Section 7.6, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s respective right to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or Indebtedness of the Company.

The Company’s payment and indemnification obligations pursuant to this Section 7.6 shall survive the discharge of this Indenture and any resignation or removal of the Trustee under Section 7.7 hereof. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in clause (7) or clause (8) of Section 6.1(a) hereof, the fees and expenses (including the properly incurred fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.7. Replacement of Trustee. The Trustee may resign at any time by so notifying the Company in writing not less than 30 days prior to the effective date of such resignation. The Required Holders may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Company’s written consent, which consent will not be unreasonably withheld. The Company shall remove the Trustee if:

(1) the Trustee has or acquires a conflict of interest that is not eliminated;

(2) the Trustee fails to comply with Section 7.9 hereof;

(3) the Trustee is adjudged bankrupt or insolvent;

(4) a receiver or other public officer takes charge of the Trustee or its property; or

(5) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Required Holders and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Company, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6 hereof.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10.0% in principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.9 hereof, unless the Trustee’s duty to resign is stayed as provided in TIA Section 310(b), any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Company’s obligations under Section 7.6 hereof shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

SECTION 7.8. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another entity or banking association, the resulting, surviving or transferee entity without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.9. Eligibility; Disqualification. This Indenture shall always have a Trustee. The Trustee shall have a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

SECTION 7.10. Trustee’s Application for Instruction from the Company. Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Company actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1. Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Company may, at its option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2. Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under the Note Documents (and the Trustee, on written demand of and at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;

(2) the Company’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.12 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee and the Company’s or Guarantors’ obligations in connection therewith; and

(4) this Article VIII with respect to provisions relating to Legal Defeasance.

SECTION 8.3. Covenant Defeasance. Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10 and Section 4.1 hereof (except clause (1) and (2) of Section 4.1(a) hereof) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1(a) hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, clause (3) of Section 6.1(a) hereof (other than with respect to clause (1) and (2) of Section 4.1(a) hereof) and clauses (4), (5), (6), (7) and (8) of Section 6.1(a) hereof (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary) shall not constitute Events of Default.

SECTION 8.4. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(1) the Company must irrevocably deposit with the Trustee or the Paying Agent cash in Dollars, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, interest, due on the Notes issued under this Indenture on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Company must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee or the Paying Agent equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the Redemption Date(any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the Redemption Date; provided, further, that any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee (or, if required by applicable DTC procedures) at least two Business Days prior to the Redemption Date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions;

(i) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(ii) since the issuance of such Notes, there has been a change in the applicable U.S. federal income Tax law; in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders, in their capacity as Holders of the Notes; will not recognize income, gain or loss for U.S. federal income Tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income Tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, the Holders of the Notes, in their capacity as Holders of the Notes, will not recognize income, gain or loss for U.S. federal income Tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income Tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Company; and

(7) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.5. Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee or the Paying Agent (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6. Repayment to the Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Company on their written request unless an abandoned property law designates another Person or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1. Without Consent of Holders. Notwithstanding Section 9.2 of this Indenture, without the consent of any Holder, the Company, any Guarantor (with respect to its Note Guarantee, this Indenture or the Note Documents), the Trustee and the other parties thereto, as applicable, may amend, supplement or modify any Note Documents, and the Company may direct the Trustee, and the Trustee shall, enter into an amendment to the Note Documents, to:

(1) cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to any provision under the heading “Description of the Notes” in the Offering Memorandum or reduce the minimum denomination of the Notes;

(2) provide for the assumption by a successor Person of the obligations of the Company or a Guarantor under any Note Document or to comply with Section 4.1 hereof;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including related definitions);

(4) add to or modify the covenants or provide for a Note Guarantee for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5) make any change (including changing the CUSIP or other identifying number on any Notes) that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder in any material respect;

(6) at the Company’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA, if such qualification is required;

(7) make such provisions as necessary (as determined in good faith by the Company) for the issuance of PIK Notes or Additional Notes in accordance with the terms of this Indenture;

(8) provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 3.2 hereof, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(9) evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or successor Paying Agent hereunder pursuant to the requirements hereof or to provide for the accession by the Trustee to any Note Document;

(10) secure the Notes and/or the related Note Guarantees or to add collateral thereto;

(11) add an obligor or a Guarantor under this Indenture;

(12) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as not prohibited by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect;

(13) comply with the rules and procedures of any applicable securities depositary; and

(14) make any amendment to the provisions of this Indenture, the Note Guarantees and/or the Notes to eliminate the effect of any Accounting Change or in the application thereof as described in the last paragraph of the definition of “GAAP;” and

(15) in the event that PIK Notes are issued in certificated form, to make appropriate amendments to reflect an appropriate minimum denomination of certificated PIK Notes.

Subject to Section 9.2 hereof, upon the request of the Company, and upon receipt by the Trustee of the documents described in Sections 9.6 and 13.2 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture or other amendment to the Note Documents unless such amended or supplemental indenture or other amendment to the Note Documents affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or other amendment to the Note Documents.

After an amendment or supplement under this Section 9.1 becomes effective, the Company shall send to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.1.

SECTION 9.2. With Consent of Holders. Except as provided below in this Section 9.2, (i) the Company, the Guarantors and the Trustee may amend, supplement or otherwise modify the Note Documents with the consent of the Required Holders (including consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, the Notes) and (ii) subject to Section 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes (which shall be considered waived only with respect to Notes held by consenting Holders), except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Note Documents may be waived with the consent of the Required Holders (including consents obtained before or after a Change of Control or in connection with a purchase of or tender offer or exchange offer for, the Notes).

Notwithstanding anything in this Section 9.2 or the definition of “Required Holders” to the contrary, for purposes of determining whether the Required Holders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of the Note Documents or any departure by the Company or any Guarantor therefrom, unless the action in question affects any Affiliated Holder in its capacity as a Holder in a disproportionately adverse manner relative to its effect on the other Holders, or any plan of reorganization pursuant to any applicable bankruptcy, insolvency or similar proceeding, (ii) otherwise acted on any matter related to the Note Documents or (iii) directed or required the Trustee, or any Holder to undertake any action (or refrain from taking any action) with respect to or under the Note Documents, no Affiliated Holder shall have any right to consent (or not consent), otherwise act or direct or require the Trustee or any Holder to take (or refrain from taking) any such action and:

(A) all Notes held by any Affiliated Holders shall be deemed to be not outstanding for all purposes of calculating whether the Required Holders have taken any actions; and

(B) all Notes held by Affiliated Holders shall be deemed to be not outstanding for all purposes of calculating whether all Holders have taken any action unless the action in question affects such Affiliated Holder in its capacity as a Holder in a disproportionately adverse manner relative to its effect on other Holders.

Notwithstanding anything to the contrary in this Article IX or the definition of “Required Holders” or otherwise in this Indenture, for purposes of determining whether the Required Holders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of the Note Documents or any departure by the Company or any Guarantor therefrom, (ii) otherwise acted on any matter related to the Note Documents or (iii) directed or required the Trustee or any Holder to undertake any action (or refrain from taking any action) with respect to or under the Note Documents, all Notes held or beneficially owned by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Notes of consenting Holders included in determining whether the Required Holders have consented to any action pursuant to this Article IX or otherwise in this Indenture.

In connection with any action under the Note Documents that requires a determination of whether the Required Holders or any of the Holders, as applicable, have consented to such action or otherwise acted on any matter or directed the Trustee to undertake any action (or refrain from taking any action), the Company shall identify the amount of Notes held or beneficially owned by an Affiliated Holder or a Debt Fund Affiliate in an Officer’s Certificate delivered to the Trustee, upon which the Trustee shall be entitled to conclusively rely without investigation. For purposes of determining whether the Trustee is entitled to rely on consents, actions or directions of Holders, only those Notes which have been identified to the Trustee in an Officer’s Certificate as being held or beneficially owned by an Affiliated Holder or Debt Fund Affiliate shall be disregarded. In the absence of such Officer’s Certificate, the Trustee shall treat the definitions of Affiliated Holder and Debt Fund Affiliate provisions as being inapplicable.

Upon the request of the Company, and upon the delivery to the Trustee of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 9.6 and 13.2 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture or other amendment to the Note Documents unless such amended or supplemental indenture or other amendment to the Note Documents affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or other amendment to the Note Documents.

Without the consent of each directly and adversely affected Holder of Notes, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Section 3.5 and Section 3.9 hereof);

(3) reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Section 3.5 and Section 3.9 hereof);

(4) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.6 hereof;

(5) make any such Note payable in currency other than that stated in such Note;

(6) impair the contractual right of any Holder to receive payment of principal and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Articles III and IV and clauses (3), (4), (5) and (6) of Section 6.1(a) hereof and the related definitions shall be deemed not to impair the contractual right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note);

(7) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes outstanding by the Required Holders and a waiver of the payment default that resulted from such acceleration);

(8) make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2; or

(9) except as not prohibited by this Indenture, modify the Note Guarantees of any Significant Subsidiary in any manner materially adverse to the Holders.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment or supplement of any Note Document. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

After an amendment or supplement under this Section 9.2 becomes effective, the Company shall send to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

SECTION 9.3. Compliance with this Indenture. Every amendment or supplement to this Indenture, any Guarantee and the Notes will be set forth in an amended or supplemental indenture that complies with this Indenture as then in effect.

SECTION 9.4. Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.5. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of a Company Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6. Trustee to Sign Amendments. The Trustee shall sign any amendment or supplement authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment or supplement, the Trustee shall be entitled to receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.2 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture and the other applicable Note Documents, and is valid, binding and enforceable against the Company in accordance with its terms. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with any supplemental indenture to add Guarantors in the form attached hereto as Exhibit B, upon, in each case, delivery of an Officer’s Certificate complying with the provisions of this Section 9.6, Section 13.2 and Section 13.3 hereof.

ARTICLE X

GUARANTEE

SECTION 10.1. Guarantee. Prior to the Completion Date, the Notes will not be guaranteed. From and after the Completion Date, and subject to the provisions of this Article X, each Guarantor that executes this Indenture or a supplemental indenture hereto shall fully, unconditionally and irrevocably (subject to the terms of this Indenture) guarantees (the “Note Guarantees”), as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Company under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6 hereof), (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness. Notwithstanding anything herein to the contrary, any Guarantee by any Swiss Guarantor shall be subordinated in right of payment to any guarantee by such Swiss Guarantor of such other Indebtedness under the Credit Agreement and the Secured Notes.

To evidence its Note Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless. Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2 hereof, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2 hereof, Article VIII or Article XI. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.1.

SECTION 10.2. Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign, state or provincial law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) The Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:

(1) in the case of a Subsidiary Guarantor (other than in the case of Skechers), a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of the Capital Stock of such Guarantor or the sale, exchange, transfer or other disposition, of all or substantially all of the assets of the Guarantor to a Person other than to the Company or a Restricted Subsidiary and as permitted or otherwise not prohibited by this Indenture;

(2) in the case of a Subsidiary Guarantor (other than in the case of Skechers), the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3) upon defeasance or discharge of the Notes pursuant to Article VIII or Article XI;

(4) except in the case of Skechers, upon such Guarantor being (or being substantially concurrently) released or discharged from all of its obligations under all of its Guarantees of payment (i) by the Company of any Indebtedness of the Company under the Credit Agreement or (ii) in the case of a Note Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of the Company or a Guarantor pursuant to Section 3.7 hereof by the Company or the applicable Guarantor of the relevant Indebtedness, except in the case of (i) or (ii), a release as a result of the repayment in full of the Indebtedness specified in clause (i) or (ii) (it being understood that a release subject to a contingent reinstatement will constitute a release for purposes of this Section, and that if any such Indebtedness of such Guarantor under the Credit Agreement or any Other Guarantee is so reinstated, such Note Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to Section 3.7 hereof.

(5) upon the merger, amalgamation or consolidation of any Guarantor with and into the Company or another Guarantor or upon the liquidation of such Guarantor, in each case, as permitted or otherwise not prohibited by this Indenture;

(6) except in the case of the Company and Skechers, upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date; and

(7) as described under Article IX.

(c) Upon any occurrence giving rise to a release of a Guarantee or obligations under the Notes, as specified above, the Trustee at the expense of the Company and, subject to receipt of an Officer’s Certificate from the Company or Guarantor, will execute any such documents reasonably requested, and delivered to it, by the Company in order to evidence or effect such release, discharge and termination in respect of such Guarantee or the Notes. None of the Company, the Trustee or any Guarantor will be required to make a notation on the Notes to reflect any such release, discharge or termination. The Trustee shall not have any liability in connection with any release given in reliance on such Officer’s Certificate and all such releases shall be without recourse, representation or warranty by the Trustee.

SECTION 10.3. Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

SECTION 10.5. Jersey Limitations. Without limitation to the preceding and without prejudice to the generality of any waiver granted in this Indenture, each Jersey Guarantor irrevocably and unconditionally abandons and waives any right which it may have at any time under the existing or future laws of Jersey:

(a) whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other person before any claim is enforced against that Jersey Guarantor in respect of the obligations or liabilities assumed by that Jersey Guarantor under this Indenture; and

(b) whether by virtue of the droit de division or otherwise to require that any liability under any document, including without limitation under this Indenture, be divided or apportioned with any other person or reduced in any manner whatsoever.

SECTION 10.6. Swiss Limitations. Notwithstanding anything to the contrary in this Indenture or an applicable Note Guarantee, the obligations of a Swiss Guarantor under this Indenture or an applicable Note Guarantee are subject to the following limitations:

If and to the extent a Swiss Guarantor becomes (directly or indirectly) liable under this Indenture or an applicable Note Guarantee for obligations of the Issuer (the “Restricted Obligations”) and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor or would otherwise be restricted under Swiss corporate law then applicable, such Swiss Guarantor’s aggregate liability for Restricted Obligations under this Indenture or an applicable Note Guarantee shall be limited to the maximum amount permitted by law at the time the Swiss Guarantor is required to perform Restricted Obligations under this Indenture or an applicable Note Guarantee (the “Freely Disposable Amount”).

(a) Such limitation shall not free the Swiss Guarantor from its obligations in excess of the Freely Disposable Amount but merely postpone the performance date thereof until such times when the Swiss Guarantor has again freely disposable equity and if and to the extent such freely disposable equity is available.

(b) The Swiss Guarantor shall take and cause to be taken all and any action, to the extent reasonably practical and possible, including, without limitation:

(1) the passing of any shareholders’ resolutions to approve any payment or other performance under this Indenture or an applicable Note Guarantee,

(2) the provision of an audited interim balance sheet,

(3) the provision of a confirmation from the auditors of the Swiss Guarantor that a payment of the Swiss Guarantor under this Indenture or an applicable Note Guarantee in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, in order to allow a prompt payment of amounts owed by the Swiss Guarantor under this Indenture or an applicable Note Guarantee as well as the performance by the Swiss Guarantor of other obligations under this Indenture or an applicable Note Guarantee.

(c) If so required under applicable law (including tax treaties) at the time it is required to make a payment under this Indenture or an applicable Note Guarantee, the Swiss Guarantor:

(1) shall use its best efforts to ensure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(2) shall deduct the Swiss Withholding Tax at such rate (being 35% on the date hereof) as in force from time to time if the notification procedure pursuant to (d) (i) above does not apply; or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (d) (i) above applies for a part of the Swiss Withholding Tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(3) shall promptly notify the Trustee that such notification or, as the case may be, deduction has been made and provide the Trustee with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(d) In the case of a deduction of Swiss Withholding Tax, the Swiss Guarantor shall use its best efforts to ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this Indenture or an applicable Note Guarantee , will, as soon as possible after such deduction:

(1) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and

(2) pay to the Trustee upon receipt any amount so refunded.

(e) The Trustee shall co-operate with the Swiss Guarantor to secure such refund.

(f) If a refund is made to a Notes Secured Party, such Notes Secured Party shall transfer the refund so received, after the deduction of costs, to the Swiss Guarantor, subject to any right of set-off of such Notes Secured Party pursuant to this Indenture or an applicable Note Guarantee.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.1. Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of transfer or exchange of the Notes and rights of the Trustee, as expressly provided for in this Indenture) as to all Notes issued hereunder, when:

(a) either:

(1) all Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation; or

(2) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee and the Paying Agent for the giving of notice of redemption by the Trustee or the Paying Agent, in the name, and at the expense of the Company;

(b) the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee (or with a custodian or account bank appointed on behalf of the Trustee) or the Paying Agent money in Dollars, U.S. Government Obligations, or a combination thereof, as applicable, in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not previously delivered to the Trustee or an Agent for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption

Date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate, with any Applicable Premium Deficit only required to be deposited with the Trustee or the Paying Agent on or prior to the Redemption Date, and any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the Redemption Date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(c) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(d) the Company has paid or caused to be paid all other sums payable under this Indenture; and

(e) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money in euros toward the payment of such Notes issued hereunder at maturity or the Redemption Date, as the case may be. In addition, the Company shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with; provided, that any such counsel may rely on any Officer’s Certificate as to matters of facts.

Notwithstanding the satisfaction and discharge of this Indenture, the Company’s obligation to the Trustee in Section 7.6 hereof and, if money in U.S. dollars has been deposited with the Trustee pursuant to clause (a)(2) of this Section 11.1, the provisions of Sections 11.2 and 8.6 hereof will survive.

SECTION 11.2. Application of Trust Money. Subject to the provisions of Section 8.6 hereof, all money in U.S. dollars or U.S. Government Obligations deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent), to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money in U.S. dollars or U.S. Government Obligations has been deposited with the Trustee; but such money in U.S. dollars or U.S. Government Obligations need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Company has made any payment of principal of, premium or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

ESCROW MATTERS

SECTION 12.1. Escrow Account.

(a) On the Issue Date, the Company will enter into an escrow agreement (as amended, supplemented or modified from time to time, the “Escrow Agreement”) among the Company, the Trustee and the Escrow Agent, pursuant to which an amount equal to all of the gross proceeds of the offering of the Notes sold on the Issue Date will be deposited into an escrow account (the “Escrow Account”) pending the consummation of the Acquisition. By its acceptance of the Notes, each Holder shall be deemed to authorize and direct the Trustee to execute, deliver and perform its obligations under the Escrow Agreement.

(b) The initial funds deposited in the Escrow Account, and all other funds, securities, interest, dividends, distributions and other property and payments credited to the Escrow Account in connection with the Notes (less any property and/or funds paid in accordance with the Escrow Agreement) are referred to, collectively, as the “Escrowed Property.” The Escrowed Property will be controlled by the Escrow Agent, on behalf of the Trustee and the Holders of the Notes.

SECTION 12.2. Release of Escrowed Property.

(a) The release of the proceeds in the Escrow Account to the Issuer to consummate the Acquisition and pay the Initial Purchaser’s discount or any related fee to such Initial Purchaser’s Affiliate, as applicable, in either case, related to such amount of Notes (the “Escrow Release”) (the date of such release being the “Completion Date”) will be subject to the satisfaction of certain conditions described in the Escrow Agreement. Upon the Escrow Release, the Escrowed Property will be paid out of the Escrow Account in accordance with the Escrow Agreement and the Escrow Account will be reduced to zero.

(b) Except in order to comply with Section 2.14 hereof or as otherwise provided in the Escrow Agreement, the Issuer will only be entitled to cause the Escrow Agent to release the Escrowed Property for the Escrow Release upon delivery to the Escrow Agent, on or prior to February 28, 2026 (the “Escrow Outside Date”), of an Officer’s Certificate (the “Escrow Release Officer’s Certificate”), upon which the Escrow Agent shall be entitled to rely absolutely without further investigation to the effect that: (i) the Acquisition will be consummated substantially concurrently with or promptly following the Escrow Release and (ii) the Credit Agreement has become effective or will become effective substantially concurrently with or promptly following the Escrow Release.

SECTION 12.3. Trustee Direction to Execute Escrow Agreement. The Trustee is hereby authorized and directed to execute and deliver the Escrow Agreement. The Trustee shall have, for its benefit and the benefit of the Holders, subject to certain liens of the Escrow Agent, a first-priority security interest in the Escrow Account and the Escrowed Property to secure the payment of the Special Mandatory Redemption Price of the Notes; provided, however, that such liens and security interests shall automatically be released and terminated on the Escrow Account and Escrowed Property at such time as the Escrowed Property is released from the Escrow Account. For the avoidance of doubt, such liens and security interests are permitted under this Indenture. The Escrow Agent will invest the Escrowed Property as directed by the Company in such short-term liquid investments (including bank deposit products) as permitted under the Escrow Agreement, and liquidate such investments pursuant to the terms of the Escrow Agreement, as the Company will from time to time direct in writing.

SECTION 12.4. Activities Prior to the Escrow Release. Prior to the Completion Date, the primary activities of the Company will be restricted to obtaining financing for the Acquisition (including issuing the Notes), issuing capital stock to and receiving capital contributions from, any direct or indirect parent entity or owner performing its obligations in respect of the Notes under this Indenture, the Escrow Agreement, and the Purchase Agreement, performing its obligations under any other document relating to financing for the Acquisition (including the Credit Agreement), performing its obligations under the Acquisition Agreement, consummating the Transactions and the Escrow Release, redeeming or repaying, the Notes as set forth in this Article XII and any other financing in connection with the Acquisition, if applicable, and conducting such other activities as are related to the foregoing or are necessary, appropriate or desirable to effectuate the Transactions and the transactions related thereto.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1. Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in PDF format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Company or to any Guarantor:

Beach Acquisition Bidco, LLC

c/o 3G Capital Inc.

600 Third Avenue, 37th Floor

New York, NY 10016

Attention: Flavio Montini

Email: [***]

With a copy to:

Kirkland & Ellis LLP

601 Lexington Ave

New York, New York 10022

Attention: Joshua Korff; Michael Kim

Facsimile: [***]

if to the Trustee, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

U.S. Bank Trust Company, National Association

West Side Flats

60 Livingston Avenue

Saint Paul, Minnesota 55107

Attention: Global Corporate Trust Administrator – Beach Acquisition Bidco, LLC

PIK Notes

The Company or the Trustee, by written notice to the other, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Company or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in PDF format; when receipt is acknowledged, if telecopied; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee shall be deemed delivered upon receipt.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except with respect to notices to the Trustee which are duly given upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

SECTION 13.2. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

(1) an Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.3 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.3 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.

SECTION 13.3. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 13.4. When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.5. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.6. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the state of the place of payment. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.7. Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.8. Jurisdiction. The Company and the Guarantors agree that any suit, action or proceeding against the Company or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Company or the Guarantors, as the case may be, are subject by a suit upon such judgment.

SECTION 13.9. Waivers of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE, AND EACH HOLDER BY ITS ACCEPTANCE OF A NOTE, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.10. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

SECTION 13.11. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any of its Subsidiaries or Affiliates, or such (other than the Company and the Guarantors), shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 13.12. Successors. All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.13. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

The Trustee agrees to accept and act upon instructions, directions, reports, notices and other communications or information pursuant to this Indenture sent by unsecured electronic transmissions (including email and .pdf attachments); provided that (i) the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained directly or indirectly by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information and (ii) each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee, including the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties. If the party elects to give the Trustee email or facsimile instructions (or instructions by a similar electronic method) and the Trustee in their discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling.

Notwithstanding anything herein to the contrary, any notice to the Trustee shall be deemed given when actually received.

SECTION 13.14. Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.15. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics or pandemics and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.16. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

BEACH ACQUISITION BIDCO, LLC

By:	/s/ Flavio Montini
Name: Flavio Montini
Title: President, Secretary and Treasurer

[Signature page to the Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Brandon Bonfig
Name: Brandon Bonfig
Title: Vice President

[Signature page to the Indenture]

EXHIBIT A

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]

NOTE

[Applicable Restricted Notes Legend] [Depository Legend, if

applicable] [OID Legend, if applicable] [[Applicable Regulation S Temporary Global Note Legend, if applicable]

No.	Principal Amount $[ ] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto][1]
CUSIP NO.[2]
ISIN.[3]
[Common Code [4] ]

BEACH ACQUISITION BIDCO, LLC

10.000% / 10.750% Senior PIK Toggle Notes due 2033

Beach Acquisition Bidco, LLC, a Delaware limited liability company (“Company”), promises to pay to [•]5, or its registered assigns, the principal sum of _______________________ DOLLARS ($[•]), [as revised by the Schedule of Increases and Decreases in Global Note attached hereto]6, on July 15, 2033.

Interest Payment Dates: January 15 and July 15, commencing on January 15, 2026

Record Dates: January 1 and July 1

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Insert in Global Notes only.
[2]	07337J AC1 (144A) / U0735J AB3 (Reg S) / 07337J AD9 (IAI)
[3]	US07337JAC18 (144A) / USU0735JAB36 (Reg S) / US07337JAD90 (IAI)
[4]	312439743 (144A) / 311948296 (Reg S)
[5]	Insert in Global Notes only.
[6]	Insert in Global Notes only.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BEACH ACQUISITION BIDCO, LLC

By:
Name:[•]
Title: [•]

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 10.000% / 10.750% Senior PIK Toggle Notes due 2033 referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:

Authorized Signatory

Dated:	________________________

[FORM OF REVERSE SIDE OF NOTE]

BEACH ACQUISITION BIDCO, LLC

10.000% / 10.750% Senior PIK Toggle Notes due 2033

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.	Interest

With respect to each Interest Period, interest will be paid semi-annually, in arrears in the form of cash at the Cash Interest Rate or, at the Company’s election in its sole discretion, in the form of PIK Interest at the PIK Interest Rate, on January 15 and July 15 of each year (each, an “Interest Payment Date”), beginning on January 15, 2026; provided that, (i) the Company will be entitled to pay interest on the Notes, at its election, as Cash Interest or to pay PIK Interest on all, 75%, 50%, 25% or 0% of the interest for any Interest Period (and the remaining portion as Cash Interest) and (ii) the interest for the Interest Period ending on the Stated Maturity of the Notes and upon redemption will be paid entirely as Cash Interest. The initial interest period on the Notes will accrue as PIK Interest.

The Company will pay interest semi-annually in arrears every January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be January 15, 2026. The Company shall pay interest on overdue principal in accordance with Section 2.14 of the Indenture. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.	Method of Payment

By no later than 11:00 a.m. (Eastern time) on the date on which any principal of, premium, if any, or Cash Interest, on any Note is due and payable, the Company shall deposit with the Trustee or the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium and Cash Interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding January 1 and July 1 at the office or agency of the Company maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and Cash Interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Company maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of Cash Interest may be paid by wire transfer to an account located in the United States maintained by the payee, subject to the following two sentences of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and Cash Interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and Cash Interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the

Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its sole discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

PIK Interest shall be paid in accordance with Sections 2.1(g), 2.14 and 3.1 of the Indenture. PIK Interest shall be considered paid on the date due if, on such date, the Trustee shall have received by electronic delivery or by first class mail postage prepaid (i) a Company Order to increase the aggregate principal amount of an outstanding Note as a result of a PIK Payment in the amount set forth in such Company Order or (ii) PIK Notes duly executed by the Company together with a Company Order pursuant to Section 2.2 requesting the authentication of such PIK Notes by the Trustee in the amount of such PIK Interest due as set forth in such Company Order. Such Company Order, if any, shall set forth the amount of interest payable as Cash Interest and the amount of interest payable as PIK Interest, as applicable, on the applicable Interest Payment Date.

3.	Paying Agent and Registrar

The Company initially appoints the Trustee as Registrar and Paying Agent for the Notes. The Company may change any Registrar or Paying Agent without prior notice to the Holders. The Company or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.	Indenture

The Company issued the Notes under an Indenture dated as of July 14, 2025 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Guarantors named therein and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall control.

The Notes are senior unsecured obligations of the Company. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. The Company is also entitled to issue PIK Notes after the date hereof in accordance with the Notes and the Indenture. This Note is one of the 10.000% / 10.750% Senior PIK Toggle Notes due 2033 referred to in the Indenture. The Notes include (i) $2,200,000,000 principal amount of the Company’s 10.000% / 10.750% Senior PIK Toggle Notes due 2033 issued under the Indenture on July 14, 2025 (the “Initial Notes”) and (ii) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to July 14, 2025 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture. The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture; provided that the Additional Notes will not be issued with the same CUSIP as the existing Notes unless such Additional Notes are part of the same issue as the Notes offered hereby with the existing Notes for U.S. federal income Tax purposes. Any issuance of Additional Notes will be subject to Section 3.2 of the Indenture. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets, the incurrence of certain liens, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

5.	Guarantees

From and after the Completion Date, to guarantee the due and punctual payment of the principal, premium, if any, interest (including post-filing or post-petition interest in any proceeding under Bankruptcy Law) on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors will fully and unconditionally guarantee such obligations on a senior basis pursuant to the terms of the Indenture.

6.	Redemption

(a)

At any time on or after the Completion Date and prior to July 15, 2028, the Company may redeem the Notes in whole or in part, at its option, upon notice as described under Section 5.3 of the Indenture, at a redemption price (expressed as percentages of principal amount of the Notes to be redeemed (including PIK Interest previously paid in the form of an increase in the aggregate principal amount of Notes)) equal to 100.000% of the principal amount of Notes redeemed, plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

(b)

At any time on or after the Completion Date and prior to July 15, 2028, the Company may, on one or more occasions, upon notice as described in Section 5.3 of the Indenture, redeem up to 40.0% of the original aggregate principal amount of Notes issued under this Indenture at a redemption price (expressed as percentages of principal amount of the Notes to be redeemed (including PIK Interest previously paid in the form of an increase in the aggregate principal amount of Notes)) equal to 110.00% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds received by the Company of one or more Equity Offerings of the Company; provided that not less than 40.0% of the original aggregate principal amount of Notes initially issued under this Indenture (including any Additional Notes and PIK Notes) remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Company or any of its Restricted Subsidiaries) unless all such Notes are redeemed substantially concurrently; provided, further, that each such redemption occurs not later than 180 days after the date of closing of the related Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.5 of the Indenture.

(c)	Except pursuant to clauses (a) and (b) of this paragraph 6, the Notes will not be redeemable at the Company’s option prior to July 15, 2028.

(d)	At any time and from time to time on or after July 15, 2028, the Company may redeem the Notes, in whole or in part, upon notice as described under Section 5.3 of the Indenture at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed (including PIK Interest previously paid in the form of an increase in the aggregate principal amount of Notes)) set forth in the table below, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated in the table below:

Period	Percentage
2028	103.000%
2029	101.000%
2030 and thereafter	100.000%

(e)

Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption. In determining whether the Holders of at least 90.0% of the aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, including a Change of Control Offer or Asset Disposition Offer, Notes owned by the Company or its Affiliates or by funds controlled or managed by any Affiliate of the Company, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer.

(f)	Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(g)	Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Sections 5.1 through 5.5 of the Indenture.

Except as set forth in this paragraph 6 and paragraph 7 below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. The Notes will be secured by a first-priority security interest on the Escrow Account, provided, however, that such security interest shall automatically be released and terminate on that portion of the released Escrowed Property at such time as such portion of the Escrowed Property is released from the Escrow Account.

7.	Special Mandatory Redemption

(a)

In the event that (i) the Escrow Outside Date occurs and the Escrow Agent shall not have received an Escrow Release Officer’s Certificate on or prior to such date, (ii) the Company informs the Escrow Agent and the Trustee in writing that, in the reasonable judgment of the Company, the Acquisition will not be consummated on or prior to the Escrow Outside Date or (iii) the Company informs the Escrow Agent and the Trustee in writing that the Acquisition Agreement was terminated prior to the Escrow Outside Date, as described under Section 5.8 of the Indenture, the Company shall redeem all of the Notes (the “Special Mandatory Redemption”) at a price (the “Special Mandatory Redemption Price”) equal to 100.0% of the initial issue price of the Notes, plus the amount of interest paid as PIK Interest, if any, plus accrued and unpaid interest on the Notes, if any, from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date to, but excluding, the Special Mandatory Redemption Date.

(b)

Any Special Mandatory Redemption made pursuant to this paragraph 7 and Section 5.8 of the Indenture shall be made pursuant to the procedures set forth in the Indenture and the Escrow Agreement, except to the extent inconsistent with this paragraph 7 or Section 5.8 of the Indenture.

8.	Repurchase Provisions

If a Change of Control occurs, each Holder will have the right to require the Company to repurchase from each Holder all or any part (equal to $200,000 or an integral multiple of $1,000 in excess thereof (or if any PIK Payment has been made, equal to $1.00 and in integral multiples of $1.00 in excess thereof)) of such Holder’s Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Dispositions, the Company may be required to use the Excess Proceeds from such Asset Dispositions as set forth in Section 3.5 of the Indenture.

9.	Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $200,000 and any integral multiple of $1,000 in excess thereof (or if any PIK Payment has been made, in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof). A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the

Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the sending of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such sending or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

[This Regulation S Temporary Global Note will be exchanged by the Trustee for one or more Regulation S Permanent Global Notes on the first day following the expiry of the Restricted Period (as defined in the Indenture) in accordance with the transfer and certification requirements described in the Indenture and satisfaction of the applicable procedures of the Depositary. Upon exchange of this Regulation S Temporary Global Note for one or more Regulation S Permanent Global Notes, the Trustee shall simultaneously cancel this Regulation S Temporary Global Note.]7

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of principal, premium, if any, interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person to receive such money. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment as general creditors unless an abandoned property law designates another person for payment.

12.	Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any and interest on the Notes to redemption or maturity, as the case may be.

13.	Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Note Documents may be amended, or a Default thereunder may be waived, with the consent of the Required Holders. Without notice to or the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement the Note Documents as provided in the Indenture.

14.	Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or certain Guarantors) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 30.0% in principal amount of the outstanding Notes by notice to the Company and the Trustee may declare the principal of and accrued and unpaid interest, and any other monetary obligations on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, interest, and other monetary obligations will be due and payable immediately. If a bankruptcy, insolvency or

[7]	To be included only for the Regulation S Temporary Global Note.

reorganization of the Company or certain Guarantors occurs and is continuing, the principal of and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Required Holders may rescind any such acceleration with respect to the Notes and its consequences.

15.	Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

16.	No Recourse Against Others

No director, officer, employee, incorporator or shareholder of the Company or any of its Subsidiaries or Affiliates, as such (other than the Company and the Guarantors), shall have any liability for any obligations of the Company or the Guarantors under the Note Documents for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

19.	CUSIP and ISIN Numbers, etc.

The Company has caused CUSIP, ISIN and Common Code numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP, ISIN and Common Code numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Beach Acquisition Bidco, LLC

c/o 3G Capital Inc.

600 Third Avenue, 37th Floor

New York, NY 10016

Attention: Flavio Montini

Email: [***]

With a copy to:

Kirkland & Ellis LLP

601 Lexington Ave

New York, New York 10022

Attention: Joshua Korff; Michael Kim

Facsimile: [***]

ASSIGNMENT FORM

To assign this Note, fill in the form below: I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint  agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it [  ] is / [  ] is not an Affiliate of the Company and that, to its knowledge, the proposed transferee [  ] is / [  ] is not an Affiliate of the Company.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1) [  ] acquired for the undersigned’s own account, without transfer; or

(2) [  ] transferred to the Company; or

(3) [  ] transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4) [  ] transferred pursuant to an effective registration statement under the Securities Act; or

(5) [  ] transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6) [  ] transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed) Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5 [  ] Section 3.9 [ ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in minimum denominations of $200,000 or an integral multiple of $1,000 in excess thereof (or if any PIK Payment has been made, in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof)): $     and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):  .

Date:  Your Signature

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B

Form of Supplemental Indenture To Be Delivered by Certain Guarantors on the Completion Date

This FIRST SUPPLEMENTAL INDENTURE, dated as of [•], 2025 (this “Supplemental Indenture”), is entered into by and among Beach Acquisition Bidco, LLC, a Delaware limited liability company (the “Company”), the parties that are signatories hereto as Guarantors (each, a “New Guarantor” and together, the “New Guarantors”) and U.S. Bank Trust Company, National Association, a national banking association, as trustee (in such capacity, the “Trustee”).

W I T N E S S E T H:

WHEREAS, each of the Company and the Trustee have heretofore executed and delivered an indenture, dated as of July 14, 2025 and/or a subsequent supplemental indenture thereto (such indenture, as amended, supplemented, waived or otherwise modified, including by such supplemental indenture, the “Indenture”), providing for the issuance of $2,200,000,000 aggregate principal amount of 10.000% / 10.750% Senior PIK Toggle Notes due 2033 of the Company (the “Notes”);

WHEREAS, the Indenture provides that on the Completion Date each New Guarantor shall execute and deliver to the Trustee a supplemental indenture and become parties to the Indenture and pursuant to which each New Guarantor shall unconditionally guarantee, on a joint and several basis with the other New Guarantors and the other Guarantors under the Indenture, all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”);

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Company and the New Guarantors are authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes;

WHEREAS, the Company and each New Guarantor has been duly authorized to enter into this Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

AGREEMENT TO BE BOUND, GUARANTEE

SECTION 3.1. Agreement to be Bound. Each New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 3.2. Guarantee. Each New Guarantor agrees, on a joint and several basis with all the other Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1. Notices. All notices and other communications to the Company and the New Guarantors shall be given as provided in the Indenture to the Company and the Guarantors.

SECTION 4.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 4.3. Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 4.4. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 4.5. Benefits Acknowledged. (a) The Company’s assumption of all of the payment obligations under the Notes and the Indenture is subject to the terms and conditions set forth in the Indenture. The Company acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that its assumption of all of the payment obligations under the Notes and the Indenture and the waivers made by it pursuant to this Supplemental Indenture are knowingly made in contemplation of such benefits.

(b) Each New Guarantor’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each New Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

SECTION 4.6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4.7. The Trustee. The Trustee does not make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 4.8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 4.9. Execution and Delivery. (a) The Company agrees that its assumption of all of the payment obligations under the Notes and the Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such assumption of all of the payment obligations under the Notes and the Indenture on the Notes.

(b) Each New Guarantor agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

SECTION 4.10. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 4.11. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any New Guarantor shall have any liability for any obligations of the Company or the Guaranteeing Subsidiaries under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantee.

SECTION 4.12. Successors. All agreements of the Company and the New Guarantors in this Supplemental Indenture shall bind their successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

BEACH ACQUISITION BIDCO, LLC

By:
Name:
Title:

[NEW GUARANTORS]

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

EXHIBIT C

Form of Supplemental Indenture to Add Guarantors

[  ] SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [  ], by and among the parties that are signatories hereto as Guarantors (the “New Guarantor”), Beach Acquisition Bidco, LLC, a Delaware limited liability company (the “Company”), the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank Trust Company, National Association, a national banking association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Company and the Trustee have heretofore executed and delivered an indenture dated as of July 14, 2025 and/or a subsequent supplemental indenture thereto (such indenture, as amended, supplemented, waived or otherwise modified, including by such supplemental indenture, the “Indenture”), providing for the issuance of an aggregate principal amount of $2,200,000,000 of 10.000% / 10.750% Senior PIK Toggle Notes due 2033 of the Company (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indentures’ (the “Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company, any Guarantor and the Trustee are authorized to execute and deliver a supplemental indenture to add additional Guarantors, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND;

GUARANTEE

SECTION 2.1. Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2. Guarantee. The New Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Notices. All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

[INSERT ADDRESS]

SECTION 3.2. Merger, Amalgamation and Consolidation. The New Guarantor shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(f) of the Indenture.

SECTION 3.3. Release of Guarantee. This Guarantee shall be released in accordance with Section 10.2 of the Indenture.

SECTION 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5. Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7. Benefits Acknowledged. The New Guarantor’s Guarantee is subject to the terms and conditions set forth in the Indenture. The New Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.8. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.9. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.10. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 3.11. Execution and Delivery. The New Guarantor agrees that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

SECTION 3.12. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

BEACH ACQUISITION BIDCO, LLC

By:
Name:
Title:

[NEW GUARANTOR], as a Guarantor

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[EXISTING GUARANTORS], as Guarantors

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

EXHIBIT D

Form of Special Mandatory Redemption Notice

TO THE HOLDERS OF THE

10.000% / 10.750% Senior PIK Toggle Notes due 2033

BEACH ACQUISITION BIDCO, LLC

(CUSIP / ISIN Nos. 07337J AC1 (144A) / US07337JAC18 (144A))

(CUSIP / ISIN Nos. U0735J AB3 (Reg S) / USU0735JAB36 (Reg S))

(CUSIP / ISIN Nos. 07337J AD9 (IAI) / US07337JAD90 (IAI))

(Common code / ISIN Nos. 312439743 (144A) / US07337JAC18 (144A))

(Common code / ISIN Nos. 311948296 (Reg S) / USU0735JAB36 (Reg S))

NOTICE IS HEREBY GIVEN that Beach Acquisition Bidco, LLC, a Delaware limited li ability company (the “Company”), pursuant to the Indenture, dated as of July 14, 2025 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), will redeem all of its outstanding 10.000% / 10.750% Senior PIK Toggle Notes due 2033 (the “Notes”) on [___________] (the “Escrow Redemption Date”) pursuant to Section 5.8(a) of the Indenture and paragraph 7(a) of the Notes. The redemption price for each Note will be 100% of the initial issue price of the Notes (or $1,000 per $1,000 principal amount thereof), plus the amount of interest paid as PIK Interest, if any, plus accrued and unpaid interest thereon from [•], 2025 to, but excluding, the Escrow Redemption Date (the “Escrow Redemption Price”). Capitalized terms used herein (but otherwise not defined) shall have such meanings as set forth in the Indenture.

Unless the Company defaults in payment of the Escrow Redemption Price, interest on the Notes called for redemption shall cease to accrue on and after the Escrow Redemption Date.

Notes called for redemption must be surrendered to the Paying Agent at the address specified below in order to receive the redemption payment:

U.S. Bank Trust Company, National Association

West Side Flats

60 Livingston Avenue

Saint Paul, Minnesota 55107

Attention: Global Corporate Trust Administrator – Beach Acquisition Bidco, LLC PIK Notes

No representation is being made as to the correctness of the CUSIP numbers either as printed on the Notes or as contained in this notice. Holders should rely only on the other identification numbers printed on the Notes.

IMPORTANT NOTICE

For holders of Notes who have not established an exemption, payments made upon the redemption of the Notes may be subject to U.S. federal withholding of 24% of the payments to

D-1

be made, as and to the extent required by the provisions of the U.S. Internal Revenue Code. To establish an exemption from such withholding, holders of Notes should submit a completed and signed Internal Revenue Service Form W-9 (or applicable Form W-8) when surrendering their Notes for payment.

Date: [  ]

By: BEACH ACQUISITION BIDCO, LLC